Exhibit 2.1

[EXECUTION COPY]

MASTER TRANSACTION AGREEMENT

dated as of

October 25, 2006

by and among

AMERISOURCEBERGEN CORPORATION,

PHARMERICA, INC.,

KINDRED HEALTHCARE, INC.,

KINDRED PHARMACY SERVICES, INC.,

KINDRED HEALTHCARE OPERATING, INC.,

SAFARI HOLDING CORPORATION,

HIPPO MERGER CORPORATION,

and

RHINO MERGER CORPORATION

TABLE OF CONTENTS

		PAGE
	ARTICLE 1
	DEFINITIONS

Section 1.01.	Definitions	2
Section 1.02.	Other Definitional and Interpretative Provisions	29

	ARTICLE 2
	SEPARATION OF ASSETS; DISTRIBUTION OF HIPPORX

Section 2.01.	Timing of HippoRx Distribution	30
Section 2.02.	Transfer of Assets; Assumption of Liabilities.	30
Section 2.03.	Governmental Approvals; Consents.	31
Section 2.04.	Termination of Agreements.	31
Section 2.05.	HippoRx Distribution.	32

	ARTICLE 3
	SEPARATION OF ASSETS; DISTRIBUTION OF RHINORX

Section 3.01.	Timing of RhinoRx Distribution	33
Section 3.02.	Transfer of Assets; Assumption of Liabilities.	33
Section 3.03.	Governmental Approvals; Consents.	34
Section 3.04.	Termination of Agreements.	35
Section 3.05.	RhinoRx Distribution.	36

	ARTICLE 4
	ORGANIZATION OF NEWCO

Section 4.01.	Organization of Newco	36
Section 4.02.	Directors and Officers of Newco	37
Section 4.03.	Organization of Merger Subs	37
Section 4.04.	Approvals of Hippo and Rhino	37

	ARTICLE 5
	THE MERGERS

Section 5.01.	The Hippo Merger.	37
Section 5.02.	The Rhino Merger.	38
Section 5.03.	Certificates of Incorporation; Bylaws.	38
Section 5.04.	Directors and Officers	39

i

Hippo Disclosure Schedule
Rhino Disclosure Schedule
Annex A	Adjustments

Exhibit A	Form of Hippo Newco Transition Services Agreement
Exhibit B	HippoRx Balance Sheet
Exhibit C	Information Services Agreement Term Sheet
Exhibit D	Form of Newco Hippo Transition Services Agreement
Exhibit E	Form of Newco Supply Agreement
Exhibit F	Form of Rhino Hippo Transition Services Agreement
Exhibit G	Form of Rhino Newco Transition Services Agreement
Exhibit H	RhinoRx Balance Sheet
Exhibit I	Form of Trademark License Agreement
Exhibit J	Newco Charter
Exhibit K	Newco Bylaws
Exhibit L	Hippo Merger Sub Charter
Exhibit M	Hippo Merger Sub Bylaws
Exhibit N	Rhino Merger Sub Charter
Exhibit O	Rhino Merger Sub Bylaws
Exhibit P	Hippo Institutional Pharmacy Business Unaudited Financials as of June 30, 2006
Exhibit Q	Hippo Institutional Pharmacy Business Unaudited Financials as of September 30, 2006 (excluding Hippo Retail Pharmacies)
Exhibit R	Rhino Institutional Pharmacy Business Unaudited Financials as of September 30, 2006
Exhibit S	MPPA Sideletter
Exhibit T	Hippo IRS Rulings
Exhibit U	Rhino IRS Rulings

v

MASTER TRANSACTION AGREEMENT

THIS MASTER TRANSACTION AGREEMENT (this “Agreement”), dated as of October 25, 2006, is by and among AmerisourceBergen Corporation, a Delaware corporation (“Hippo”), PharMerica, Inc., a Delaware corporation and wholly-owned subsidiary of Hippo (“HippoRx”), Kindred Healthcare, Inc., a Delaware corporation (“Rhino”), Kindred Healthcare Operating, Inc., a Delaware corporation and wholly-owned subsidiary of Rhino (“Rhino Parent Sub”), Kindred Pharmacy Services, Inc., a Delaware corporation and wholly-owned subsidiary of Rhino Parent Sub (“RhinoRx”), Safari Holding Corporation, a Delaware corporation (“Newco”), Hippo Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Newco (“Hippo Merger Sub”), and Rhino Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Newco (“Rhino Merger Sub”).

WHEREAS, the Board of Directors of Hippo has determined that it is advisable and in the best interests of Hippo and its stockholders to separate Hippo’s institutional pharmacy business from Hippo pursuant to a spin-off of HippoRx to the stockholders of Hippo, followed immediately by the merger of Hippo Merger Sub with and into HippoRx (the “HippoRx Merger”);

WHEREAS, the Board of Directors of Rhino has determined that it is advisable and in the best interests of Rhino and its stockholders to separate Rhino’s institutional pharmacy business from Rhino pursuant to a spin-off of RhinoRx to the stockholders of Rhino, followed immediately by the merger of Rhino Merger Sub with and into RhinoRx (the “RhinoRx Merger”);

WHEREAS, the Board of Directors of each of HippoRx, RhinoRx, Hippo Merger Sub, Rhino Merger Sub and Newco has determined that it is advisable and in the best interests of the stockholders of HippoRx, RhinoRx, Hippo Merger Sub, Rhino Merger Sub and Newco, respectively, to effect the HippoRx Merger and the RhinoRx Merger, as applicable;

WHEREAS, it is the intention of the parties hereto that each of the spin-offs of HippoRx and RhinoRx qualifies as a tax-free transaction described in Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), and that Section 355(e) of the Code not apply to either spin-off as a result of the HippoRx Merger or the RhinoRx Merger; and

WHEREAS, it is the intention of the parties hereto that the HippoRx Merger and RhinoRx Merger shall constitute exchanges described in Section 351 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Active Transferring Hippo Employee” means a Transferring Hippo Employee who, as of immediately prior to the HippoRx Distribution, is then a current employee of Hippo or its Subsidiaries.

“Active Transferring Rhino Employee” means a Transferring Rhino Employee who, as of immediately prior to the RhinoRx Distribution, is then a current employee of Rhino or its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(i)	all accounting and other books, records and files whether in paper, computer, electronic or any other form;

(ii)	all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, special and general tools, test devices and other tangible personal property;

(iii)	all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

(iv)	all interests in real property of whatever nature, including fee simple and leasehold interests and interests in easements and rights of way, whether as owner, mortgagee or holder of a Lien in real property, lessor, sublessor, lessee, sublessee or otherwise, and copies of all related documentation;

(v)	all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

(vi)	all deposits (including deposits with vendors), letters of credit and performance and surety bonds;

(vii)	all domestic and foreign patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, other proprietary information and licenses from third Persons granting the right to use any of the foregoing;

(viii)	all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

(ix)	all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, records pertaining to customers and customer accounts, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(x)	all prepaid expenses, trade accounts and other accounts and notes receivable;

(xi)	all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choices in action or similar rights, whether accrued or contingent;

(xii)	all insurance proceeds and rights under insurance policies and all rights in the nature of insurance, indemnification or contribution; and

(xiii)	all licenses, permits, approvals and authorizations that have been issued by any Governmental Authority.

“Base Confidentiality Agreement” means the Confidentiality Agreement dated as of January 11, 2006 between Hippo and Rhino.

“Benefit Plan” means each material “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, change in control, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation (whether funded or unfunded), vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash Distribution Amount” means the sum of the HippoRx Final Financing Amount and the RhinoRx Final Financing Amount.

“Clean Team Confidentiality Agreement” means the Confidentiality Agreement dated as of June 8, 2006 between Hippo and Rhino.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any third parties, other than Governmental Approvals.

“Contract” means any legally binding contract, lease, license, arrangement, commitment or agreement.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Distribution Time” means such time as is mutually agreed by Hippo and Rhino for the consummation of the Distributions on the Closing Date.

“Distributions” means the HippoRx Distribution and the RhinoRx Distribution.

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority relating to the environment or to pollutants, contaminants, wastes or chemicals or any toxic or otherwise hazardous substances, wastes or materials.

“Environmental Liabilities” means Liabilities or obligations of or relating to any entity, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or any Hazardous Substance.

“Environmental Permits” means all Governmental Approvals required by Environmental Laws and relating to the business of any entity as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Excluded Employee” means any individual who would otherwise be a Transferring Hippo Employee or Transferring Rhino Employee, as applicable, but who is retained by Hippo or Rhino, as applicable, and whose employment is not transferred to Newco in connection with the transactions contemplated by this Agreement, as consented to in writing by Hippo or Rhino, as applicable, which consent shall not unreasonably be withheld. Section 1.01 of the Hippo Disclosure Schedule and Section 1.01 of the Rhino Disclosure Schedule, as applicable, set forth the Excluded Employees, as such schedules may be updated from time to time prior to the Distribution Time, under the heading “Excluded Employees”.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Approvals” means any notices, reports or other filings to be made with, or any consents, registrations, approvals, permits, licenses, authorizations and waivers to be obtained from, any Governmental Authority.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof, including any contractors of a governmental authority, department or agency as authorized by law, and acting pursuant to the terms and conditions of any such contract.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“Hippo Benefit Plan” means any Benefit Plan, other than a HippoRx Benefit Plan, sponsored, maintained or contributed to by Hippo or any of its Subsidiaries.

“Hippo Common Stock” means the Common Stock, par value $0.01 per share, of Hippo.

“Hippo Credit Agreement” means the Credit Agreement dated as of December 2, 2004 among Hippo, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, and the other Loan Documents referred to therein, each as amended.

“HippoDC” means AmerisourceBergen Drug Corporation, a Delaware corporation.

“Hippo Institutional Pharmacy Business” means the business of providing independent pharmaceutical dispensing services to long-term care facilities and alternate site settings, including skilled nursing facilities, assisted living facilities and residential living communities, which services include the purchasing, repackaging and dispensing of pharmaceuticals, both prescription and non-prescription, and the delivery of such pharmaceuticals to healthcare facilities for administration, as well as various supplemental healthcare services that complement such pharmacy services, and also including the HippoRx Retail Pharmacies, but excluding (i) the Hippo Retail Pharmacies, (ii) the Hippo Workers’ Compensation Business, (iii) the Hippo Specialty Pharmacy Business, (iv) the Hippo Packaging and Repackaging Services and (v) the Hippo Solutions Business.

“Hippo Lender Approval” means any and all waivers, consents, amendments and releases required under the Hippo Credit Agreement to permit consummation of the Transactions contemplated hereby.

“Hippo Newco Transition Services Agreement” means the Transition Services Agreement between Newco and Hippo substantially in the form attached hereto as Exhibit A and providing for the provision by Hippo to Newco of the services to be determined pursuant to Section 11.14.

“Hippo Operating Sub” means Pharmacy Corporation of America, a California corporation.

“Hippo Packaging and Repackaging Services” means the business of delivering unit dose, punch card, unit-of-use and other packaging solutions to institutional and retail healthcare providers and providing contracted packaging services for pharmaceutical manufacturers.

“Hippo Pre-Distribution Stock Value” means the closing per-share price of Hippo Common Stock trading “regular way with due bills” as listed on the NYSE as of 4:00 p.m. Eastern Standard Time or Eastern Daylight Time (whichever shall then be in effect) on the Closing Date; provided, however that if the HippoRx Distribution occurs at a time when the NYSE is open for trading, Hippo Pre-Distribution Stock Value shall mean the price at which the Hippo Common Stock trading “regular way with due bills” last trades immediately before the HippoRx Distribution; provided further that if the HippoRx Distribution occurs prior to the first trade of Hippo Common Stock on the Closing Date, Hippo Pre-Distribution Stock Value shall mean the price at which Hippo Common Stock trading “regular way with due bills” last trades on the trading date immediately prior to the Closing Date. If listing of the Newco Common Stock on the NYSE is not approved, references in this definition to the NYSE shall be to the NASDAQ Stock Market.

“Hippo Restricted Stock” means Hippo Common Stock that is Restricted Stock.

“Hippo Retail Pharmacies” means the (i) three retail pharmacies of HippoRx located in Hawaii and (ii) one retail pharmacy of HippoRx located in Fowler, California.

“Hippo Retained Subsidiaries” means PMSI, Inc., a Florida corporation, and TMESYS, Inc., a Florida corporation.

“Hippo Solutions Business” means the business of providing automation solutions, pharmacy management services, consulting services (including pharmacy consulting services), temporary leadership and staffing services (including leadership and staffing services for pharmacies), training services and other related services (including training services and other related services for pharmacies).

“Hippo Specialty Pharmacy Business” means the business of providing distribution and other services, including group purchasing services, to physicians and alternate care providers; dispensing specialty pharmaceutical products, including, without limitation, orally-administered specialty pharmaceutical products, pharmaceutical products administered by infusion, injectable pharmaceutical products (including without limitation vaccines) and plasma and other blood products, to physicians and patients (including patients residing in long-term care or other alternate care facilities) but not directly to alternate care or long-term care facilities pursuant to pharmacy services agreements with such facilities; providing commercialization, third party logistics and other services to biotech and other pharmaceutical manufacturers; and providing reimbursement and healthcare consulting, practice management, market research and analytics, and physician education.

“Hippo Stock Option” means any option to purchase shares of Hippo Common Stock granted under any employee stock option or compensation plan or arrangement of Hippo.

“Hippo Workers’ Compensation Business” means the business of providing pharmacy benefit management services, prescription medications, medical equipment, medical supplies and in-home medical services for the workers’ compensation, chronically ill and catastrophically injured populations.

“HippoRx Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 5% or more of the consolidated assets of the Hippo Institutional Pharmacy Business or over 5% of any class of equity or voting securities of Hippo or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 5% of the consolidated assets of the Hippo Institutional Pharmacy Business, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 5% or more of any class of equity or voting securities of Hippo or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 5% of the consolidated assets of the Hippo Institutional Pharmacy Business, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Hippo or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 5% of the consolidated assets of the Hippo Institutional Pharmacy Business or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated hereby; provided that notwithstanding anything in the foregoing, “HippoRx Acquisition Proposal” shall not include any transaction (x) involving the Non-HippoRx Group (that does not also involve the Hippo Institutional Pharmacy Business) or (y) involving an acquisition of at least a majority of the outstanding shares of Hippo Common Stock or a majority of Hippo’s consolidated assets by a Third Party (whether by purchase, tender offer, exchange offer, merger, consolidation, business combination or otherwise), if in the case of each of (x) and (y), the consummation of such transaction would not prevent or materially impede, interfere with or delay the transactions contemplated hereby.

“HippoRx Assets” means any Assets that are owned, used or held for use by Hippo or any of its Subsidiaries primarily in connection with the Hippo Institutional Pharmacy Business, including:

(i) the Assets reflected on the HippoRx Balance Sheet, unless disposed of to Third Parties after the date thereof, but excluding any Non-HippoRx Assets;

(ii) any HippoRx Contracts;

(iii) any capital stock or other ownership interests in the HippoRx Entities;

(iv) all right, title and interest of Hippo and its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) in the HippoRx Leases set forth in Section 7.18(a) of the Hippo Disclosure Schedule and in the HippoRx Owned Properties set forth on Section 7.18(b) of the Hippo Disclosure Schedule;

(v) any Assets that are expressly contemplated by the Transaction Agreements (or the Schedules thereto) as Assets to be retained by or assigned to the Hippo Institutional Pharmacy Business or any HippoRx Entity;

(vi) any governmental licenses, permits, approvals, certificates and other governmental authorizations held in the name of Hippo or any of its Subsidiaries that are primarily related to the Hippo Institutional Pharmacy Business, except for licenses, permits, approvals, certificates or other governmental authorizations that are used in the business of the Non-HippoRx Group; and

(vii) any Assets listed or described on Section 1.01 of the Hippo Disclosure Schedule under the heading “HippoRx Assets”.

Subject to the foregoing sentence, in the event that any Asset is included in both the definition of “HippoRx Asset” and “Non-HippoRx Asset” then (i) if it is specifically referred to in a definition or schedule or otherwise (including in any other Transaction Agreement), it shall be treated in accordance with such specific reference and (ii) otherwise it shall be treated as a HippoRx Asset or Non-HippoRx Asset based upon whether it is used or held for use primarily in connection with the Hippo Institutional Pharmacy Business or primarily in connection with the business of the Non-HippoRx Group.

“HippoRx Audited EBITDA” means the earnings before interest, taxes, depreciation and amortization of the Hippo Institutional Pharmacy Business for the nine months ended June 30, 2006, as derived from the financial information contained in the notes to the audited financial statements of the Hippo Institutional Pharmacy Business as of and for the fiscal year ended September 30, 2006, but excluding the effect of any audit adjustments reflected in such financial statements solely relating to the timing of recognition of liabilities accrued pursuant to Statement of Financial Accounting Standards No. 5.

“HippoRx Balance Sheet” means the unaudited balance sheet of the Hippo Institutional Pharmacy Business as of June 30, 2006 as attached as Exhibit B hereto.

“HippoRx Balance Sheet Date” means June 30, 2006.

“HippoRx Benefit Plan” means any Benefit Plan sponsored or maintained solely by a HippoRx Entity.

“HippoRx Common Stock” means the Common Stock, par value $0.01 per share, of HippoRx.

“HippoRx Contracts” means the following Contracts to which Hippo or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing:

(i) any Contract that relates primarily to the Hippo Institutional Pharmacy Business;

(ii) any Contract or other instrument representing HippoRx Liabilities;

(iii) any Contract that is expressly contemplated pursuant to this Agreement or any of the other Transaction Agreements to be assigned or transferred to or retained by a HippoRx Entity; and

(iv) any guarantee, indemnity, representation, warranty or other Liability of Hippo or any of its Subsidiaries (other than any HippoRx Entity) in respect of any other HippoRx Contract, any HippoRx Liability or the Hippo Institutional Pharmacy Business.

Notwithstanding the preceding sentence, “HippoRx Contracts” do not include any such Contract that is expressly contemplated to be assigned to or retained by Hippo or any of its Subsidiaries (other than the HippoRx Entities) pursuant to any Transaction Agreement.

With respect to any Contract that relates in material part to both the Hippo Institutional Pharmacy Business and the business of the Non-HippoRx Group and that is not specifically contemplated by this Agreement to be assigned to or retained by the HippoRx Entities or Hippo and its Subsidiaries (other than the HippoRx Entities), the parties will cooperate in good faith to apportion the rights and obligations thereunder to the Hippo Institutional Pharmacy Business and the Non-HippoRx Group, and to treat such Contract as a HippoRx Contract only to the extent relating to the Hippo Institutional Pharmacy Business.

“HippoRx Distribution” means the distribution on the Closing Date by Hippo to the holders of Hippo Common Stock of all the outstanding shares of HippoRx Common Stock upon the terms and conditions more fully set forth in Section 2.05.

“HippoRx Entities” means HippoRx and each of its Subsidiaries, other than the Hippo Retained Subsidiaries.

“HippoRx Estimated EBITDA” means $32,769,679.

“HippoRx Final Financing Amount” has the meaning set forth on Annex A hereto.

“HippoRx Group” means the direct or indirect interest of Hippo (either itself or through its direct or indirect Subsidiaries, or any of their predecessors or successors) in (i) the Hippo Institutional Pharmacy Business and (ii) any business or operations that were terminated, divested or discontinued by the HippoRx Entities (and their respective predecessors and successors).

“HippoRx Liabilities” means any Liabilities (regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, on or subsequent to the Closing Date, regardless of where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the Closing Date, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation) relating to, arising out of, or resulting from the business of the HippoRx Group, including:

(i) the Liabilities reflected on the HippoRx Balance Sheet, subject to any discharge of such Liabilities subsequent to the HippoRx Balance Sheet Date;

(ii) any Liabilities that are expressly contemplated by the Transaction Agreements (or the Schedules thereto) as Liabilities to be retained or assumed by any HippoRx Entity, subject to discharge of such Liabilities subsequent to the HippoRx Balance Sheet Date, and all agreements, obligations and Liabilities of any HippoRx Entity under the Transaction Agreements;

(iii) all Liabilities listed or described in Section 1.01 of the Hippo Disclosure Schedule under the heading “HippoRx Liabilities”; and

(iv) any Liabilities, including, except as expressly set forth in Article 12 hereof, any employee-related Liabilities and Environmental Liabilities, primarily relating to, arising out of or resulting from (whether arising before, on or after the Closing Date):

(A) the HippoRx Group, including the operation of the Hippo Institutional Pharmacy Business, as conducted at any time prior to, on or after the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative

(whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation of any business conducted by any HippoRx Entity at any time after the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) any HippoRx Assets.

Subject to the foregoing sentence, in the event that any Liability is included in both the definition of “HippoRx Liability” and “Non-HippoRx Liability” then (i) if it is specifically referred to in a definition or schedule or otherwise (including in any of the other Transaction Agreements), it shall be treated in accordance with such specific reference and (ii) otherwise it shall be treated as a HippoRx Liability or Non-HippoRx Liability to the extent it relates to the business of the HippoRx Group or the Non-HippoRx Group, respectively.

“HippoRx Retail Pharmacies” means the HippoRx retail pharmacy in Phoenix, Arizona and the five HippoRx retail pharmacies in Baltimore, Maryland.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Information Services Agreement” means the Information Services Agreement between Newco and Rhino substantially on the terms set forth in the term sheet attached hereto as Exhibit C.

“knowledge” of Hippo or Rhino, as the case may be, means to the knowledge after reasonable inquiry of such Person’s employees set forth on Section 1.01 of the Hippo Disclosure Schedule or Rhino Disclosure Schedule, as the case may be, under the heading “Knowledge of Hippo” or “Knowledge of Rhino”, as the case may be.

“Liabilities” means any and all losses, claims, charges, debts, demands, Actions, damages, obligations, payments, costs and expenses, bonds, indemnities and similar obligations, covenants, controversies, promises, omissions, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under the Transaction Agreements or incurred by a party thereto in connection with enforcing its rights to indemnification thereunder, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to (a) HippoRx, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Hippo Institutional Pharmacy Business, taken as a whole, excluding any such effect resulting from or arising in connection with (i) changes or conditions generally affecting the industries in which the Hippo Institutional Pharmacy Business (including the HippoRx Entities) operate, but only to the extent the effect on the Hippo Institutional Pharmacy Business, taken as a whole, is not materially worse than the effect on the Rhino Institutional Pharmacy Business, taken as a whole, (ii) changes in general economic, regulatory (including changes in Applicable Laws, accounting rules or interpretations of the foregoing) or political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, but only to the extent the effect on the Hippo Institutional Pharmacy Business, taken as a whole, is not materially worse than the effect on the Rhino Institutional Pharmacy Business, taken as a whole, or (iii) the announcement of this Agreement or of the transactions contemplated hereby or by the other Transaction Agreements; and (b) RhinoRx, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Rhino Institutional Pharmacy Business, taken as a whole, excluding any such effect resulting from or arising in connection with (x) changes or conditions generally affecting the industries in which the Rhino Institutional Pharmacy Business (including the RhinoRx Entities) operate, but only to the extent the effect on the Rhino Institutional Pharmacy Business, taken as a whole, is not materially worse than the effect on the Hippo Institutional Pharmacy Business, taken as a whole, (y) changes in general economic, regulatory (including changes in Applicable Laws, accounting rules or interpretations of the foregoing) or political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, but only to the extent the effect on the Rhino Institutional Pharmacy Business, taken as a whole, is not materially worse than the effect on the Hippo Institutional Pharmacy Business, taken as a whole, or (z) the announcement of this Agreement or of the transactions contemplated hereby or by the other Transaction Agreements.

“Mergers” means the HippoRx Merger and the RhinoRx Merger.

“Merger Subs” means Hippo Merger Sub and Rhino Merger Sub.

“Newco Common Stock” means the Common Stock, par value $0.01 per share, of Newco.

“Newco Hippo Transition Services Agreement” means the Transition Services Agreement between Hippo and Newco substantially in the form attached hereto as Exhibit D and providing for the provision by Newco to the Hippo Workers’ Compensation Business of the services to be determined pursuant to Section 11.14.

“Newco Non-Compensation Share Number” means the total number of Newco shares to be issued at Closing, including fractional shares (but not including post-Closing issuances of equity to new management and any shares of Restricted Stock), as such number is mutually agreed by Hippo and Rhino prior to Closing.

“Newco Price Ratio” means the quotient obtained by dividing the Newco Stock Value by the Hippo Pre-Distribution Stock Value or Rhino Pre-Distribution Stock Value, as applicable.

“Newco Share Ratio” means the quotient obtained by dividing the Hippo Pre-Distribution Stock Value or Rhino Pre-Distribution Stock Value by the Newco Stock Value.

“Newco Stock Value” means the closing per-share price of Newco Common Stock as listed on the NYSE as of the closing of trading on the first trading date following the Closing Date; provided, however that if the Effective Time occurs at a time when the NYSE is open for trading, Newco Stock Value shall mean the price at which the Newco Common Stock trades immediately after the Effective Time; and provided further, that if the Effective Time occurs prior to opening of trading on the NYSE on the Closing Date, the Newco Stock Value shall mean the price at which Newco Common Stock first trades on the Closing Date. If listing of the Newco Common Stock on the NYSE is not approved, references in this definition to the NYSE shall be to the NASDAQ Stock Market.

“Newco Supply Agreement” means the Prime Vendor Agreement between Newco and HippoDC in the form attached hereto as Exhibit E.

“Newco Total Share Number” means the total number of shares of Newco Common Stock required to be issued pursuant to Section 6.01.

“NYSE” means the New York Stock Exchange LLC.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Non-HippoRx Assets” means all Assets of Hippo and its Subsidiaries other than the HippoRx Assets and including:

(i) all capital stock or other ownership interests in the Hippo Retained Subsidiaries;

(ii) all cash and cash equivalents held by the Hippo Institutional Pharmacy Business;

(iii) any Assets that are expressly contemplated by the Transaction Agreements (or the Schedules thereto) as Assets to be retained by or assigned to Hippo or a Subsidiary of Hippo (other than the HippoRx Entities), including all Assets primarily related to the Hippo Workers’ Compensation Business;

(iv) any Assets listed or described on Section 1.01 of the Hippo Disclosure Schedule under the heading “Non-HippoRx Assets”;

(v) the minute books, stock ledgers and Tax records of Hippo and its Subsidiaries (other than the Hippo Institutional Pharmacy Business);

(vi) all claims, causes of action and rights of Hippo and its Subsidiaries against any Third Party to the extent relating to any Non-HippoRx Liabilities or to any Liabilities for which Hippo or its Subsidiaries (other than the HippoRx Entities) is responsible under this Agreement (including rights of set-off, rights to refunds and rights of recoupment from or against any such Third Party);

(vii) all rights relating to Hippo’s name and website, including the right to use Hippo’s name in any format;

(viii) all bank accounts;

(ix) all stock or other equity interests in any Person (other than in the HippoRx Entities other than HippoRx);

(x) unless otherwise expressly set forth in Article 12, any and all Hippo Benefit Plans and any assets related thereto or intended to assist in the funding thereof; and

(xi) Assets related to any Overhead and Shared Services.

Subject to the foregoing sentence, in the event that any Asset is included in both the definition of “HippoRx Asset” and “Non-HippoRx Asset” then (i) if it is specifically referred to in a definition or schedule or otherwise (including in any other Transaction Agreement), it shall be treated in accordance with such specific reference and (ii) otherwise it shall be treated as a HippoRx Asset or Non-HippoRx Asset based upon whether it is used or held for use primarily in connection with the Hippo Institutional Pharmacy Business or primarily in connection with the business of the Non-HippoRx Group.

“Non-HippoRx Group” means the direct or indirect interest of Hippo (either itself or through its direct or indirect Subsidiaries, or any of their predecessors or successors) in all businesses, Assets and Liabilities of Hippo and its Subsidiaries, other than the Hippo Institutional Pharmacy Business.

“Non-HippoRx Liabilities” means all Liabilities of Hippo and its Subsidiaries other than the HippoRx Liabilities and including, for the avoidance of doubt:

(i) any Liabilities that are expressly contemplated by the Transaction Agreements (or the Schedules thereto) as Liabilities to be retained or assumed by Hippo or a Subsidiary of Hippo (other than any HippoRx Entity), and all agreements, obligations and Liabilities of Hippo or a Subsidiary of Hippo (other than any HippoRx Entity) under the Transaction Agreements;

(ii) all Liabilities primarily related to the Hippo Workers’ Compensation Business;

(iii) all Liabilities of the Hippo Retained Subsidiaries;

(iv) all Liabilities to the extent related to Non-HippoRx Assets; and

(v) all Liabilities listed or described in Section 1.01 of the Hippo Disclosure Schedule under the heading “Non-HippoRx Liabilities”.

Subject to the foregoing sentence, in the event that any Liability is included in both the definition of “HippoRx Liability” and “Non-HippoRx Liability” then (i) if it is specifically referred to in a definition or schedule or otherwise (including in any of the other Transaction Agreements), it shall be treated in accordance with such specific reference and (ii) otherwise it shall be treated as a HippoRx Liability or Non-HippoRx Liability to the extent it relates to the business of the HippoRx Group or the Non-HippoRx Group, respectively.

“Non-RhinoRx Assets” means all Assets of Rhino and its Subsidiaries other than the RhinoRx Assets and including:

(i) all cash and cash equivalents held by the Rhino Institutional Pharmacy Business;

(ii) any Assets that are expressly contemplated by the Transaction Agreements (or the Schedules thereto) as Assets to be retained by or assigned to Rhino or a Subsidiary of Rhino (other than the RhinoRx Entities);

(iii) the prepay deposit paid by Rhino to HippoDC relating to the purchase of pharmaceutical products by RhinoRx on a prepay basis from HippoDC;

(iv) any Assets listed or described on Section 1.01 of the Rhino Disclosure Schedule under the heading “Non-RhinoRx Assets”;

(v) the minute books, stock ledgers and Tax records of Rhino and its Subsidiaries (other than the Rhino Institutional Pharmacy Business);

(vi) all claims, causes of action and rights of Rhino and its Subsidiaries against any Third Party to the extent relating to any Non-RhinoRx Liabilities or to any Liabilities for which Rhino or its Subsidiaries (other than the RhinoRx Entities) is responsible under this Agreement (including rights of set-off, rights to refunds and rights of recoupment from or against any such Third Party);

(vii) all rights relating to Rhino’s name and website, including the right to use Rhino’s name in any format;

(viii) all bank accounts;

(ix) all stock or other equity interests in any Person (other than in the RhinoRx Entities other than RhinoRx);

(x) unless otherwise expressly set forth in Article 12, any and all Rhino Benefit Plans and any assets related thereto or intended to assist in the funding thereof;

(xi) Assets related to any Overhead and Shared Services; and

(xii) licenses related to Rhino’s hospitals.

Subject to the foregoing sentence, in the event that any Asset is included in both the definition of “RhinoRx Asset” and “Non-RhinoRx Asset” then (i) if it is specifically referred to in a definition or schedule or otherwise (including in any other Transaction Agreement), it shall be treated in accordance with such specific reference and (ii) otherwise it shall be treated as a RhinoRx Asset or Non-RhinoRx Asset based upon whether it is used or held for use primarily in connection with the Rhino Institutional Pharmacy Business or primarily in connection with the business of the Non-RhinoRx Group.

“Non-RhinoRx Group” means the direct or indirect interest of Rhino (either itself or through its direct or indirect Subsidiaries, or any of their predecessors or successors) in all businesses, Assets and Liabilities of Rhino and its Subsidiaries, other than the Rhino Institutional Pharmacy Business.

“Non-RhinoRx Liabilities” means all Liabilities of Rhino and its Subsidiaries other than the RhinoRx Liabilities and including, for the avoidance of doubt:

(i) any Liabilities that are expressly contemplated by the Transaction Agreements (or the Schedules thereto) as Liabilities to be retained or assumed by Rhino or a Subsidiary of Rhino (other than any RhinoRx Entity), and all agreements, obligations and Liabilities of Rhino or a Subsidiary of Rhino (other than any RhinoRx Entity) under the Transaction Agreements;

(ii) all Liabilities to the extent related to Non-RhinoRx Assets; and

(iii) all Liabilities listed or described in Section 1.01 of the Rhino Disclosure Schedule under the heading “Non-RhinoRx Liabilities”.

Subject to the foregoing sentence, in the event that any Liability is included in both the definition of “RhinoRx Liability” and “Non-RhinoRx Liability” then (i) if it is specifically referred to in a definition or schedule or otherwise (including in any of the other Transaction Agreements), it shall be treated in accordance with such specific reference and (ii) otherwise it shall be treated as a RhinoRx Liability or Non-RhinoRx Liability to the extent it relates to the business of the RhinoRx Group or the Non-RhinoRx Group, respectively.

“Overhead and Shared Services” means (i) in the case of the Rhino Institutional Pharmacy Business, ancillary corporate or shared services provided by Rhino and its Subsidiaries (other than the RhinoRx Entities) to or in support of the Rhino Institutional Pharmacy Business that are general corporate or other overhead services or provided to both the Rhino Institutional Pharmacy Business and other businesses of Rhino and its Subsidiaries and (ii) in the case of the Hippo Institutional Pharmacy Business, ancillary corporate or shared services provided by Hippo and its Subsidiaries (other than the HippoRx Entities) to or in support of the Hippo Institutional Pharmacy Business that are general corporate or other overhead services or provided to both the Hippo Institutional Pharmacy Business and other businesses of Hippo and its Subsidiaries, in the case of either (i) or (ii), which may include, as applicable, access to hardware and software related to general corporate or overhead functions, travel and entertainment services, temporary or contract labor services, office supplies services (including copiers), computer hardware and software services, fleet services, energy/utilities services, procurement, sales and marketing services, treasury and cash processing services, public relations, legal and risk management (including insurance) services (including workers’ comp), executive office expense, payroll services, information technology and telecommunications services, consolidation and technical accounting, tax services, accounting and internal audit services, employee benefits services, credit, billing, collections, accounts receivable and accounts payable services, freight, logistics and expediter services, property management services and environmental support services, in each case including services relating to the provision of access to information, operating and reporting systems and databases and all hardware and software used in connection therewith.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Record Date” means the close of business on such date as is mutually agreed upon by Hippo and Rhino.

“Registration Statement” means the registration statement on Form 10 pursuant to which shares of Newco Common Stock will be registered with the SEC.

“Restricted Stock” means stock issued in connection with the performance of services that is not transferable or is subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code.

“Rhino Benefit Plan” means any Benefit Plan, other than a RhinoRx Benefit Plan, sponsored, maintained or contributed to by Rhino or any of its Subsidiaries.

“Rhino Common Stock” means the Common Stock, par value $0.25 per share, of Rhino.

“Rhino Credit Agreement” means the Amended and Restated Credit Agreement dated as of June 28, 2004 among Rhino, JPMorgan Chase Bank, N.A., as Agent, and the other agents and Lenders party thereto, and the other Financing Documents referred to therein, each as amended.

“Rhino Hippo Transition Services Agreement” means the Transition Services Agreement between Rhino and Hippo substantially in the form attached hereto as Exhibit F and providing for the provision by Rhino to the Hippo Workers’ Compensation Business of the services to be determined pursuant to Section 11.14.

“Rhino Institutional Pharmacy Business” means the business of providing independent pharmaceutical dispensing services to long-term care facilities and alternative site settings, including skilled nursing facilities, assisted living facilities and residential living communities, which services include the purchasing, repackaging and dispensing of pharmaceuticals, both prescription and non-prescription, and the delivery of such pharmaceuticals to healthcare facilities for administration, as well as various supplemental healthcare services that complement such pharmacy services such as hospital pharmacy management services, consulting services and enteral therapy and infusion services.

“Rhino Lender Approval” means any and all waivers, consents, amendments and releases required under the Rhino Credit Agreement to permit consummation of the Transactions contemplated hereby.

“Rhino Newco Transition Services Agreement” means the Transition Services Agreement between Newco and Rhino substantially in the form attached hereto as Exhibit G and providing for the provision by Rhino to Newco of the services to be determined pursuant to Section 11.14.

“Rhino Pre-Distribution Stock Value” means the closing per-share price of Rhino Common Stock trading “regular way with due bills” as listed on the NYSE on the Closing Date; provided, however that if the RhinoRx Distribution occurs at a time when the NYSE is open for trading, Rhino Pre-Distribution Stock Value shall mean the price at which the Rhino Common Stock trading “regular way with due bills” last trades immediately before the RhinoRx Distribution; provided further that if the RhinoRx Distribution occurs prior to the first trade of Rhino Common Stock on the Closing Date, Rhino Pre-Distribution Stock Value shall mean the price at which Rhino Common Stock trading “regular way with due bills” last trades on the trading date immediately prior to the Closing Date. If listing of the Newco Common Stock on the NYSE is not approved, references in this definition to the NYSE shall be to the NASDAQ Stock Market.

“Rhino Restricted Stock” means Rhino Common Stock that is Restricted Stock.

“Rhino Stock Option” means any option to purchase shares of Rhino Common Stock granted under any employee stock option or compensation plan or arrangement of Rhino.

“RhinoRx Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 5% or more of the consolidated assets of the Rhino Institutional Pharmacy Business or over 5% of any class of equity or voting securities of Rhino or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 5% of the consolidated assets of the Rhino Institutional Pharmacy Business, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 5% or more of any class of equity or voting securities of Rhino or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 5% of the consolidated assets of the Rhino Institutional Pharmacy Business, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Rhino or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 5% of the consolidated assets of the Rhino Institutional Pharmacy Business or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated hereby; provided that notwithstanding anything in the foregoing, “RhinoRx Acquisition Proposal” shall not include any transaction (x) involving the Non-RhinoRx Group (that does not also involve the Rhino Institutional Pharmacy Business) or (y) involving an acquisition of at least a majority of the outstanding shares of Rhino Common Stock or a majority of Rhino’s consolidated assets by a Third Party (whether by purchase, tender offer, exchange offer, merger, consolidation, business combination or otherwise) if in the case of each of (x) and (y), the consummation of such transaction would not prevent or materially impede, interfere with or delay the transactions contemplated hereby.

“RhinoRx Assets” means any Assets that are owned, used or held for use by Rhino or any of its Subsidiaries primarily in connection with the Rhino Institutional Pharmacy Business as the same shall exist on the Closing Date, including:

(i) the Assets reflected on the RhinoRx Balance Sheet, unless disposed of to Third Parties after the date thereof, but excluding any Non-RhinoRx Assets;

(ii) any RhinoRx Contracts;

(iii) any capital stock or other ownership interests in the RhinoRx Entities;

(iv) all right, title and interest of Rhino and its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) in the RhinoRx Leases set forth in Section 8.18(a) of the Rhino Disclosure

Schedule and in the RhinoRx Owned Properties set forth on Section 8.18(b) of the Rhino Disclosure Schedule;

(v) any Assets that are expressly contemplated by the Transaction Agreements (or the Schedules thereto) as Assets to be retained by or assigned to the Rhino Institutional Pharmacy Business or any RhinoRx Entity;

(vi) any governmental licenses, permits, approvals, certificates and other governmental authorizations held in the name of Rhino or any of its Subsidiaries that are primarily related to the Rhino Institutional Pharmacy Business, except for licenses, permits, approvals, certificates or other governmental authorizations that are used in the business of the Non-RhinoRx Group; and

(vii) any Assets listed or described on Section 1.01 of the Rhino Disclosure Schedule under the heading “RhinoRx Assets”.

Subject to the foregoing sentence, in the event that any Asset is included in both the definition of “RhinoRx Asset” and “Non-RhinoRx Asset” then (i) if it is specifically referred to in a definition or schedule or otherwise (including in any other Transaction Agreement), it shall be treated in accordance with such specific reference and (ii) otherwise it shall be treated as a RhinoRx Asset or Non-RhinoRx Asset based upon whether it is used or held for use primarily in connection with the Rhino Institutional Pharmacy Business or primarily in connection with the business of the Non-RhinoRx Group.

“RhinoRx Audited EBITDA” means the earnings before interest, taxes, depreciation and amortization of the Rhino Institutional Pharmacy Business for the nine months ended September 30, 2006, as derived from the financial information contained in the notes to the audited financial statements of the Rhino Institutional Pharmacy Business as of and for the fiscal year ended December 31, 2006.

“RhinoRx Balance Sheet” means the unaudited balance sheet of the RhinoRx Group as of September 30, 2006, as attached as Exhibit H hereto.

“RhinoRx Balance Sheet Date” means September 30, 2006.

“RhinoRx Benefit Plan” means any Benefit Plan sponsored or maintained solely by a RhinoRx Entity.

“RhinoRx Common Stock” means the Common Stock, par value $100 per share, of RhinoRx.

“RhinoRx Contracts” means the following Contracts to which Rhino or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing:

(i) any Contract that relates primarily to the Rhino Institutional Pharmacy Business;

(ii) any Contract or other instrument representing RhinoRx Liabilities;

(iii) any Contract that is expressly contemplated pursuant to this Agreement or any of the other Transaction Agreements to be assigned or transferred to or retained by a RhinoRx Entity; and

(iv) any guarantee, indemnity, representation, warranty or other Liability of Rhino or any of its Subsidiaries (other than any RhinoRx Entity) in respect of any other RhinoRx Contract, any RhinoRx Liability or the Rhino Institutional Pharmacy Business.

Notwithstanding the preceding sentence, “RhinoRx Contracts” do not include any such Contract that is expressly contemplated to be assigned to or retained by Rhino or any of its Subsidiaries (other than the RhinoRx Entities) pursuant to any Transaction Agreement.

With respect to any Contract that relates in material part to both the Rhino Institutional Pharmacy Business and the business of the Non-RhinoRx Group and that is not specifically contemplated by this Agreement to be assigned to or retained by the RhinoRx Entities or Rhino and its Subsidiaries (other than the RhinoRx Entities), the parties will cooperate in good faith to apportion the rights and obligations thereunder to the Rhino Institutional Pharmacy Business and the Non-RhinoRx Group, and to treat such Contract as a RhinoRx Contract only to the extent relating to the Rhino Institutional Pharmacy Business.

“RhinoRx Distribution” means the distribution on the Closing Date by Rhino to the holders of Rhino Common Stock of all the outstanding shares of RhinoRx Common Stock upon the terms and conditions more fully set forth in Section 3.05.

“RhinoRx Entities” means RhinoRx and each of its Subsidiaries.

“RhinoRx Estimated EBITDA” means $34,669,000.

“RhinoRx Final Financing Amount” has the meaning set forth on Annex A hereto.

“RhinoRx Group” means the direct or indirect interest of Rhino (either itself or through its direct or indirect Subsidiaries, or any of their predecessors or successors) in (i) the Rhino Institutional Pharmacy Business and (ii) any business or operations that were terminated, divested or discontinued by the RhinoRx Entities (and their respective predecessors and successors).

“RhinoRx Liabilities” means any Liabilities (regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, on or subsequent to the Closing Date, regardless of where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the Closing Date, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation) relating to, arising out of, or resulting from the business of the RhinoRx Group, including:

(i) the Liabilities reflected on the RhinoRx Balance Sheet, subject to any discharge of such Liabilities subsequent to the RhinoRx Balance Sheet Date;

(ii) any Liabilities that are expressly contemplated by the Transaction Agreements (or the Schedules thereto) as Liabilities to be retained or assumed by any RhinoRx Entity, subject to discharge of such Liabilities subsequent to the RhinoRx Balance Sheet Date, and all agreements, obligations and Liabilities of any RhinoRx Entity under the Transaction Agreements;

(iii) all Liabilities listed or described in Section 1.01 of the Rhino Disclosure Schedule under the heading “RhinoRx Liabilities”; and

(iv) any Liabilities, including, except as expressly set forth in Article 12 hereof, any employee-related Liabilities and Environmental Liabilities, primarily relating to, arising out of or resulting from (whether arising before, on or after the Closing Date):

(A) the RhinoRx Group, including the operation of the Rhino Institutional Pharmacy Business, as conducted at any time prior to, on or after the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation of any business conducted by any RhinoRx Entity at any time after the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) any RhinoRx Assets.

Subject to the foregoing sentence, in the event that any Liability is included in both the definition of “RhinoRx Liability” and “Non-RhinoRx Liability” then (i) if it is specifically referred to in a definition or schedule or otherwise (including in any of the other Transaction Agreements), it shall be treated in accordance with such specific reference and (ii) otherwise it shall be treated as a RhinoRx Liability or Non-RhinoRx Liability to the extent it relates to the business of the RhinoRx Group or the Non-RhinoRx Group, respectively.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person or that such Person otherwise controls.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) any liability for the payment of any amount of the type described in clause (i) pursuant to Treasury Regulations Section 1.1502-6 or any comparable provision of state, local or foreign law, or (iii) liability for the payment of any amount as a result of being party to any Tax

Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Matters Agreement” means the Tax Matters Agreement dated the date hereof by and among Rhino, Hippo, RhinoRx, HippoRx and Newco.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

“Third Party” means, with respect to any Person, any other Person, including as defined in Section 13(d) of the 1934 Act, other than such first Person or any of its Affiliates.

“Trademark License Agreement” means the Trademark License Agreement between Rhino and RhinoRx in the form attached hereto as Exhibit I.

“Transactions” means, collectively, the Distributions and the Mergers.

“Transaction Agreements” means (i) this Agreement, (ii) the Information Services Agreement, (iii) the Newco Supply Agreement, (iv) the Tax Matters Agreement, (v) the Rhino Newco Transition Services Agreement, (vi) the Hippo Newco Transition Services Agreement, (vii) the Rhino Hippo Transition Services Agreement, (viii) the Newco Hippo Transition Services Agreement and (ix) the Trademark License Agreement.

“Transferring Hippo Employee” means any individual who, as of the HippoRx Distribution, either (a)(i) is then a current or former employee of (including any full-time, part-time, temporary employee or an individual in any other employment relationship with), or then on a leave of absence (including, without limitation, paid or unpaid leave, disability, medical, personal or any other form of leave) from, any HippoRx Entity and (ii) who is, or at the time of termination of employment was, primarily employed in connection with the Hippo Institutional Pharmacy Business, or (b) has been designated by Hippo as a Transferring Hippo Employee on Section 1.01 of the Hippo Disclosure Schedule,

subject to the consent of Rhino, which consent shall not unreasonably be withheld, as such schedule may be updated from time to time prior to the Distribution Time, under the heading “Transferring Hippo Employees”. For purposes of this Agreement, Transferring Hippo Employee shall not include any Excluded Employee.

“Transferring Rhino Employee” means any individual who, as of the RhinoRx Distribution, either (a)(i) is then a current or former employee of (including any full-time, part-time, temporary employee or an individual in any other employment relationship with), or then on a leave of absence (including, without limitation, paid or unpaid leave, disability, medical, personal or any other form of leave) from, any RhinoRx Entity and (ii) who is, or at the time of termination of employment was, primarily employed in connection with the Rhino Institutional Pharmacy Business, or (b) has been designated by Rhino as a Transferring Rhino Employee on Section 1.01 of the Rhino Disclosure Schedule, subject to the consent of Hippo, which consent shall not unreasonably be withheld, as such schedule may be updated from time to time prior to the Distribution Time, under the heading “Transferring Rhino Employees”. For purposes of this Agreement, Transferring Rhino Employee shall not include any Excluded Employee.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Asserted Liabilities	15.03(b)
Claim	15.03(a)
Closing Date	2.01
Code	Preamble
Covenant Breach	15.02(a)
D&O Indemnified Losses	11.12(a)
D&O Indemnified Person	11.12(a)
Damages	15.02(a)
Disclosing Party	11.07(b)
DOJ	11.01(c)
Effective Time	5.01(b)
End Date	14.01(b)(i)
Excess Shares	6.03
Exchange Agent	6.02(a)
Excluded Covenants	15.01
FTC	11.01(c)
Government Medical Reimbursement Program	7.12(d)
Hippo	Preamble
Hippo D&O Indemnified Person	11.12(a)
Hippo Indemnified Parties	15.02(d)
Hippo Merger Sub	Preamble
Hippo Plans	7.16(a)

Term	Section
Hippo Representatives	11.10(a)
Hippo SEC Documents	7.07
Hippo Securities	7.05(b)
HippoRx	Preamble
HippoRx Exchange Ratio	6.01(c)
HippoRx Intellectual Property	7.19(a)
HippoRx Leased Premises	7.18(a)
HippoRx Leases	7.18(a)
HippoRx Licensed Service Provider	7.12(c)
HippoRx Material Contracts	7.20(b)
HippoRx Merger	Preamble
HippoRx Owned Properties	7.18(b)
HippoRx Permits	7.12(b)
HippoRx Securities	7.06(b)
HippoRx Stock Option	6.06(a)
HippoRx Surviving Corporation	5.01(a)
Indemnified Party	15.03(a)
Indemnifying Party	15.03(a)
Intellectual Property	7.19(a)
internal controls	7.07(f)
Lexicon	7.26
Multiemployer Plan	7.16(b)
Newco	Preamble
Newco Bylaws	4.01
Newco Charter	4.01
Newco Financing	11.10(b)
Newco Incentive Plan	6.09
Newco Indemnified Parties	15.02(a)
Newco Stock Option	6.06(a)
Non-HippoRx Employees	12.01(c)
Non-RhinoRx Employees	12.02(c)
Owned HippoRx Intellectual Property	7.19(a)
Owned RhinoRx Intellectual Property	8.19(a)
Prior Plan	12.01(f)
Receiving Party	11.07(b)
Registered HippoRx Intellectual Property	7.19(b)
Registered RhinoRx Intellectual Property	8.19(b)
Rhino	Preamble
Rhino D&O Indemnified Person	11.12(a)
Rhino Indemnified Parties	15.02(g)
Rhino Merger Sub	Preamble
Rhino Parent Sub	Preamble
Rhino Plans	8.16(a)
Rhino Representatives	11.10(a)
Rhino SEC Documents	8.07(a)

Term	Section
Rhino Securities	8.05(b)
RhinoRx	Preamble
RhinoRx Exchange Ratio	6.01(f)
Rhino Rx Intellectual Property	8.19(a)
RhinoRx Leased Premises	8.18(a)
RhinoRx Leases	8.18(a)
RhinoRx Licensed Service Provider	8.12(c)
RhinoRx Material Contracts	8.20(b)
RhinoRx Merger	Preamble
RhinoRx Owned Properties	8.18(b)
RhinoRx Permits	8.12(b)
RhinoRx Securities	8.06(b)
RhinoRx Stock Option	6.07(a)
RhinoRx Surviving Corporation	5.02(a)
Successor Plan	12.01(f)
Transferring Hippo Option	6.06(a)
Transferring Rhino Option	6.07(a)
Warranty Breach	15.02(a)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

SEPARATION OF ASSETS; DISTRIBUTION OF HIPPORX

Section 2.01. Timing of HippoRx Distribution. On the Closing Date, Hippo and HippoRx shall consummate the HippoRx Distribution at the Distribution Time. As used herein, “Closing Date” means the date on which the Distributions and the Mergers become effective, which date shall be mutually agreed by Hippo and Rhino and shall be a date occurring as soon as practicable (and in any event, within five Business Days (assuming that each of the HippoRx Working Capital and the RhinoRx Working Capital have been finally determined in accordance with Annex A, or if not so determined, within five Business Days after such final determination)) after satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article 13 (other than conditions that by their nature are to be satisfied on the Closing Date and will in fact be satisfied on the Closing Date).

Section 2.02. Transfer of Assets; Assumption of Liabilities.

(a) Subject to Section 2.03, as of the Distribution Time, (i) the right, title and interest in all HippoRx Assets will be owned by the HippoRx Entities and (ii) all HippoRx Liabilities will be the obligation of the HippoRx Entities. Prior to the Distribution Time, subject to Section 2.03, Hippo and the HippoRx Entities shall take all such actions as are necessary or appropriate (including executing and delivering such bills of sale, assignments, deeds, stock powers, certificates of title and instruments of assumption) to cause (i) the HippoRx Entities to own all of the HippoRx Assets and (ii) the HippoRx Entities to assume and be subject to all of the HippoRx Liabilities.

(b) Subject to Section 2.03, as of the Distribution Time, (i) the right, title and interest in all Non-HippoRx Assets will be owned and retained by Hippo or its Subsidiaries (other than the HippoRx Entities) and (ii) all Non-HippoRx Liabilities will be the obligation of Hippo or its Subsidiaries (other than the HippoRx Entities). Prior to the Distribution Time, subject to Section 2.03, Hippo and the HippoRx Entities shall take all such actions as are necessary or appropriate (including executing and delivering such bills of sale, stock powers, certificates of title and instruments of assumption) to cause (i) Hippo or its Subsidiaries (other than the HippoRx Entities) to own all of the Non-HippoRx Assets and (ii) Hippo or its Subsidiaries (other than the HippoRx Entities) to assume and be subject to all of the Non-HippoRx Liabilities.

(c) In the event that at any time or from time to time (whether prior to or after the Closing Date) Hippo or HippoRx (or any of their respective Subsidiaries) shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement, subject to Section 2.03, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.

Section 2.03. Governmental Approvals; Consents.

(a) If and to the extent that the valid, complete and perfected transfer or assignment to HippoRx of any HippoRx Assets or to Hippo of any Non-HippoRx Assets as contemplated by Section 2.02 would be a violation of Applicable Law or require any Consent or Governmental Approval, then the applicable transfer or assignment shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, any such Asset shall be deemed an Asset of the transferee for purposes of determining whether any Liability is a Liability of the transferee.

(b) If the transfer or assignment of any Asset intended to be transferred or assigned hereunder is not consummated prior to or at the Closing Date, whether as a result of the provisions of Section 2.03(a) or for any other reason, then the Person retaining such Asset shall thereafter hold such Asset for the use and benefit, insofar as reasonably possible, of the Person entitled thereto (at the expense of the Person entitled thereto). In addition, the Person retaining such Asset shall take such other actions as may be reasonably requested by the Person to whom such Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset, inure from and after the Closing Date to the Person to whom such Asset is to be transferred. To the extent permitted by Applicable Law and to the extent otherwise permissible in light of any required Consent and/or Governmental Approval, the Person to whom such Asset is to be transferred shall be entitled to, and shall be responsible for, the management of any Asset not yet transferred to it as a result of this Section and the parties agree to use commercially reasonable efforts to cooperate and coordinate with respect thereto.

(c) If and when the Consents and/or Governmental Approvals, the absence of which caused the deferral of transfer of any Asset pursuant to Section 2.03(a), are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement.

(d) The Person retaining an Asset due to the deferral of the transfer of such Asset shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the Person entitled to the Asset, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset.

Section 2.04. Termination of Agreements.

(a) Except as set forth in Section 2.04(b), effective as of the Closing Date, Hippo, for itself and each of its Subsidiaries (other than the HippoRx Entities), on the one hand, and HippoRx, for itself and each other HippoRx Entity, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Hippo and/or any of its Subsidiaries (other than the HippoRx Entities), on the one hand, and HippoRx and/or any other HippoRx Entity, on the other hand. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Closing Date. Each of Hippo and HippoRx shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing, including having its Subsidiaries execute such additional instruments, if any, as shall be necessary to effect the foregoing.

(b) The provisions of Section 2.04(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):

(i) the Transaction Agreements and each other agreement or instrument expressly contemplated by any of the Transaction Agreements to be entered into by the parties thereto or any of their Affiliates;

(ii) any agreement, arrangement, commitment or understanding listed on Section 2.04(b)(ii) of the Hippo Disclosure Schedule;

(iii) any intercompany accounts settled in accordance with Section 9.03; and

(iv) any other agreements, arrangements, commitments or understandings that any of the agreements listed in clause (i) or (ii) expressly contemplates will survive the Closing Date.

Section 2.05. HippoRx Distribution.

(a) At the Distribution Time, Hippo will deliver to the Exchange Agent for the benefit of holders of record of Hippo Common Stock (other than Hippo Common Stock held by Hippo in its treasury or Hippo Common Stock held by any Subsidiary of Hippo) on the Record Date, a single stock certificate, endorsed by Hippo in blank, representing the shares of HippoRx Common Stock issuable in the HippoRx Distribution (which shall constitute all of the shares of HippoRx Common Stock outstanding as of the Closing Date), and shall cause the transfer agent for the shares of HippoRx Common Stock to instruct the Exchange Agent to hold in trust (pending conversion of such shares of HippoRx Common Stock into shares of Newco Common Stock pursuant to the HippoRx Merger) the appropriate number of such shares of HippoRx Common Stock (as set forth in

Section 2.05(b)) for each such holder or designated transferee or transferees of such holder.

(b) Each holder of Hippo Common Stock (including Hippo Restricted Stock) on the Record Date will be entitled to receive in the HippoRx Distribution a number of shares of HippoRx Common Stock equal to (i) 100 divided by the number of shares of Hippo Common Stock outstanding on the Record Date multiplied by (ii) the number of shares of Hippo Common Stock held by such holder on the Record Date.

(c) Hippo and HippoRx, as the case may be, will provide to the Exchange Agent all share certificates and any information reasonably required in order to complete the HippoRx Distribution on the basis specified above.

(d)(i) Prior to the cash distribution described below and the transactions described in Section 2.05(a), Section 2.05(b) and Section 2.05(c), HippoRx shall cause Hippo Operating Sub to transfer all of the outstanding shares of the Hippo Retained Subsidiaries to Hippo or a Subsidiary of Hippo (other than a HippoRx Entity) and (ii) following the transfer described in clause (i) and immediately prior to the transactions described in Section 2.05(a), Section 2.05(b) and Section 2.05(c), HippoRx shall make a cash distribution to Hippo in the amount of the HippoRx Final Financing Amount that is not used to pay intercompany account balances pursuant to Section 9.03.

ARTICLE 3

SEPARATION OF ASSETS; DISTRIBUTION OF RHINORX

Section 3.01. Timing of RhinoRx Distribution. On the Closing Date, Rhino and RhinoRx shall consummate the RhinoRx Distribution at the Distribution Time.

Section 3.02. Transfer of Assets; Assumption of Liabilities.

(a) Subject to Section 3.03, as of the Distribution Time, (i) the right, title and interest in all RhinoRx Assets will be owned by the RhinoRx Entities and (ii) all RhinoRx Liabilities will be the obligation of the RhinoRx Entities. Prior to the Distribution Time, subject to Section 3.03, Rhino and the RhinoRx Entities shall take all such actions as are necessary or appropriate (including executing and delivering such bills of sale, assignments, deeds, stock powers, certificates of title and instruments of assumption) to cause (i) the RhinoRx Entities to own all of the RhinoRx Assets and (ii) the RhinoRx Entities to have assumed and be subject to all of the RhinoRx Liabilities.

(b) Subject to Section 3.03, as of the Distribution Time, (i) the right, title and interest in all Non-RhinoRx Assets will be owned and retained by Rhino or its Subsidiaries (other than the RhinoRx Entities) and (ii) all Non-RhinoRx

Liabilities will be the obligation of Rhino or its Subsidiaries (other than the RhinoRx Entities). Prior to the Distribution Time, subject to Section 3.03, Rhino and the RhinoRx Entities shall take all such actions as are necessary or appropriate (including executing and delivering such bills of sale, stock powers, certificates of title and instruments of assumption) to cause (i) Rhino or its Subsidiaries (other than the RhinoRx Entities) to own all of the Non-RhinoRx Assets and (ii) Rhino or its Subsidiaries (other than the RhinoRx Entities) to assume and be subject to all of the Non-RhinoRx Liabilities.

(c) In the event that at any time or from time to time (whether prior to or after the Closing Date) Rhino or RhinoRx (or any of their respective Subsidiaries) shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement, subject to Section 3.03, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.

Section 3.03. Governmental Approvals; Consents.

(a) If and to the extent that the valid, complete and perfected transfer or assignment to RhinoRx of any RhinoRx Assets or to Rhino of any Non-RhinoRx Assets as contemplated by Section 3.02 would be a violation of Applicable Law or require any Consent or Governmental Approval, then the applicable transfer or assignment shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, any such Asset shall be deemed an Asset of the transferee for purposes of determining whether any Liability is a Liability of the transferee.

(b) If the transfer or assignment of any Asset intended to be transferred or assigned hereunder is not consummated prior to or at the Closing Date, whether as a result of the provisions of Section 3.03(a) or for any other reason, then the Person retaining such Asset shall thereafter hold such Asset for the use and benefit, insofar as reasonably possible, of the Person entitled thereto (at the expense of the Person entitled thereto). In addition, the Person retaining such Asset shall take such other actions as may be reasonably requested by the Person to whom such Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset, inure from and after the Closing Date to the Person to whom such Asset is to be transferred. To the extent permitted by Applicable Law and to the extent otherwise permissible in light of any required Consent and/or Governmental Approval, the Person to whom such Asset is to be transferred shall be entitled to, and shall be responsible for, the management of any Asset not yet transferred to it as a result of this Section and the parties agree to use commercially reasonable efforts to cooperate and coordinate with respect thereto.

(c) If and when the Consents and/or Governmental Approvals, the absence of which caused the deferral of transfer of any Asset pursuant to Section 3.03(a), are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement.

(d) The Person retaining an Asset due to the deferral of the transfer of such Asset shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the Person entitled to the Asset, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset.

Section 3.04. Termination of Agreements.

(a) Except as set forth in Section 3.04(b), effective as of the Closing Date, Rhino, for itself and each of its Subsidiaries (other than the RhinoRx Entities), on the one hand, and RhinoRx, for itself and each other RhinoRx Entity, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Rhino and/or any of its Subsidiaries (other than the RhinoRx Entities), on the one hand, and RhinoRx and/or any other RhinoRx Entity, on the other hand. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Closing Date. Each of Rhino and RhinoRx shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing, including having its Subsidiaries execute such additional instruments, if any, as shall be necessary to effect the foregoing.

(b) The provisions of Section 3.04(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):

(i) the Transaction Agreements and each other agreement or instrument expressly contemplated by any of the Transaction Agreements to be entered into by the parties thereto or any of their Affiliates;

(ii) any agreement, arrangement, commitment or understanding listed on Section 3.04(b)(ii) of the Rhino Disclosure Schedule;

(iii) any intercompany accounts settled in accordance with Section 10.03; and

(iv) any other agreements, arrangements, commitments or understandings that any of the agreements listed in clause (i) or (ii) expressly contemplates will survive the Closing Date.

Section 3.05. RhinoRx Distribution.

(a) At the Distribution Time, Rhino will deliver to the Exchange Agent for the benefit of holders of record of Rhino Common Stock (other than Rhino Common Stock held by Rhino in its treasury or Rhino Common Stock held by any Subsidiary of Rhino) on the Record Date, a single stock certificate, endorsed by Rhino in blank, representing the shares of RhinoRx Common Stock issuable in the RhinoRx Distribution (which shall constitute all of the shares of RhinoRx Common Stock outstanding as of the Closing Date), and shall cause the transfer agent for the shares of RhinoRx Common Stock to instruct the Exchange Agent to hold in trust (pending conversion of such shares of RhinoRx Common Stock into shares of Newco Common Stock pursuant to the RhinoRx Merger) the appropriate number of such shares of RhinoRx Common Stock (as set forth in Section 3.05(b)) for each such holder or designated transferee or transferees of such holder.

(b) Each holder of Rhino Common Stock (including Rhino Restricted Stock) on the Record Date will be entitled to receive in the RhinoRx Distribution a number of shares of RhinoRx Common Stock equal to (i) 10 divided by the number of shares of Rhino Common Stock outstanding on the Record Date multiplied by (ii) the number of shares of Rhino Common Stock held by such holder on the Record Date.

(c) Rhino and RhinoRx, as the case may be, will provide to the Exchange Agent all share certificates and any information reasonably required in order to complete the RhinoRx Distribution on the basis specified above.

(d) Immediately prior to the transactions described in Section 3.05(a), Section 3.05(b) and Section 3.05(c), (i) RhinoRx shall make a cash distribution to Rhino Parent Sub in the amount of the RhinoRx Final Financing Amount that is not used to pay intercompany account balances pursuant to Section 10.03 and (ii) immediately following the distribution described in clause (i), Rhino shall cause Rhino Parent Sub to distribute all of the outstanding shares of RhinoRx to Rhino.

ARTICLE 4

ORGANIZATION OF NEWCO

Section 4.01. Organization of Newco. Hippo and Rhino have caused Newco to be organized under the laws of the State of Delaware. The authorized capital stock of Newco consists of 200 shares, of which 100 shares are Common Stock and 100 shares are preferred stock. As of the date of this Agreement and prior to the Effective Time, one share of Common Stock has been issued to Hippo and one share of Common Stock has been issued to Rhino, each at a price of $1.00 per share. At the Effective Time, each of Hippo and Rhino shall return its share of Newco Common Stock to Newco for cancellation without the payment of any consideration therefor. Attached as Exhibits J and K, respectively, are the certificate of incorporation of Newco (the “Newco Charter”) and the bylaws of Newco (the “Newco Bylaws”). Prior to the Effective Time, the Newco Charter will be amended to increase the number of shares of authorized capital stock to a number that will be equal to at least the Newco Total Share Number, which number of authorized shares, as well as the Newco Total Share Number, shall be mutually agreed by Hippo and Rhino sufficiently in advance of the Closing Date to avoid any delay in the occurrence of the Closing.

Section 4.02. Directors and Officers of Newco. Prior to the Effective Time, unless otherwise agreed, the directors and officers of Newco shall consist of the Hippo and Rhino employees set forth on Section 4.02 of the Hippo Disclosure Schedule. Hippo and Rhino shall take all requisite action to cause the directors and officers of Newco as of the Effective Time to be as provided in Section 11.08.

Section 4.03. Organization of Merger Subs. Newco has caused each of Hippo Merger Sub and Rhino Merger Sub to be organized for the sole purpose of effectuating the Mergers. The authorized capital stock of Hippo Merger Sub consists of 100 shares of Common Stock, par value $0.01 per share, all of which shares have been issued to Newco at a price of $1.00 per share. The authorized capital stock of Rhino Merger Sub consists of 100 shares of Common Stock, par value $0.01 per share, all of which shares have been issued to Newco at a price of $1.00 per share.

Section 4.04. Approvals of Hippo and Rhino. Hippo and Rhino, as the holders of all the outstanding shares of Newco capital stock, have approved and adopted this Agreement and the transactions contemplated hereby and have caused Newco, as the sole stockholder of each of the Merger Subs, to approve and adopt this Agreement (including the HippoRx Merger and the RhinoRx Merger) and the transactions contemplated hereby. Each of Hippo and Rhino shall cause Newco to perform its obligations under this Agreement, and Newco shall cause the Merger Subs to perform their respective obligations under this Agreement.

ARTICLE 5

THE MERGERS

Section 5.01. The Hippo Merger.

(a) At the Effective Time, Hippo Merger Sub shall be merged with and into HippoRx in accordance with Delaware Law and upon the terms set forth in this Agreement, whereupon the separate existence of Hippo Merger Sub shall cease, and HippoRx shall be the surviving corporation (the “HippoRx Surviving Corporation”).

(b) On the Closing Date, HippoRx and Hippo Merger Sub shall file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the HippoRx Merger. The HippoRx Merger shall become effective at the Effective Time. As used herein, the term “Effective Time” means such time on the Closing Date as is mutually agreed by Hippo and Rhino and is specified in the certificates of merger filed pursuant to Section 5.01(b) and Section 5.02(b); provided that the Effective Time shall be a time occurring after the Distribution Time.

(c) From and after the Effective Time, the HippoRx Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of HippoRx and Hippo Merger Sub, all as provided under Delaware Law.

Section 5.02. The Rhino Merger.

(a) At the Effective Time, Rhino Merger Sub shall be merged with and into RhinoRx in accordance with Delaware Law and upon the terms set forth in this Agreement, whereupon the separate existence of Rhino Merger Sub shall cease, and RhinoRx shall be the surviving corporation (the “RhinoRx Surviving Corporation”).

(b) On the Closing Date, RhinoRx and Rhino Merger Sub shall file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the RhinoRx Merger. The RhinoRx Merger shall become effective at the Effective Time.

(c) From and after the Effective Time, the RhinoRx Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of RhinoRx and Rhino Merger Sub, all as provided under Delaware Law.

Section 5.03. Certificates of Incorporation; Bylaws.

(a) Attached as Exhibits L and M, respectively, are the certificate of incorporation of Hippo Merger Sub and the bylaws of Hippo Merger Sub. The certificate of incorporation of HippoRx Surviving Corporation shall be amended at the Effective Time to be identical to the certificate of incorporation of Hippo Merger Sub as in effect immediately prior to the Effective Time, except that the name of the corporation set forth in Section FIRST of the certificate of incorporation of HippoRx Surviving Corporation shall be a name that is mutually agreed by Hippo and Rhino. The bylaws of Hippo Merger Sub in effect at the

Effective Time shall be the bylaws of HippoRx Surviving Corporation, until amended in accordance with applicable law.

(b) Attached as Exhibits N and O, respectively, are the certificate of incorporation of Rhino Merger Sub and the bylaws of Rhino Merger Sub. The certificate of incorporation of RhinoRx Surviving Corporation shall be amended at the Effective Time to be identical to the certificate of incorporation of Rhino Merger Sub as in effect immediately prior to the Effective Time, except that the name of the corporation set forth in Section FIRST of the certificate of incorporation of RhinoRx Surviving Corporation shall be a name that is mutually agreed by Hippo and Rhino. The bylaws of Rhino Merger Sub in effect at the Effective Time shall be the bylaws of RhinoRx Surviving Corporation, until amended in accordance with applicable law.

Section 5.04. Directors and Officers. Prior to the Effective Time, unless otherwise agreed, the directors and officers of Rhino Merger Sub and Hippo Merger Sub shall consist of the Hippo and Rhino employees set forth on Section 5.04 of the Hippo Disclosure Schedule. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Rhino Merger Sub at the Effective Time shall be the directors of the RhinoRx Surviving Corporation, (b) the officers of RhinoRx at the Effective Time shall be the officers of the RhinoRx Surviving Corporation, (c) the directors of Hippo Merger Sub at the Effective Time shall be the directors of the HippoRx Surviving Corporation and (d) the officers of HippoRx at the Effective Time shall be the officers of the HippoRx Surviving Corporation.

ARTICLE 6

CONVERSION AND EXCHANGE OF SHARES

Section 6.01. Conversion of Shares. At the Effective Time, by virtue of the Mergers and without any action on the part of any of the parties hereto or the holders of any of the following securities:

(a) Each issued and outstanding share of capital stock of Hippo Merger Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the HippoRx Surviving Corporation.

(b) Each share of HippoRx Common Stock held in the treasury of HippoRx immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment shall be made with respect thereto.

(c) Subject to Section 6.01(b), each share of HippoRx Common Stock outstanding immediately prior to the Effective Time after giving effect to the

HippoRx Distribution shall be converted into the right to receive a number of shares of Newco Common Stock (the “HippoRx Exchange Ratio”) equal to fifty percent (50%) of the Newco Non-Compensation Share Number divided by the number of shares of HippoRx Common Stock outstanding immediately prior to the Effective Time after giving effect to the HippoRx Distribution (other than shares of HippoRx Common Stock distributed with respect to Hippo Restricted Stock).

(d) Each issued and outstanding share of capital stock of Rhino Merger Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the RhinoRx Surviving Corporation.

(e) Each share of RhinoRx Common Stock held in the treasury of RhinoRx immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment shall be made with respect thereto.

(f) Subject to Section 6.01(e), each share of RhinoRx Common Stock outstanding immediately prior to the Effective Time after giving effect to the RhinoRx Distribution shall be converted into the right to receive a number of shares of Newco Common Stock (the “RhinoRx Exchange Ratio”) equal to fifty percent (50%) of the Newco Non-Compensation Share Number divided by the number of shares of RhinoRx Common Stock outstanding immediately prior to the Effective Time after giving effect to the RhinoRx Distribution.

Section 6.02. Exchange Procedures.

(a) At or prior to the Effective Time, Newco shall deposit with a bank or trust company jointly designated by Hippo and Rhino (the “Exchange Agent”), for the benefit of the holders of shares of HippoRx Common Stock and RhinoRx Common Stock, for exchange in accordance with this Article 6, through the Exchange Agent, the shares of Newco Common Stock issuable pursuant to Section 6.01 in exchange for outstanding shares of HippoRx Common Stock and RhinoRx Common Stock.

(b) At the Effective Time, Newco, Hippo and Rhino shall instruct the Exchange Agent to make book-entry credits for, on or as soon as practicable after the Effective Time, the shares of Newco Common Stock that each holder of Hippo Common Stock as of the Record Date and each holder of Rhino Common Stock as of the Record Date is entitled to pursuant to this Article 6. Newco shall take all necessary actions to adopt a book-entry stock transfer and registration system for Newco effective as of the Effective Time. Shares of Newco Common Stock shall be in uncertificated book-entry form unless a physical certificate is requested or is otherwise required by Applicable Law.

Section 6.03. Fractional Shares. No fractional shares of Newco Common Stock shall be distributed to holders of shares of HippoRx Common Stock or RhinoRx Common Stock in the Mergers. All fractional shares of Newco Common Stock that a holder of shares of HippoRx Common Stock or RhinoRx Common Stock would otherwise be entitled to receive pursuant to the Mergers shall be aggregated, and if a fractional share results from such aggregation, in lieu of receiving such fractional share, a shareholder will be entitled to receive, from the Exchange Agent and in accordance with the provisions of this Section 6.03, a cash payment representing such shareholder’s proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such shareholders of the aggregate of the fractional shares of Newco Common Stock which otherwise would have been distributed to such shareholders (the “Excess Shares”). The sale of the Excess Shares by the Exchange Agent shall be executed on the New York Stock Exchange through one or more member firms of the New York Stock Exchange and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to such shareholders, the Exchange Agent will hold such proceeds in trust for such shareholders. Newco shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including, without limitation, the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to such shareholders in lieu of any fractional shares of Newco Common Stock, the Exchange Agent shall make available such amounts to such shareholders without interest.

Section 6.04. Adjustments Related to IRS Ruling. Notwithstanding anything to the contrary herein, the parties hereto (i) will reasonably cooperate, including by making any necessary and reasonable modifications to the provisions of this Agreement and (ii) to the extent necessary and permitted under Applicable Law, will amend or modify the terms of any applicable equity incentive plan, program, arrangement or agreement, in each case in order to obtain the private letter rulings from the Internal Revenue Service described in Section 13.02(c) and Section 13.03(c); provided, however, that neither Hippo nor Rhino shall be required to make any amendments which would require the approval of its stockholders; provided, further, that to the extent any such amendment requires the consent of participants in any applicable plan, Hippo or Rhino, as the case may be, will use, and shall not be required by anything herein to use more than, its reasonable best efforts to obtain such consent. If necessary, modifications to Section 6.03 could include only pooling and selling the Excess Shares of record holders of HippoRx Common Stock and RhinoRx Common Stock in the sale made pursuant to Section 6.03. In addition, in the event that any party hereto has any reasonable basis, based on either formal or informal discussions with the Internal Revenue Service, to believe that the Internal Revenue Service will not issue any of the private letter rulings described herein, such party shall use reasonable best efforts to notify the other parties hereto.

Section 6.05. Withholding Rights. Newco shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 6 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If Newco so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of HippoRx Common Stock or RhinoRx Common Stock, as the case may be, in respect of which Newco made such deduction and withholding.

Section 6.06. Transferring Hippo Employee Stock Options.

(a) With respect to outstanding Hippo Stock Options held by Active Transferring Hippo Employees, for purposes of each applicable employee stock option plan, compensation plan, individual award agreement or other arrangement of Hippo, the employment of each Active Transferring Hippo Employee shall be deemed to have terminated without cause immediately following the HippoRx Distribution. Each outstanding Hippo Stock Option held by an Active Transferring Hippo Employee (each, a “Transferring Hippo Option”) that is vested as of the Distribution Time shall remain exercisable for Hippo Common Stock for the period of time following the Closing Date as permitted by, and in accordance with, its terms and conditions. Each Transferring Hippo Option that is unvested as of the Distribution Time shall cease to represent a right with respect to a share of Hippo Common Stock and shall be deemed to be converted in the HippoRx Distribution into an option to purchase shares of HippoRx Common Stock (each, a “HippoRx Stock Option”), on the same terms and conditions as applied to such Transferring Hippo Option immediately before the Distribution Time. At the Effective Time, each deemed HippoRx Stock Option shall cease to exist and shall be automatically converted into an option to purchase Newco Common Stock (each, a “Newco Stock Option”) on the same terms and conditions as applied to the original Transferring Hippo Option immediately before the Distribution Time and Newco shall assume each such Newco Stock Option. The exercise price and number of shares of Newco Common Stock subject to such Newco Stock Option shall be determined in accordance with Section 424 of the Code as follows: (i) the number of shares of Newco Common Stock subject to each such Newco Stock Option shall be equal to the product of (x) the number of shares of Hippo Common Stock subject to the original unvested Transferring Hippo Option and (y) the Newco Share Ratio, with fractional shares rounded down to the nearest whole share and (ii) the per-share exercise price of such Newco Stock Option shall be equal to the product of (x) the per-share exercise price of the original unvested Transferring Hippo Option immediately prior to the Distribution Time and (y) the Newco Price Ratio, rounded up to the nearest whole cent.

(b) Prior to the Closing Date, Hippo shall use its reasonable best efforts (i) to obtain any consents from Active Transferring Hippo Employees and (ii) to make any amendments to the terms of such stock option or compensation plans or arrangements that, in either case, are necessary to give effect to the transactions contemplated by this Section 6.06; provided, however, Hippo shall not be required to make any amendments which would require the approval of its stockholders; provided, further, that to the extent any such amendment requires the consent of participants in any applicable plan, Hippo shall use its reasonable best efforts to obtain such consent.

Section 6.07. Transferring Rhino Employee Stock Options.

(a) With respect to outstanding Rhino Stock Options held by Active Transferring Rhino Employees, for purposes of each applicable employee stock option plan, compensation plan, individual award agreement or other arrangement of Rhino, the employment of each Active Transferring Rhino Employee shall be deemed to have terminated without cause immediately following the RhinoRx Distribution. Each outstanding Rhino Stock Option held by an Active Transferring Rhino Employee (each, a “Transferring Rhino Option”) that is vested as of the Distribution Time shall remain exercisable for Rhino Common Stock for the period of time following the Closing Date as permitted by, and in accordance with, its terms and conditions. Each Transferring Rhino Option that is unvested as of the Distribution Time shall cease to represent a right with respect to a share of Rhino Common Stock and shall be deemed to be converted in the RhinoRx Distribution into an option to purchase shares of RhinoRx Common Stock (each, a “RhinoRx Stock Option”), on the same terms and conditions as applied to such Transferring Rhino Option immediately before the Distribution Time. At the Effective Time, each deemed RhinoRx Stock Option shall cease to exist and shall be automatically converted into a Newco Stock Option on the same terms and conditions as applied to the original Transferring Rhino Option immediately before the Distribution Time and Newco shall assume each such Newco Stock Option. The exercise price and number of shares of Newco Common Stock subject to such Newco Stock Option shall be determined in accordance with Section 424 of the Code as follows: (i) the number of shares of Newco Common Stock subject to each such Newco Stock Option shall be equal to the product of (x) the number of shares of Rhino Common Stock subject to the original unvested Transferring Rhino Option and (y) the Newco Share Ratio, with fractional shares rounded down to the nearest whole share and (ii) the per-share exercise price of such Newco Stock Option shall be equal to the product of (x) the per-share exercise price of the original unvested Transferring Rhino Option immediately prior to the Distribution Time and (y) the Newco Price Ratio, rounded up to the nearest whole cent.

(b) Prior to the Closing Date, Rhino shall use its reasonable best efforts (i) to obtain any consents from Active Transferring Rhino Employees and (ii) to make any amendments to the terms of such stock option or compensation plans or arrangements that, in either case, are necessary to give effect to the transactions contemplated by this Section 6.07; provided, however, Rhino shall not be required to make any amendments which would require the approval of its stockholders; provided, further, that to the extent any such amendment requires the consent of participants in any applicable plan, Rhino shall use its reasonable best efforts to obtain such consent.

Section 6.08. Restricted Stock.

(a) Each holder of Hippo Restricted Stock outstanding on the Record Date shall receive the same number of shares of Newco Common Stock by virtue of the HippoRx Distribution and the Merger as a holder of Hippo Common Stock on the terms and conditions set forth in the applicable sections of Article 2 and this Article 6. Any shares of Newco Common Stock received by the holder of Hippo Restricted Stock shall be subject to the same terms regarding vesting and lapse of restrictions as were applicable to the Hippo Restricted Stock. Each holder of Rhino Restricted Stock outstanding on the Record Date shall receive the same number of shares of Newco Common Stock by virtue of the RhinoRx Distribution and the Merger as a holder of Rhino Common Stock on the terms and conditions set forth in the applicable sections of Article 2 and this Article 6. Any shares of Newco Common Stock received by a holder of Rhino Restricted Stock shall be fully vested. For purposes of each equity incentive plan or arrangement of Hippo or Rhino under which Hippo Restricted Stock or Rhino Restricted Stock, as applicable, was granted, the employment of each Active Transferring Rhino Employee and each Active Transferring Hippo Employee shall be deemed to have terminated without cause immediately following the RhinoRx Distribution or the HippoRx Distribution, as applicable. Each share of Hippo Restricted Stock held by an Active Transferring Hippo Employee and each share of Rhino Restricted Stock held by an Active Transferring Rhino Employee that is outstanding on the Closing Date shall be automatically cancelled at the Effective Time for no consideration, as provided for in the applicable equity incentive plan or arrangement of Hippo or Rhino, as applicable, and substituted with Newco Restricted Stock as set forth below. Newco shall grant to each Active Transferring Hippo Employee and each Active Transferring Rhino Employee who held Hippo Restricted Stock or Rhino Restricted Stock, as applicable, that was cancelled at the Effective Time as provided herein, a substitution grant of Newco Restricted Stock issued under the Newco Incentive Plan or such other equity incentive plan sponsored and maintained by Newco, on the same terms and conditions as applied to such award of Hippo Restricted Stock or Rhino Restricted Stock, as applicable, immediately prior to the Effective Time. Each such grant of Newco Restricted Stock shall have an equivalent value to the value of the cancelled Hippo Restricted Stock or Rhino Restricted Stock, as applicable, based on the value of a share of Hippo Common Stock or Rhino Common Stock, as applicable, immediately prior to the Effective Time and a share of Newco Common Stock immediately following the Effective Time and in each case without regard to any restrictions or periods of restriction to which such Restricted Stock is subject.

(b) Prior to the Closing Date, each of Hippo and Rhino shall make any amendments to the terms of the applicable equity incentive plans or restricted stock grants that, in either case, are necessary to give effect to the transactions contemplated by this Section 6.08; provided, however, that neither Hippo nor Rhino shall be required to make any amendments which would require the approval of its stockholders; provided, further, that to the extent any such amendment requires the consent of participants in any applicable plan, Hippo or Rhino, as the case may be, shall use, and shall not be required by anything herein to use more than, its reasonable best efforts to obtain such consent.

Section 6.09. Newco Actions. Newco shall take such actions as are necessary to effect the transactions contemplated by Section 6.06, Section 6.07 and Section 6.08 hereof, including, without limitation, adoption of an equity incentive plan (the “Newco Incentive Plan”), the receipt of shareholder approval with respect to such plan prior to the Distributions to the extent necessary to comply with NYSE (or NASDAQ, if applicable) shareholder approval rules, and the reservation, issuance and listing of Newco Common Stock. Newco shall prepare and file with the SEC a registration statement on an appropriate form with respect to the shares of Newco Common Stock subject to such equity awards and shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such equity awards (and to maintain the current status of the prospectus contained therein) for so long as such equity awards remain outstanding. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, Newco shall use all reasonable efforts to administer the Newco Incentive Plan in a manner that complies with Rule 16b-3 promulgated under the 1934 Act.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF HIPPO

Except as set forth in the Hippo Disclosure Schedule, Hippo represents and warrants to Newco and Rhino that:

Section 7.01. Corporate Existence and Power. Each of Hippo and its Subsidiaries that is or will be party to a Transaction Agreement is a corporation or other entity duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation and has all corporate or other powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each of Hippo and its Subsidiaries that is or will be party to a Transaction Agreement is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary. Hippo has heretofore delivered or made available to Rhino true and complete copies of the certificate of incorporation and bylaws or other organizational documents of Hippo and each of its Subsidiaries that is or will be party to a Transaction Agreement, as currently in effect.

Section 7.02. Corporate Authorization.

(a) The execution, delivery and performance by Hippo and its Subsidiaries of the Transaction Agreements to which they are or will be party, and the consummation by Hippo and its Subsidiaries of the transactions contemplated thereby are within Hippo’s and its applicable Subsidiaries’ corporate or other powers and have been duly authorized by all necessary corporate or other action on the part of Hippo and such Subsidiaries of Hippo. Each Transaction Agreement to which Hippo or any of its Subsidiaries is or will be a party constitutes, or will when executed constitute, a valid and binding agreement of Hippo and each such Subsidiary that is a party thereto, enforceable against Hippo and each such Subsidiary in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights and (ii) for the limitations imposed by general principles of equity.

(b) At a meeting duly called and held, Hippo’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Hippo’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously determined that if the Effective Time occurred on the date hereof, then the conditions set forth in Section 13.01(i)(iii) would be satisfied. No vote of the holders of any outstanding capital stock of Hippo is necessary in connection with the consummation of the transactions contemplated by the Transaction Agreements.

(c) Hippo Operating Sub’s Board of Directors has unanimously determined that, if the Effective Time occurred on the date hereof, the condition set forth in Section 13.01(i)(i) would be satisfied.

(d) HippoRx’s Board of Directors has (i) unanimously determined that this Agreement (including the HippoRx Merger) and the transactions contemplated hereby are advisable and fair to and in the best interests of the stockholder of HippoRx, (ii) unanimously approved and adopted this Agreement (including the HippoRx Merger) and the transactions contemplated hereby, (iii) unanimously resolved to recommend approval and adoption of this Agreement (including the HippoRx Merger) by the sole stockholder of HippoRx and (iv) unanimously determined that if the Effective Time occurred on the date hereof, then the conditions set forth in Section 13.01(i)(ii) would be satisfied. Hippo, as sole stockholder of HippoRx as of the date hereof, has adopted this Agreement (including the agreement of merger herein) and the transactions contemplated hereby, including the HippoRx Merger, at a duly called stockholders meeting of HippoRx (and not by action by written consent in lieu of a meeting).

Section 7.03. Governmental Authorization. The execution, delivery and performance by Hippo and its Subsidiaries of the Transaction Agreements to which they are or will be party and the consummation by Hippo and such Subsidiaries of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the HippoRx Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws, (iv) compliance with any applicable requirements of any relevant state Boards of Pharmacy or other federal or state licensing authority, the U.S. Drug Enforcement Agency, the Medicare program or any relevant state Medicaid program and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, an adverse effect on HippoRx or impair the ability of Hippo and its applicable Subsidiaries to consummate the transactions contemplated by the Transaction Agreements.

Section 7.04. Non-contravention. The execution, delivery and performance by Hippo and its Subsidiaries of the Transaction Agreements to which they are or will be party and the consummation of the transactions contemplated thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other organizational documents of Hippo or any such Subsidiary, (ii) assuming compliance with the matters referred to in Section 7.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 7.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Hippo or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Hippo or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Hippo or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Hippo or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected to have, individually or in the aggregate, an adverse effect on HippoRx or prohibit or impair or delay the ability of Hippo or any of its Subsidiaries to consummate the transactions contemplated by any of the Transaction Agreements.

Section 7.05. Capitalization.

(a) The authorized capital stock of Hippo consists of (i) 600,000,000 shares of Common Stock and (ii) 10,000,000 shares of Preferred Stock. As of

October 23, 2006, there were outstanding (i) 194,907,984 shares of Hippo Common Stock of which 314,339 were shares of Hippo Restricted Stock, (ii) employee stock options to purchase an aggregate of 14,125,344 shares of Hippo Common Stock (of which options to purchase an aggregate of 8,826,469 shares of Hippo Common Stock were exercisable) and (iii) no shares of Preferred Stock. All outstanding shares of capital stock of Hippo have been, and all shares that may be issued pursuant to any compensatory plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Subsidiary of Hippo owns any shares of capital stock of Hippo. Section 7.05(a) of the Hippo Disclosure Schedule contains a complete and correct list as of October 23, 2006 of (x) each outstanding Hippo Stock Option held by a Transferring Hippo Employee, including, as applicable, the holder, date of grant, exercise price, vesting schedule and number of shares of Hippo Common Stock subject thereto and (y) each outstanding share of Hippo Restricted Stock, including the holder, date of issuance, and vesting schedule.

(b) Except as set forth in this Section 7.05 and for changes since October 23, 2006 resulting from the exercise of employee stock options outstanding on such date and with respect to outstanding rights under the Hippo Employee Stock Purchase Plan, there are no outstanding (i) shares of capital stock or voting securities of Hippo, (ii) securities of Hippo convertible into or exchangeable for shares of capital stock or voting securities of Hippo or (iii) options or other rights to acquire from Hippo, or other obligation of Hippo to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Hippo (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Hippo Securities”). There are no outstanding obligations of Hippo or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Hippo Securities.

Section 7.06. HippoRx Entities.

(a) Each HippoRx Entity is a corporation or other entity duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation, has all corporate or other powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each HippoRx Entity is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary. All HippoRx Entities, the owners of its capital stock (to the extent a less than wholly owned HippoRx Subsidiary) and their respective jurisdictions of organization or formation are identified in Section 7.06(a) of the Hippo Disclosure Schedule. Hippo beneficially owns no interests in any Person engaged in the Hippo Institutional Pharmacy Business other than the HippoRx Entities. To the knowledge of Hippo, no HippoRx Entity is engaged in any business other than the Hippo Institutional Pharmacy Business or has any Liabilities relating to any other business.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, HippoRx will be (as of immediately prior to the HippoRx Distribution) directly owned by Hippo free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). All of the outstanding capital stock of, or other voting securities or ownership interests in, each HippoRx Entity (other than HippoRx), will be (as of immediately prior to the HippoRx Distribution) directly or indirectly owned by HippoRx free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of Hippo or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any HippoRx Entity or (ii) options or other rights to acquire from Hippo or any of its Subsidiaries, or other obligation of Hippo or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any HippoRx Entity (the items in clauses (i) and (ii) being referred to collectively as the “HippoRx Securities”). There are no outstanding obligations of Hippo or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the HippoRx Securities.

(c) After giving effect to the HippoRx Distribution, neither Hippo nor any of its Subsidiaries will own any shares of HippoRx Common Stock or any other capital stock or other equity interest in any HippoRx Entity.

Section 7.07. SEC Filings and the Sarbanes-Oxley Act.

(a) Hippo has delivered or made available to Rhino (i) Hippo’s annual reports on Form 10-K for its fiscal years ended September 30, 2005, 2004 and 2003, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended December 31, 2005, March 31, 2006 and June 30, 2006, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Hippo held since September 30, 2005, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since September 30, 2005 (the documents referred to in this Section 7.07(a), collectively, the “Hippo SEC Documents”).

(b) As of its filing date, each Hippo SEC Document complied, and each such Hippo SEC Document filed subsequent to the date hereof will comply, as to form in all respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Hippo SEC Document filed pursuant to the 1934 Act did not, and each such Hippo SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Hippo SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Hippo has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Hippo, including its consolidated Subsidiaries, is made known to Hippo’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Hippo’s principal executive officer and principal financial officer to material information required to be included in Hippo’s periodic reports required under the 1934 Act.

(f) Hippo and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Hippo’s financial reporting and the preparation of Hippo’s financial statements for external purposes in accordance with GAAP. Hippo has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Hippo’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Hippo’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Hippo has made available to Rhino a summary of any such disclosure made by management to Hippo’s auditors and audit committee since September 30, 2004.

(g) There are no outstanding loans or other extensions of credit made by Hippo or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Hippo. Hippo has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) The financial statements included in the Hippo SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Hippo and its Subsidiaries as of the dates specified therein and the consolidated results of operations and cash flows of Hippo and its Subsidiaries for the periods specified therein (subject to normal and immaterial year-end adjustments in the case of unaudited financial statements).

Section 7.08. Financial Statements.

(a) The audited balance sheets as of September 30, 2006 and 2005 and the related audited statements of income and cash flows for each of the years ended September 30, 2006, 2005 and 2004 for the Hippo Institutional Pharmacy Business that will be provided pursuant to Section 9.05, and all the audited and unaudited financial statements of the Hippo Institutional Pharmacy Business included in the Registration Statement, will fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Hippo Institutional Pharmacy Business as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal and immaterial year-end adjustments in the case of any unaudited interim financial statements included in the Registration Statement).

(b) The HippoRx Audited EBITDA will be not less than 87.5% of the HippoRx Estimated EBITDA.

(c) The unaudited balance sheet and statement of operations for the Hippo Institutional Pharmacy Business (and including the Hippo Retail Pharmacies) as of and for the nine months ended June 30, 2006 attached as Exhibit P hereto (i) are derived from and are consistent with the books and records of HippoRx and its Subsidiaries, (ii) are the financial statements of the Hippo Institutional Pharmacy Business (and including the Hippo Retail Pharmacies) as of and for such period that were made available to and used by the management of Hippo and HippoRx and (iii) were included in the consolidated financial statements of Hippo as of and for the nine months ended June 30, 2006 as contained in Hippo’s Quarterly Report on Form 10-Q as of and for such period as filed with the SEC.

(d) The unaudited balance sheet and statement of operations for the Hippo Institutional Pharmacy Business as of and for the nine months ended June 30, 2006 attached as Exhibit Q hereto (i) are derived from and are consistent with the books and records of HippoRx and its Subsidiaries and (ii) sets forth the adjustments made to the balance sheet and statement of operations in Exhibit P to eliminate from such balance sheet and statement of operations the assets, liabilities and results of operations of the Hippo Retail Pharmacies.

Section 7.09. Information Supplied. The information (including all financial data) supplied by Hippo for inclusion or incorporation in the Registration Statement and any amendments or supplements thereto and, to the knowledge of Hippo, all information related to Newco contained therein shall not at the time the Registration Statement is declared effective by the SEC or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 7.10. Absence of Certain Changes. (a) From the HippoRx Balance Sheet Date until the date of this Agreement, except as expressly contemplated by the Transaction Agreements, the Hippo Institutional Pharmacy Business has been conducted in the ordinary course consistent with past practices and there has not been:

(i) any amendment of the articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of any of the HippoRx Entities;

(ii) any splitting, combination or reclassification of any shares of capital stock of any of the HippoRx Entities or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock any of the HippoRx Entities, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any HippoRx Securities;

(iii)(A) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any HippoRx Securities or (B) amendment of any term of any HippoRx Security (in each case, whether by merger, consolidation or otherwise);

(iv) any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by the Hippo Institutional Pharmacy Business, except for any such incurrence in the ordinary course of business consistent with past practice;

(v) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by the Hippo Institutional Pharmacy Business of any assets, securities, properties, interests or businesses, other than any such acquisition in the ordinary course of business in a manner that is consistent with past practice;

(vi) any sale, lease or other transfer of, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of the Hippo Institutional Pharmacy Business, other than (A) sales of inventory or leases of property in the ordinary course of business consistent with past practice and (B) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $5,000,000 individually or $10,000,000 in the aggregate;

(vii) other than in connection with actions identified in Section 7.10(a)(iv), any making by the Hippo Institutional Pharmacy Business of any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(viii) any creation, incurrence, assumption or sufferance to exist by the Hippo Institutional Pharmacy Business of any indebtedness for borrowed money or guarantees thereof;

(ix) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Hippo Institutional Pharmacy Business;

(x)(A) any entering into of any agreement or arrangement that limits or otherwise restricts in any respect any HippoRx Entity or the Hippo Institutional Pharmacy Business or that could, after the Effective Time, limit or restrict in any respect any HippoRx Entity, the Hippo Institutional Pharmacy Business, Newco, or any of its Subsidiaries, from engaging or competing in any line of business, in any location or with any Person or (B) any entering into, amendment or modification in any adverse respect or termination of or any nonrenewal or expiration of any HippoRx Material Contract or waiver, release or assignment of any rights, claims or benefits of the Hippo Institutional Pharmacy Business or the HippoRx Entities;

(xi)(A) any grant or increase of any severance or termination pay to (or amend any existing arrangement with) any Transferring Hippo Employee, (B) any increase in benefits payable under any existing severance or termination pay policies or employment agreements of any Transferring Hippo Employee, (C) any entering into of any employment, deferred compensation, retention, change in control, tax gross-up, special bonus, stay bonus or other similar agreement (or amendment of any such existing agreement) with any Transferring Hippo Employee, (D) any establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any Transferring Hippo Employee or (E) any increase in compensation, bonus or other benefits payable to any Transferring Hippo Employee, in each case, other than in the ordinary course of business consistent with past practice;

(xii) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any Transferring Hippo Employees, which employees were not subject to a collective bargaining agreement at the HippoRx Balance Sheet

Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(xiii) any change in Hippo’s or any of its Subsidiaries’ (in each case, to the extent related to the Hippo Institutional Pharmacy Business) or any HippoRx Entity’s methods of accounting, except as required by concurrent changes in GAAP;

(xiv) any settlement, or offer or proposal to settle, (A) any litigation, investigation, arbitration, proceeding or other claim involving or against the Hippo Institutional Pharmacy Business or the HippoRx Entities, (B) any stockholder litigation or dispute against the Hippo Institutional Pharmacy Business or the HippoRx Entities or any of the officers or directors of the HippoRx Entities or (C) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(xv) any Tax election, any annual tax accounting period changed, any method of tax accounting adopted or changed, any Tax Returns amended or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered; or

(xvi) any adverse regulatory events, developments or changes, including recoupments not in the ordinary course of business, loss of licensure or failure to renew any permits or licenses.

(b) Since the HippoRx Balance Sheet Date, there has not been any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HippoRx.

Section 7.11. No Undisclosed Liabilities. There are no known or unknown Liabilities of the HippoRx Group of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than:

(a) Liabilities disclosed and provided for in the HippoRx Balance Sheet, and

(b) Liabilities incurred in the ordinary course of business consistent with past practices since the HippoRx Balance Sheet Date.

Section 7.12. Compliance with Laws and Court Orders.

(a) Each of Hippo and its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) is, and since January 1, 2003 has been, in compliance with, and to the knowledge of Hippo is not under investigation by any Governmental Authority with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law.

(b) Each of Hippo and its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) has duly obtained all permits, concessions, grants, franchises, licenses and other governmental authorizations, consents, and approvals, including Medicare and Medicaid billing and provider numbers (collectively, “HippoRx Permits”), necessary for the conduct of the Hippo Institutional Pharmacy Business including those relating to Medicare, any relevant state Medicaid program or any other health insurance or health care benefit program sponsored or financed in whole or in part by any Governmental Authority. Each HippoRx Permit is in full force and effect and each of Hippo and its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) is in full compliance with the terms of each HippoRx Permit. There are no actions, suits, sanctions, investigations or proceedings (or any basis therefor) pending or, to the knowledge of Hippo, threatened which may result in the revocation, cancellation, suspension or modification of any such HippoRx Permit.

(c) Each Person employed or engaged by each of Hippo and its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) to provide services on behalf of the Hippo Institutional Pharmacy Business (each, a “HippoRx Licensed Service Provider”) has obtained and maintains all necessary licensure or certification to provide such services in compliance with any Applicable Law or the requirements of any Government Medical Reimbursement Program. Each HippoRx Licensed Service Provider is covered by a professional liability insurance policy underwritten by a licensed insurance company, with coverage limits and terms that are consistent with industry standards.

(d) To the knowledge of Hippo, since January 1, 2003, none of Hippo and its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) nor any of their respective officers, directors, employees or agents has been investigated or charged by any Governmental Authority in any violation of any laws involving fraudulent or abusive practices relating to its participation in any Medicare, Medicaid, Veterans Administration, Tricare or any other state or federally sponsored health care reimbursement or health care benefit program (each, a “Government Medical Reimbursement Program”) or in any health care benefit program as defined in 18 U.S.C. § 24(b), including fraudulent billing or recordkeeping practices, and no such person has been convicted of, charged with or investigated for a violation of any other federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances. Since January 1, 2003, Hippo and its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) have properly and legally billed all individuals, intermediaries and third party payors, as appropriate, for services rendered through the HippoRx Entities and have maintained all necessary documentation to support and reflect such billing practices. To the knowledge of Hippo, none of Hippo and its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) nor any of their respective directors, officers, employees, independent contractors or agents has committed any offense which is reasonably likely to be the basis for suspension, civil monetary penalties, debarment or exclusion of Hippo or any of its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) or any of their respective directors, officers, managers, current employees, partners, agents or independent contractors from any Government Medical Reimbursement Program, including, but not limited to, defrauding a government program, loss of a license to provide health care services or failure to provide quality care.

(e) None of Hippo and its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) nor any of their respective directors, officers, employees, independent contractors or agents have engaged in any activities which may serve as the grounds for any penalties of any kind under Sections 1128A, 1128B or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, 1320a-7b and 1395nn), the federal False Claims Act (31 U.S.C. § 3729 et seq.), the False Statements Act (18 U.S.C. § 1001), the Program Fraud Civil Penalties Act (31 U.S.C. § 3801 et seq.), the Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) (all as amended or superseded), and the anti-fraud and abuse provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. § 1347, 18 U.S.C. § 669, 18 U.S.C. § 1035, 18 U.S.C. § 1518) and the applicable fraud and abuse, anti-kickback, false claims and anti-self referral statutes and regulations in each state or other jurisdictions where Hippo and its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) may conduct business or any related regulations or other federal or state laws and regulations.

Section 7.13. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of Hippo, threatened against or affecting, Hippo or any of its Subsidiaries or the Hippo Institutional Pharmacy Business, any present or former officer, director or employee of Hippo or any of its Subsidiaries or any Person for whom Hippo or any of its Subsidiaries may be liable or any of their respective properties before any court or arbitrator or before or by any Governmental Authority, (i) that, could reasonably be expected to have, an adverse effect on the Hippo Institutional Pharmacy Business or (ii) that, as of the date hereof, in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by the Transaction Agreements. For the avoidance of doubt, clause (ii) of the preceding sentence contains the only representation or warranty in this Article 7 regarding legal challenges to the transactions contemplated by the Transaction Agreements.

Section 7.14. Finders’ Fees. Except for Deutsche Bank Securities Inc. (all of whose fees and expenses shall be paid by Hippo and the obligations to which shall be Non-HippoRx Liabilities), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Hippo or any of its Affiliates who might be entitled to any fee or commission from Hippo or any of its Affiliates in connection with the transactions contemplated by the Transaction Agreements.

Section 7.15. Taxes.

(a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, any HippoRx Entity have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true and complete in all respects.

(b) Each HippoRx Entity has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the HippoRx Entities ordinarily record items on their respective books.

(c) The income and franchise Tax Returns of the HippoRx Entities through the Tax year ended December 31, 1997 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to Hippo’s knowledge, threatened against or with respect to the HippoRx Entities in respect of any Tax or Tax asset.

(e) No HippoRx Entity has since January 1, 2003 been a member of an affiliated, consolidated, combined or unitary group other than one of which Hippo was the common parent.

(f) Section 7.15(f) of the Hippo Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which any HippoRx Entity currently files Tax Returns.

Section 7.16. Employee Benefit Plans; Employees.

(a) Section 7.16(a) of the Hippo Disclosure Schedule contains a correct and complete list identifying each Hippo Benefit Plan that covers any Transferring Hippo Employee and each HippoRx Benefit Plan (collectively, the “Hippo Plans”). Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Rhino together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Section 7.16(a)

of the Hippo Disclosure Schedule contains a list of each Hippo Plan that is subject to Title IV of ERISA.

(b) None of the HippoRx Entities contributes to or is obligated to contribute to, or has any Liability with respect to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(c) Each Hippo Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending an application for such determination from the Internal Revenue Service, and Hippo is not aware of any reason why any such determination letter should be revoked or not be reissued. Hippo has made available to Rhino copies of the most recent Internal Revenue Service determination letters with respect to each such Hippo Plan. Each Hippo Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Hippo Plan. No events have occurred or are reasonably expected to occur with respect to any Hippo Plan that could result in payment or assessment by or against Hippo or any HippoRx Entity of any excise taxes under the Code.

(d) No condition exists that would subject any HippoRx Entity, either directly or by reason of its affiliation with any ERISA Affiliate, to any tax (including any excise tax), fine, lien, penalty or other similar Liability imposed by ERISA, the Code or other Applicable Laws.

(e) Neither Hippo nor any of its Subsidiaries has any current or projected Liability in respect of post-employment or post-retirement health or medical or life insurance benefits for Transferring Hippo Employees, except as required to avoid excise tax under Section 4980B of the Code.

(f) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any Transferring Hippo Employee to any bonus, severance, retirement, job security or other benefit, or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Hippo Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event (whether contingent or otherwise), will result in any excise tax under Section 4999 of the Code or non-deductibility of any compensation or benefit under Section 280G of the Code with respect to Transferring Hippo Employees.

(g) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of Hippo, threatened against or involving any Hippo Plan before any arbitrator or any Governmental Authority.

(h) Neither Hippo nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization with respect to a Transferring Hippo Employee.

(i)(i) There is no pending, or to Hippo’s knowledge threatened, labor strike or dispute, walkout, work stoppage, slow down or lockout involving Transferring Hippo Employees; and (ii) Hippo and its Subsidiaries are in compliance with all Laws governing the employment of Transferring Hippo Employees, including, but not limited to, all such Laws relating to wages, overtime wages, hours, collective bargaining, discrimination, retaliation, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and similar Taxes.

(j) Substantially all of the pharmacists and pharmacy technicians staffing the Hippo Institutional Pharmacy Business are (i) legally employed by a HippoRx Entity and (ii) not considered leased employees, agency employees, temporary employees or independent contractors under applicable Law.

Section 7.17. Environmental Matters.

(a) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of Hippo, is threatened by any Governmental Authority or other Person relating to the HippoRx Group and relating to or arising out of any Environmental Law.

(b) Each of the HippoRx Group is and has been in compliance with all Environmental Laws and all Environmental Permits.

(c) There are no Liabilities of the HippoRx Group of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such Liability.

(d) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted of which Hippo has knowledge in relation to the current or prior business of the HippoRx Group or any property or facility now or previously owned or leased by the HippoRx Group that reveal matters that, individually or in the aggregate, have had or could reasonably be expected to have, an adverse effect on the Hippo Institutional Pharmacy Business.

(e) The execution of the transactions contemplated hereby require no filings to be made or actions to be taken pursuant to the New Jersey Industrial Site

Recovery Act or the “Connecticut Property Transfer Law” (Sections 22a-134 through 22-134e of the Connecticut General Statutes).

Section 7.18. Property Matters.

(a) Section 7.18(a) of the Hippo Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by Hippo and its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) (collectively, the “HippoRx Leases”), including, with respect to each location, a description of (i) the location of the premises (the “HippoRx Leased Premises”), (ii) the landlord, (iii) the date of the lease and (iv) the dates of any extensions, amendments, supplements and other modifications thereof. All HippoRx Leases are valid and in full force and effect. Neither Hippo nor any of its Subsidiaries nor, to the knowledge of Hippo, any other party to any HippoRx Lease has (i) violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of any HippoRx Lease, (ii) received notice of any of the events in clause (i) or (iii) received notice of termination, cancellation or non-renewal of any such HippoRx Lease. Hippo has made available to Rhino true and complete copies of all the HippoRx Leases, all modifications or amendments thereto or waivers thereunder and all subordination and non-disturbance agreements relating thereto.

(b) Section 7.18(b) of the Hippo Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property owned by Hippo and its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) (collectively, the “HippoRx Owned Properties”). With respect to any HippoRx Owned Property, Hippo has provided to Rhino true and correct copies of the most recent title insurance policy and survey, if any, held by the applicable owner with respect thereto. The HippoRx Owned Properties and the HippoRx Leased Premises constitute all of the real property used or occupied by Hippo and its Subsidiaries in connection with the Hippo Institutional Pharmacy Business. Each entity listed on Section 7.18(b) of the Hippo Disclosure Schedule as owning a HippoRx Owned Property has good fee simple title to such HippoRx Owned Property, subject to no Liens other than Liens listed on Section 7.18(b) of the Hippo Disclosure Schedule, and none of the structures on a Hippo Owned Property encroaches upon real property of another Person, and no structure of any other Person encroaches upon any HippoRx Owned Property.

(c) There does not exist any pending condemnation or eminent domain proceedings that affect any HippoRx Owned Property, or to the knowledge of Hippo, any such proceedings that affect any HippoRx Leased Premises, or to the knowledge of Hippo, any threatened condemnation or any eminent domain proceedings that affect any HippoRx Owned Property or HippoRx Leased Premises, and neither Hippo nor its Subsidiaries have received any written notice of the intention of any Governmental Authority or other Person to take or use any HippoRx Owned Property or HippoRx Leased Premises.

(d) Other than the HippoRx Leases and any superior leases under which HippoRx Leases that are subleases are created, to the knowledge of Hippo, none of the HippoRx Owned Property or the HippoRx Leased Premises are subject to any lease, sublease, license or other agreement granting to any Person other than a HippoRx Entity any right to the use, occupancy or enjoyment of such HippoRx Owned Property or HippoRx Leased Premises or any part thereof.

Section 7.19. Intellectual Property.

(a) As of the Distribution Time, subject to the provisions of Article 2, the HippoRx Entities will own or otherwise have the right to use all Intellectual Property necessary to conduct the Hippo Institutional Pharmacy Business as currently conducted (the “HippoRx Intellectual Property”). There exist no restrictions on the disclosure, use, license or transfer of the HippoRx Intellectual Property owned by Hippo and its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) (the “Owned HippoRx Intellectual Property”). For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, logos, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, logos, domain names, copyrights and designs, (iii) know-how, inventions, whether or not patentable, computer software programs and applications (including source code and object code), databases and data collections, and (iv) any other similar type of proprietary intellectual property right.

(b) The execution and delivery of this Agreement by Hippo and HippoRx and the consummation of the Transactions will not encumber, impair or extinguish any HippoRx Intellectual Property. Section 7.19(b) of the Hippo Disclosure Schedule sets forth a complete and accurate list of all (i) registrations or applications for registration included in the Owned HippoRx Intellectual Property (the “Registered HippoRx Intellectual Property”) and (ii) all agreements (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms which have an aggregate acquisition cost of $1,000,000 or less) to which Hippo or any of its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) is a party or otherwise bound and pursuant to which Hippo or any of its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) (A) obtains the right to use or a covenant not to be sued under, any Intellectual Property and/or (B) grants the right to use, or a covenant not to be sued under, any Intellectual Property.

(c) To the knowledge of Hippo, the conduct of the Hippo Institutional Pharmacy Business as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any Third Party in any respect.

Since January 1, 2003, neither Hippo nor any of its Subsidiaries has received any written claim or notice alleging any such infringement, violation or misappropriation and there is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of Hippo, threatened against Hippo or any of its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of Hippo or its Subsidiaries in any of the HippoRx Intellectual Property, (ii) alleging that the use of the HippoRx Intellectual Property or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Hippo Institutional Pharmacy Business do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property of any Third Party or (iii) alleging that Hippo or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property of any Third Party.

(d) None of the HippoRx Intellectual Property used in the operation of the Hippo Institutional Pharmacy Business has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of Hippo, all such HippoRx Intellectual Property is valid and enforceable. To the knowledge of Hippo, no Third Party is infringing, violating or misappropriating any of the HippoRx Intellectual Property in any respect.

Section 7.20. HippoRx Material Contracts.

(a) Except as set forth on Section 7.20(a) of the Hippo Disclosure Schedule, as of the date hereof, neither Hippo nor any of its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) is a party to or otherwise bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any employment or consulting Contract with any Transferring Hippo Employee providing for base compensation in excess of $175,000, other than those that are terminable by Hippo on no more than thirty (30) days notice without liability or financial obligation to Hippo;

(iii) any Contract containing any covenant (A) limiting the right of Hippo or any of its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) to engage in any line of business or compete with any person in any line of business or to compete with any party, (B) granting any exclusive rights to make, sell or distribute the products or services of Hippo or any of its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) or (C) otherwise prohibiting or limiting the right of Hippo or any of its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) to make, sell or distribute any products or services;

(iv) any Contract relating to the disposition or acquisition by Hippo or any of its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) of an amount of assets or of any business (whether by merger, sale of stock, sale of assets or otherwise) with a value in excess of $5,000,000 or pursuant to which Hippo or any of its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) has any ownership interest with a value in excess of $5,000,000 in any other person or other business enterprise other than any other HippoRx Entity;

(v) any Contract to provide source code to any Third Party for any product, service or technology that is used by Hippo or any of its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) that either has required or is anticipated to require payment by any Person in excess of $1,000,000 in the aggregate or is reasonably necessary to support operations that generate in excess of $10,000,000 in annual revenue;

(vi) any Contract to license any Third Party to manufacture or reproduce any of Hippo’s or any of its Subsidiaries’ (to the extent relating to the Hippo Institutional Pharmacy Business) products, services or technology or any Contract to sell or distribute any of Hippo’s or any of its Subsidiaries’ (to the extent relating to the Hippo Institutional Pharmacy Business) products, services or technology, except (A) agreements with distributors, sales representatives or other resellers entered into in the ordinary course of business and (B) agreements allowing internal backup copies made or to be made by end-user customers in the ordinary course of business;

(vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, of Hippo or any of its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business), in each case other than accounts receivables and payables in the ordinary course of business;

(viii) any Contract under which Hippo or any of its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) has licensed its Intellectual Property to a Third Party, other than to customers, distributors and other resellers in the ordinary course of business;

(ix) any Contract under which Hippo or any of its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) has received a license to any Intellectual Property owned by a Third Party that is used in the Hippo Institutional Pharmacy Business that either has required or is anticipated to require payment by any Person in excess of

$5,000,000 in the aggregate or is reasonably necessary to support operations that generate in excess of $10,000,000 in annual revenue;

(x) any Contract, or group of Contracts in which the counterparties are within the same consolidated group, providing for the sale by Hippo or any of its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to Hippo or any of its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) of $2,000,000 or more or (B) aggregate payments to Hippo or any of its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) of $20,000,000 or more;

(xi) any Contract (other than Contracts for the purchase of pharmaceutical products) providing for the purchase by Hippo or any of its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments by Hippo or any of its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) of $5,000,000 or more or (B) aggregate payments by Hippo or any of its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) of $20,000,000 or more;

(xii) any Contract relating to the leasing of personal property by Hippo or any of its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) providing for annual rentals of $5,000,000 or more;

(xiii) any Contract relating to a partnership, joint venture or other similar arrangement;

(xiv) any Contract relating to agency, dealer, sales representative, marketing or similar arrangements providing for annual payments of $1,000,000 or more;

(xv) any Contract relating to administrative services, management services or professional services with physicians or pharmacists that has required or is anticipated to require payment by any Person in excess of $250,000 in the aggregate;

(xvi) any Contract with any pharmacy benefits manager, group purchasing organization or Third Party payer of health insurance benefits that has required or is anticipated to require payment by any Person in excess of $5,000,000 in the aggregate; or

(xvii) any Contract with Hippo or any of its Subsidiaries or Affiliates (other than any HippoRx Entity), except any HippoRx Lease.

(b) The Contracts disclosed or required to be disclosed on Section 7.20(a) of the Hippo Disclosure Schedule are referred to herein as the “HippoRx Material Contracts”. A true and complete copy of each HippoRx Material Contract (including any modifications and amendments thereto or waivers thereunder) has been made available to Rhino.

(c) All HippoRx Material Contracts are valid and in full force and effect. To the knowledge of Hippo, none of the terms or conditions in the HippoRx Material Contracts may serve as the ground for any penalties of any kind under the Social Security Act, the federal False Claims Act (31 U.S.C. § 3729 et seq.), the False Statements Act (18 U.S.C. § 1001), the Program Fraud Civil Penalties Act (31 U.S.C. § 3801 et seq.), the Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) (all as amended or superseded), and the anti-fraud and abuse provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. § 1347, 18 U.S.C. § 669, 18 U.S.C. § 1035, 18 U.S.C. § 1518), or comparable laws enacted by each state or jurisdiction in which Hippo may conduct business. Neither Hippo nor any of its Subsidiaries, and, to the knowledge of Hippo, no Third Party to any such Contract, has (i) violated any provision of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of any HippoRx Material Contract, (ii) received notice of any of the events set forth in clause (i) or (iii) received notice of termination, cancellation or non-renewal or any such Contract. Substantially all of the Contracts pursuant to which a HippoRx Entity provides pharmacy services are in writing.

(d) To the extent necessary to operate the Hippo Institutional Pharmacy Business as it is now being conducted, Hippo and its Subsidiaries (to the extent relating to the Hippo Institutional Pharmacy Business) have current provider agreements with Prescription Drug Plans, Medicare and Medicaid and private non-governmental programs, including with any private insurance program under which they, directly or indirectly, are presently receiving payments.

Section 7.21. Insurance. Hippo has furnished to Rhino a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the Hippo Institutional Pharmacy Business and its officers and employees. There is no claim by Hippo or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and Hippo and its Subsidiaries have otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds are in full force and effect. Hippo does not know of any threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies or bonds. After the Effective Time, Hippo shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Effective Time.

Section 7.22. Intercompany Transactions. Except as otherwise provided in this Agreement, since the HippoRx Balance Sheet Date there has not been any transaction between Hippo and its Subsidiaries (other than the Hippo Institutional Pharmacy Business), on the one hand, and the Hippo Institutional Pharmacy Business, on the other hand, other than in the ordinary course of business consistent with past practice.

Section 7.23. Sufficiency of Transferred Assets. Subject to Section 2.03, as of the Effective Time, no HippoRx Assets will be owned or held by Hippo or any of its Subsidiaries (other than the HippoRx Entities). As of the Effective Time, assuming the consummation of the transactions contemplated by Article 2 and Article 3 and the availability of any assets and services contemplated to be made available to Newco and its Subsidiaries (including the HippoRx Entities) pursuant to the terms of the Transaction Agreements, the HippoRx Assets will be sufficient to conduct the Hippo Institutional Pharmacy Business as currently conducted.

Section 7.24. Tax Treatment. Neither Hippo nor any of its Affiliates has taken or agreed to take any action, or has knowledge of any fact or circumstance, that would (i) prevent the HippoRx Distribution from qualifying as a transaction described in Section 355(a) of the Code, (ii) cause Section 355(e) of the Code to apply to the HippoRx Distribution or the RhinoRx Distribution as a result of the HippoRx Merger or the RhinoRx Merger, (iii) otherwise cause the HippoRx Common Stock to fail to be treated as “qualified property” for purposes of Section 355(c)(2) or Section 361(c)(2) of the Code, or (iv) prevent the HippoRx Merger or the RhinoRx Merger from qualifying as exchanges described in Section 351 of the Code.

Section 7.25. Opinion of Financial Advisor. The board of directors of Hippo has received a written opinion of Deutsche Bank Securities Inc. to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations set forth therein, the HippoRx Exchange Ratio is fair, from a financial point of view, to the holders of Hippo Common Stock that receive shares of HippoRx Common Stock in the HippoRx Distribution pursuant to this Agreement.

Section 7.26. Lexicon Pharmacy Services. The HippoRx Group has no Liabilities relating to Lexicon Pharmacy Services, LLC, a Delaware limited liability company (“Lexicon”) or any investment in Lexicon. Lexicon conducts no business or operations.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF RHINO

Except as set forth in the Rhino Disclosure Schedule, Rhino represents and warrants to Newco and Hippo that:

Section 8.01. Corporate Existence and Power. Each of Rhino and its Subsidiaries that is or will be party to a Transaction Agreement is a corporation or other entity duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation and has all corporate or other powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each of Rhino and its Subsidiaries that is or will be party to a Transaction Agreement is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary. Rhino has heretofore delivered or made available to Hippo true and complete copies of the certificate of incorporation and bylaws or other organizational documents of Rhino and each of its Subsidiaries that is or will be party to a Transaction Agreement, as currently in effect.

Section 8.02. Corporate Authorization.

(a) The execution, delivery and performance by Rhino and its Subsidiaries of the Transaction Agreements to which they are or will be party, and the consummation by Rhino and its Subsidiaries of the transactions contemplated thereby are within Rhino’s and its applicable Subsidiaries’ corporate or other powers and have been duly authorized by all necessary corporate or other action on the part of Rhino and such Subsidiaries of Rhino. Each Transaction Agreement to which Rhino or any of its Subsidiaries is or will be a party constitutes, or will when executed constitute, a valid and binding agreement of Rhino and each such Subsidiary that is a party thereto, enforceable against Rhino and each such Subsidiary in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights and (ii) for the limitations imposed by general principles of equity.

(b) At meetings duly called and held, each of Rhino’s and Rhino Parent Sub’s Boards of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Rhino’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously determined that if the Effective Time occurred on the date hereof, then the conditions set forth in Sections 13.01(j)(ii) and 13.01(j)(iii) would be satisfied. No vote of the holders of any outstanding capital stock of Rhino or Rhino Parent Sub is necessary in connection with the consummation of the transactions contemplated by the Transaction Agreements.

(c) At a meeting duly called and held, RhinoRx’s Board of Directors has (i) unanimously determined that this Agreement (including the RhinoRx Merger) and the transactions contemplated hereby are advisable and fair to and in the best interests of the stockholder of RhinoRx, (ii) unanimously approved and adopted this Agreement (including the RhinoRx Merger) and the transactions contemplated hereby, (iii) unanimously resolved to recommend approval and adoption of this Agreement (including the RhinoRx Merger) by the sole stockholder of RhinoRx and (iv) unanimously determined that if the Effective Time occurred on the date hereof, then the conditions set forth in Section 13.01(j)(i) would be satisfied. Rhino Parent Sub, as sole stockholder of RhinoRx as of the date hereof, has adopted this Agreement and the transactions contemplated hereby, including the RhinoRx Merger, at a duly called stockholders meeting of RhinoRx (and not by action by written consent in lieu of a meeting).

Section 8.03. Governmental Authorization. The execution, delivery and performance by Rhino and its Subsidiaries of the Transaction Agreements to which they are or will be party and the consummation by Rhino and such Subsidiaries of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the RhinoRx Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws, (iv) compliance with any applicable requirements of any relevant state Boards of Pharmacy or other federal or state licensing authority, the U.S. Drug Enforcement Agency, the Medicare program or any relevant state Medicaid program and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, an adverse effect on RhinoRx or to impair the ability of Rhino and its applicable Subsidiaries to consummate the transactions contemplated by the Transaction Agreements.

Section 8.04. Non-contravention. The execution, delivery and performance by Rhino and its Subsidiaries of the Transaction Agreements to which they are or will be party and the consummation of the transactions contemplated thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other organizational documents of Rhino or any such Subsidiary, (ii) assuming compliance with the matters referred to in Section 8.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 8.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Rhino or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Rhino or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Rhino or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Rhino or any of its

Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected to have, individually or in the aggregate, an adverse effect on RhinoRx or prohibit or impair or delay the ability of Rhino or any of its Subsidiaries to consummate the transactions contemplated by any of the Transaction Agreements.

Section 8.05. Capitalization.

(a) The authorized capital stock of Rhino consists of (i) 175,000,000 shares of Common Stock and (ii) 1,000,000 shares of Preferred Stock. As of September 30, 2006, there were outstanding (i) 39,889,549 shares of Rhino Common Stock, of which 807,986 were shares of Rhino Restricted Stock, (ii) employee stock options to purchase an aggregate of 3,162,952 shares of Rhino Common Stock (of which options to purchase an aggregate of 2,370,714 shares of Rhino Common Stock were exercisable) and (iii) no shares of Preferred Stock. All outstanding shares of capital stock of Rhino have been, and all shares that may be issued pursuant to any compensatory plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Subsidiary of Rhino owns any shares of capital stock of Rhino. Section 8.05(a) of the Rhino Disclosure Schedule contains a complete and correct list as of October 20, 2006 of (x) each outstanding Rhino Stock Option held by a Transferring Rhino Employee, including, as applicable, the holder, date of grant, exercise price, vesting schedule and number of shares of Rhino Common Stock subject thereto and (y) each outstanding share of Rhino Restricted Stock including the holder, date of issuance and vesting schedule.

(b) Except as set forth in this Section 8.05 and for changes since September 30, 2006 resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of Rhino, (ii) securities of Rhino convertible into or exchangeable for shares of capital stock or voting securities of Rhino or (iii) options or other rights to acquire from Rhino, or other obligation of Rhino to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Rhino (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Rhino Securities”). There are no outstanding obligations of Rhino or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Rhino Securities.

Section 8.06. RhinoRx Entities.

(a) Each RhinoRx Entity is a corporation or other entity duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation, has all corporate or other powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each RhinoRx Entity is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary. All RhinoRx Entities, the owners of its capital stock (to the extent a less than wholly owned RhinoRx Subsidiary) and their respective jurisdictions of organization or formation are identified in Section 8.06(a) of the Rhino Disclosure Schedule. Rhino beneficially owns no interests in any Person engaged in the Rhino Institutional Pharmacy Business other than the RhinoRx Entities. To the knowledge of Rhino, no RhinoRx Entity is engaged in any business other than the Rhino Institutional Pharmacy Business or has any Liabilities relating to any other business.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, RhinoRx will be (as of immediately prior to the RhinoRx Distribution) directly owned by Rhino free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). All of the outstanding capital stock of, or other voting securities or ownership interests in, each RhinoRx Entity (other than RhinoRx), will be (as of immediately prior to the RhinoRx Distribution ) directly or indirectly owned by RhinoRx free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of Rhino or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any RhinoRx Entity or (ii) options or other rights to acquire from Rhino or any of its Subsidiaries, or other obligation of Rhino or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any RhinoRx Entity (the items in clauses (i) and (ii) being referred to collectively as the “RhinoRx Securities”). There are no outstanding obligations of Rhino or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the RhinoRx Securities.

(c) After giving effect to the RhinoRx Distribution, neither Rhino nor any of its Subsidiaries will own any shares of RhinoRx Common Stock or any other capital stock or other equity interest in any RhinoRx Entity.

Section 8.07. SEC Filings and the Sarbanes-Oxley Act.

(a) Rhino has delivered or made available to Hippo (i) Rhino’s annual reports on Form 10-K for its fiscal years ended December 31, 2005, 2004 and 2003, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2006 and June 30, 2006, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Rhino held since December 31, 2005, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2005 (the documents referred to in this Section 8.07(a), collectively, the “Rhino SEC Documents”).

(b) As of its filing date, each Rhino SEC Document complied, and each such Rhino SEC Document filed subsequent to the date hereof will comply, as to form in all respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Rhino SEC Document filed pursuant to the 1934 Act did not, and each such Rhino SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Rhino SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Rhino has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Rhino, including its consolidated Subsidiaries, is made known to Rhino’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Rhino’s principal executive officer and principal financial officer to material information required to be included in Rhino’s periodic reports required under the 1934 Act.

(f) Rhino and its Subsidiaries have established and maintain a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Rhino’s financial reporting and the preparation of Rhino’s financial statements for external purposes in accordance with GAAP. Rhino has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Rhino’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Rhino’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Rhino has made available to Hippo a summary of any such disclosure made by management to Rhino’s auditors and audit committee since December 31, 2004.

(g) There are no outstanding loans or other extensions of credit made by Rhino or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Rhino. Rhino has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) The financial statements included in the Rhino SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Rhino and its Subsidiaries as of the dates specified therein and the consolidated results of operations and cash flows of Rhino and its Subsidiaries for the periods specified therein (subject to normal and immaterial year-end adjustments in the case of unaudited financial statements).

Section 8.08. Financial Statements.

(a) The audited balance sheets as of December 31, 2006 and 2005 and the related audited statements of income and cash flows for each of the years ended December 31, 2006, 2005 and 2004 for the Rhino Institutional Pharmacy Business that will be provided pursuant to Section 10.05, and all the audited and unaudited financial statements of the Rhino Institutional Pharmacy Business included in the Registration Statement, will fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Rhino Institutional Pharmacy Business as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal and immaterial year-end adjustments in the case of any unaudited interim financial statements included in the Registration Statement).

(b) The RhinoRx Audited EBITDA will be not less than 87.5% of the RhinoRx Estimated EBITDA.

(c) The unaudited balance sheet and statement of income as of and for the period ended September 30, 2006 attached as Exhibit R hereto (i) are derived from and are consistent with the books and records of RhinoRx and its Subsidiaries, (ii) are the financial statements of the Rhino Institutional Pharmacy Business as of and for such period that were made available to and used by the management of Rhino and RhinoRx and (iii) will be included in the consolidated financial statements of Rhino as of and for the period ended September 30, 2006 as contained in Rhino’s Quarterly Report on Form 10-Q as of and for such period to be filed with the SEC.

Section 8.09. Information Supplied. The information (including all financial data) supplied by Rhino for inclusion or incorporation in the Registration Statement and any amendments or supplements thereto and, to the knowledge of Rhino, all information related to Newco contained therein shall not at the time the Registration Statement is declared effective by the SEC or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 8.10. Absence of Certain Changes. (a) From the RhinoRx Balance Sheet Date until the date of this Agreement, except as expressly contemplated by the Transaction Agreements, the Rhino Institutional Pharmacy Business has been conducted in the ordinary course consistent with past practices and there has not been:

(i) any amendment of the articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of any of the RhinoRx Entities;

(ii) any splitting, combination or reclassification of any shares of capital stock of any of the RhinoRx Entities or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock any of the RhinoRx Entities, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any RhinoRx Securities;

(iii)(A) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any RhinoRx Securities or (B) amendment of any term of any RhinoRx Security (in each case, whether by merger, consolidation or otherwise);

(iv) any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by the Rhino Institutional Pharmacy Business, except for any such incurrence in the ordinary course of business consistent with past practice;

(v) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by the Rhino Institutional Pharmacy Business of any assets, securities, properties, interests or businesses, other than any such acquisition in the ordinary course of business in a manner that is consistent with past practice;

(vi) any sale, lease or other transfer of, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of the Rhino Institutional Pharmacy Business, other than (A) sales of inventory or leases of property in the ordinary course of business consistent with past practice and (B) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $5,000,000 individually or $10,000,000 in the aggregate;

(vii) other than in connection with actions identified in Section 8.10(a)(iv), any making by the Rhino Institutional Pharmacy Business of any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(viii) any creation, incurrence, assumption or sufferance to exist by the Rhino Institutional Pharmacy Business of any indebtedness for borrowed money or guarantees thereof;

(ix) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Rhino Institutional Pharmacy Business;

(x)(A) any entering into of any agreement or arrangement that limits or otherwise restricts in any respect any RhinoRx Entity or the Rhino Institutional Pharmacy Business or that could, after the Effective Time, limit or restrict in any respect any RhinoRx Entity, the Rhino Institutional Pharmacy Business, Newco, or any of its Subsidiaries, from engaging or competing in any line of business, in any location or with any Person or (B) any entering into, amendment or modification in any adverse respect or termination of or any nonrenewal or expiration of any RhinoRx Material Contract or waiver, release or assignment of any material rights, claims or benefits of the Rhino Institutional Pharmacy Business or the RhinoRx Entities;

(xi)(A) any grant or increase of any severance or termination pay to (or amend any existing arrangement with) any Transferring Rhino Employee, (B) any increase in benefits payable under any existing severance or termination pay policies or employment agreements of any Transferring Rhino Employee, (C) any entering into of any employment, deferred compensation, retention, change in control, tax gross-up, special bonus, stay bonus or other similar agreement (or amendment of any such existing agreement) with any Transferring Rhino Employee, (D) any establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any Transferring Rhino Employee or (E) any increase in compensation, bonus or other benefits payable to any Transferring Rhino Employee, in each case, other than in the ordinary course of business consistent with past practice;

(xii) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any Transferring Rhino Employees, which employees were not subject to a collective bargaining agreement at the RhinoRx Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(xiii) any change in Rhino’s or any of its Subsidiaries’ (in each case, to the extent related to the Rhino Institutional Pharmacy Business) or any RhinoRx Entity’s methods of accounting, except as required by concurrent changes in GAAP;

(xiv) any settlement, or offer or proposal to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Rhino Institutional Pharmacy Business or the RhinoRx Entities, (B) any stockholder litigation or dispute against the Rhino Institutional Pharmacy Business or the RhinoRx Entities or any of the officers or directors of the RhinoRx Entities or (C) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(xv) any Tax election, any annual tax accounting period changed, any method of tax accounting adopted or changed, any Tax Returns amended or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered; or

(xvi) any adverse regulatory events, developments or changes, including recoupments not in the ordinary course of business, loss of licensure or failure to renew any permits or licenses.

(b) Since the RhinoRx Balance Sheet Date, there has not been any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RhinoRx.

Section 8.11. No Undisclosed Liabilities. There are no known or unknown Liabilities of the RhinoRx Group of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than:

(a) Liabilities disclosed and provided for in the RhinoRx Balance Sheet or in the notes thereto, and

(b) Liabilities incurred in the ordinary course of business consistent with past practices since the RhinoRx Balance Sheet Date.

Section 8.12. Compliance with Laws and Court Orders.

(a) Each of Rhino and its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) is, and since January 1, 2003 has been, in compliance with, and to the knowledge of Rhino is not under investigation by any Governmental Authority with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law.

(b) Each of Rhino and its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) has duly obtained all permits,

concessions, grants, franchises, licenses and other governmental authorizations, consents, and approvals, including Medicare and Medicaid billing and provider numbers (collectively, “RhinoRx Permits”), necessary for the conduct of the Rhino Institutional Pharmacy Business including those relating to Medicare, any relevant state Medicaid program or any other health insurance or health care benefit program sponsored or financed in whole or in part by any Governmental Authority. Each RhinoRx Permit is in full force and effect and each of Rhino and its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) is in full compliance with the terms of each RhinoRx Permit. There are no actions, suits, sanctions, investigations or proceedings (or any basis therefor) pending or, to the knowledge of Rhino, threatened which may result in the revocation, cancellation, suspension or modification of any such RhinoRx Permit.

(c) Each Person employed or engaged by each of Rhino and its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) to provide services on behalf of the Rhino Institutional Pharmacy Business (each, a “RhinoRx Licensed Service Provider”) has obtained and maintains all necessary licensure or certification to provide such services in compliance with any Applicable Law or the requirements of any Government Medical Reimbursement Program. Each RhinoRx Licensed Service Provider is covered by a professional liability insurance policy underwritten by a licensed insurance company, with coverage limits and terms that are consistent with industry standards.

(d) To the knowledge of Rhino, since January 1, 2003, none of Rhino and its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) nor any of their respective officers, directors, employees or agents has been investigated or charged by any Governmental Authority in any violation of any laws involving fraudulent or abusive practices relating to its participation in any Government Medical Reimbursement Program or in any health care benefit program as defined in 18 U.S.C. § 24(b), including fraudulent billing or recordkeeping practices, and no such person has been convicted of, charged with or investigated for a violation of any other federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances. Since January 1, 2003, Rhino and its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) have properly and legally billed all individuals, intermediaries and third party payors, as appropriate, for services rendered through the RhinoRx Entities and have maintained all necessary documentation to support and reflect such billing practices. To the knowledge of Rhino, none of Rhino and its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) nor any of their respective directors, officers, employees, independent contractors or agents has committed any offense which is reasonably likely to be the basis for suspension, civil monetary penalties, debarment or exclusion of Rhino or any of its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) or any of their respective directors, officers, managers, current employees, partners, agents or independent contractors from any Government Medical Reimbursement Program, including, but not limited to, defrauding a government program, loss of a license to provide health care services or failure to provide quality care.

(e) None of Rhino and its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) nor any of their respective directors, officers, employees, independent contractors or agents have engaged in any activities which may serve as the grounds for any penalties of any kind under Sections 1128A, 1128B or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, 1320a-7b and 1395nn), the federal False Claims Act (31 U.S.C. § 3729 et seq.), the False Statements Act (18 U.S.C. § 1001), the Program Fraud Civil Penalties Act (31 U.S.C. § 3801 et seq.), the Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) (all as amended or superseded), and the anti-fraud and abuse provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. § 1347, 18 U.S.C. § 669, 18 U.S.C. § 1035, 18 U.S.C. § 1518) and the applicable fraud and abuse, anti-kickback, false claims and anti-self referral statutes and regulations in each state or other jurisdictions where Rhino and its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) may conduct business or any related regulations or other federal or state laws and regulations.

Section 8.13. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of Rhino, threatened against or affecting, Rhino or any of its Subsidiaries or the Rhino Institutional Pharmacy Business, any present or former officer, director or employee of Rhino or any of its Subsidiaries or any Person for whom Rhino or any of its Subsidiaries may be liable or any of their respective properties before any court or arbitrator or before or by any Governmental Authority, (i) that could reasonably be expected to have an adverse effect on Rhino Institutional Pharmacy Business or (ii) that, as of the date hereof, in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by the Transaction Agreements. For the avoidance of doubt, clause (ii) of the preceding sentence contains the only representation or warranty in this Article 8 regarding legal challenges to the transactions contemplated by the Transaction Agreements.

Section 8.14. Finders’ Fees. Except for Lehman Brothers Inc., (all of whose fees and expenses shall be paid by Rhino and the obligations to which shall be Non-RhinoRx Liabilities), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Rhino or any of its Affiliates who might be entitled to any fee or commission from Rhino or any of its Affiliates in connection with the transactions contemplated by the Transaction Agreements.

Section 8.15. Taxes.

(a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, any RhinoRx Entity have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true and complete in all respects.

(b) Each RhinoRx Entity has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the RhinoRx Entities ordinarily record items on their respective books.

(c) The income and franchise Tax Returns of the RhinoRx Entities through the Tax year ended December 31, 1999 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to Rhino’s knowledge, threatened against or with respect to the RhinoRx Entities in respect of any Tax or Tax asset.

(e) No RhinoRx Entity has since January 1, 2003 been a member of an affiliated, consolidated, combined or unitary group other than one of which Rhino was the common parent.

(f) Section 8.15(f) of the Rhino Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which any RhinoRx Entity currently files Tax Returns.

Section 8.16. Employee Benefit Plans; Employees.

(a) Section 8.16(a) of the Rhino Disclosure Schedule contains a correct and complete list identifying each Rhino Benefit Plan that covers any Transferring Rhino Employee and each RhinoRx Benefit Plan (collectively, the “Rhino Plans”). Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Hippo together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. No Rhino Plan is subject to Title IV of ERISA.

(b) None of the RhinoRx Entities contributes to or is obligated to contribute to, or has any Liability with respect to, any Multiemployer Plan.

(c) Each Rhino Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending an application for such determination from the Internal Revenue Service, and Rhino is not aware of any reason why any such determination letter should be revoked or not be reissued. Rhino has made available to Hippo copies of the most recent Internal Revenue Service determination letters with respect to each such Rhino Plan. Each Rhino Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Rhino Plan. No events have occurred or are reasonably expected to occur with respect to any Rhino Plan that could result in payment or assessment by or against Rhino or any RhinoRx Entity of any excise taxes under the Code.

(d) No condition exists that would subject any RhinoRx Entity, either directly or by reason of its affiliation with any ERISA Affiliate, to any tax (including any excise tax), fine, lien, penalty or other similar Liability imposed by ERISA, the Code or other Applicable Laws.

(e) Neither Rhino nor any of its Subsidiaries has any current or projected Liability in respect of post-employment or post-retirement health or medical or life insurance benefits for Transferring Rhino Employees, except as required to avoid excise tax under Section 4980B of the Code.

(f) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any Transferring Rhino Employee to any bonus, severance, retirement, job security or other benefit, or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Rhino Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event (whether contingent or otherwise), will result in any excise tax under Section 4999 of the Code or non-deductibility of any compensation or benefit under Section 280G of the Code with respect to Transferring Rhino Employees.

(g) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of Rhino, threatened against or involving any Rhino Plan before any arbitrator or any Governmental Authority.

(h) Neither Rhino nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization with respect to a Transferring Rhino Employee.

(i)(i) There is no pending, or to Rhino’s knowledge threatened, labor strike or dispute, walkout, work stoppage, slow down or lockout involving

Transferring Rhino Employees; and (ii) Rhino and its Subsidiaries are in compliance with all Laws governing the employment of Transferring Rhino Employees, including, but not limited to, all such Laws relating to wages, overtime wages, hours, collective bargaining, discrimination, retaliation, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and similar Taxes.

(j) Substantially all of the pharmacists and pharmacy technicians staffing the Rhino Institutional Pharmacy Business are (i) legally employed by a RhinoRx Entity and (ii) not considered leased employees, agency employees, temporary employees or independent contractors under applicable Law.

Section 8.17. Environmental Matters.

(a) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of Rhino, is threatened by any Governmental Authority or other Person relating to the RhinoRx Group and relating to or arising out of any Environmental Law.

(b) Each of the RhinoRx Group is and has been in compliance with all Environmental Laws and all Environmental Permits.

(c) There are no Liabilities of the RhinoRx Group of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such Liability.

(d) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted of which Rhino has knowledge in relation to the current or prior business the RhinoRx Group or any property or facility now or previously owned or leased by the RhinoRx Group that reveal matters that, individually or in the aggregate, have had or could reasonably be expected to have, an adverse effect on the Rhino Institutional Pharmacy Business.

(e) The execution of the transactions contemplated hereby require no filings to be made or actions to be taken pursuant to the New Jersey Industrial Site Recovery Act or the “Connecticut Property Transfer Law” (Sections 22a-134 through 22-134e of the Connecticut General Statutes).

Section 8.18. Property Matters.

(a) Section 8.18(a) of the Rhino Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by Rhino and its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) (collectively, the “RhinoRx Leases”), including, with respect to each location, a description of (i) the location of the premises (the “RhinoRx Leased Premises”), (ii) the landlord, (iii) the date of the lease and (iv) the dates of any extensions, amendments, supplements and other modifications thereof. All RhinoRx Leases are valid and in full force and effect. Neither Rhino nor any of its Subsidiaries nor, to the knowledge of Rhino, any other party to any RhinoRx Lease has (i) violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of any RhinoRx Lease, (ii) received notice of the events in clause (i), or (iii) received notice of termination, cancellation or non-renewal of any such RhinoRx Lease. Rhino has made available to Hippo true and complete copies of all the RhinoRx Leases, all modifications or amendments thereto or waivers thereunder and all subordination and non-disturbance agreements relating thereto.

(b) Section 8.18(b) of the Rhino Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property owned by Rhino and its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) (collectively, the “RhinoRx Owned Properties”). With respect to any RhinoRx Owned Property, Rhino has provided to Hippo true and correct copies of the most recent title insurance policies and surveys with respect thereto. The RhinoRx Owned Properties and the RhinoRx Leased Premises constitute all of the real property used or occupied by Rhino and its Subsidiaries in connection with the Rhino Institutional Pharmacy Business. Each entity listed on Section 8.18(b) of the Rhino Disclosure Schedule as owning a RhinoRx Owned Property has good fee simple title to such RhinoRx Owned Property, subject to no Liens other than Liens listed on Section 8.18(b) of the Rhino Disclosure Schedule, and none of the structures on a Rhino Owned Property encroaches upon real property of another Person, and no structure of any other Person encroaches upon any RhinoRx Owned Property.

(c) There does not exist any pending condemnation or eminent domain proceedings that affect any RhinoRx Owned Property, or to the knowledge of Rhino, any such proceedings that affect any RhinoRx Leased Premises, or to the knowledge of Rhino, any threatened condemnation or any eminent domain proceedings that affect any RhinoRx Owned Property or RhinoRx Leased Premises, and neither Rhino nor its Subsidiaries have received any written notice of the intention of any Governmental Authority or other Person to take or use any RhinoRx Owned Property or RhinoRx Leased Premises.

(d) Other than the RhinoRx Leases and any superior leases under which RhinoRx Leases that are subleases are created, to the knowledge of Rhino, none of the RhinoRx Owned Property or the RhinoRx Leased Premises are subject to any lease, sublease, license or other agreement granting to any Person other than a RhinoRx Entity any right to the use, occupancy or enjoyment of such RhinoRx Owned Property or RhinoRx Leased Premises or any part thereof.

Section 8.19. Intellectual Property.

(a) As of the Distribution Time, subject to the provisions of Article 3, the RhinoRx Entities will own or otherwise have the right to use all Intellectual Property necessary to conduct the Rhino Institutional Pharmacy Business as currently conducted (the “RhinoRx Intellectual Property”). There exist no restrictions on the disclosure, use, license or transfer of the RhinoRx Intellectual Property owned by Rhino and its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) (the “Owned RhinoRx Intellectual Property”).

(b) The execution and delivery of this Agreement by Rhino and RhinoRx and the consummation of the Transactions will not encumber, impair or extinguish any RhinoRx Intellectual Property. Section 8.19(b) of the Rhino Disclosure Schedule sets forth a complete and accurate list of all (i) registrations or applications for registration included in the Owned RhinoRx Intellectual Property (the “Registered RhinoRx Intellectual Property”) and (ii) all agreements (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms which have an aggregate acquisition cost of $1,000,000 or less) to which Rhino and its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) is a party or otherwise bound and pursuant to which Rhino and its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) (A) obtains the right to use or a covenant not to be sued under, any Intellectual Property and/or (B) grants the right to use, or a covenant not to be sued under, any Intellectual Property.

(c) To the knowledge of Rhino, the conduct of the Rhino Institutional Pharmacy Business as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any Third Party in any respect. Since January 1, 2003, neither Rhino nor any of its Subsidiaries has received any written claim or notice alleging any such infringement, violation or misappropriation and there is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of Rhino, threatened against Rhino and its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) (i) based upon, or challenging or seeking to deny or restrict, the rights of Rhino or its Subsidiaries in any of the RhinoRx Intellectual Property, (ii) alleging that the use of the RhinoRx Intellectual Property or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Rhino Institutional Pharmacy Business do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property of any Third Party or (iii) alleging that Rhino or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property of any Third Party.

(d) None of the RhinoRx Intellectual Property used in the operation of the Rhino Institutional Pharmacy Business has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of Rhino, all such RhinoRx

Intellectual Property is valid and enforceable. To the knowledge of Rhino, no Third Party is infringing, violating or misappropriating any of the RhinoRx Intellectual Property in any respect.

Section 8.20. RhinoRx Material Contracts.

(a) Except as set forth on Section 8.20(a) of the Rhino Disclosure Schedule, as of the date hereof, neither Rhino nor any of its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) is a party to or otherwise bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any employment or consulting Contract with any Transferring Rhino Employee providing for base compensation in excess of $175,000, other than those that are terminable by Rhino on no more than thirty (30) days notice without liability or financial obligation to Rhino;

(iii) any Contract containing any covenant (A) limiting the right of Rhino or any of its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) to engage in any line of business or compete with any person in any line of business or to compete with any party, (B) granting any exclusive rights to make, sell or distribute the products or services of Rhino or any of its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) or (C) otherwise prohibiting or limiting the right of Rhino or any of its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) to make, sell or distribute any products or services;

(iv) any Contract relating to the disposition or acquisition by Rhino or any of its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) of an amount of assets or of any business (whether by merger, sale of stock, sale of assets or otherwise) with a value in excess of $5,000,000 or pursuant to which Rhino (to the extent relating to the Rhino Institutional Pharmacy Business) has any ownership interest with a value in excess of $5,000,000 in any other person or other business enterprise other than any other RhinoRx Entity;

(v) any Contract to provide source code to any Third Party for any product, service or technology that is used by Rhino or any of its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) that either has required or is anticipated to require payment by any Person in excess of $1,000,000 in the aggregate or is reasonably necessary to support operations that generate in excess of $10,000,000 in annual revenue;

(vi) any Contract to license any Third Party to manufacture or reproduce any of Rhino’s or any of its Subsidiaries’ (to the extent relating to the Rhino Institutional Pharmacy Business) products, services or technology or any Contract to sell or distribute any of Rhino’s or any of its Subsidiaries’ (to the extent relating to the Rhino Institutional Pharmacy Business) products, services or technology, except (A) agreements with distributors, sales representatives or other resellers entered into in the ordinary course of business and (B) agreements allowing internal backup copies made or to be made by end-user customers in the ordinary course of business;

(vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, of Rhino or any of its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business), in each case other than accounts receivables and payables in the ordinary course of business;

(viii) any Contract under which Rhino or any of its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) has licensed its Intellectual Property to a Third Party, other than to customers, distributors and other resellers in the ordinary course of business;

(ix) any Contract under which Rhino or any of its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) has received a license to any Intellectual Property owned by a Third Party that is used in the Rhino Institutional Pharmacy Business that either has required or is anticipated to require payment by any Person in excess of $5,000,000 in the aggregate or is reasonably necessary to support operations that generate in excess of $10,000,000 in annual revenue;

(x) any Contract, or group of Contracts in which the counterparties are within the same consolidated group, providing for the sale by Rhino or any of its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to Rhino or any of its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) of $2,000,000 or more or (B) aggregate payments to Rhino or any of its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) of $20,000,000 or more;

(xi) any Contract (other than Contracts for the purchase of pharmaceutical products) providing for the purchase by Rhino or any of its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments by Rhino or any of its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy

Business) of $5,000,000 or more or (B) aggregate payments by Rhino or any of its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) of $20,000,000 or more;

(xii) any Contract relating to the leasing of personal property by Rhino or any of its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) providing for annual rentals of $5,000,000 or more;

(xiii) any Contract relating to a partnership, joint venture or other similar arrangement;

(xiv) any Contract relating to agency, dealer, sales representative, marketing or similar arrangements providing for annual payments of $1,000,000 or more;

(xv) any Contract relating to administrative services, management services or professional services with physicians or pharmacists that has required or is anticipated to require payment by any Person in excess of $250,000 in the aggregate;

(xvi) any Contract with any pharmacy benefits manager, group purchasing organization or Third Party payer of health insurance benefits that has required or is anticipated to require payment by any Person in excess of $5,000,000 in the aggregate; or

(xvii) any Contract with Rhino or any of its Subsidiaries or Affiliates (other than any RhinoRx Entity), except any RhinoRx Lease.

(b) The Contracts disclosed or required to be disclosed on Section 8.20(a) of the Rhino Disclosure Schedule are referred to herein as the “RhinoRx Material Contracts”. A true and complete copy of each RhinoRx Material Contract (including any modifications and amendments thereto or waivers thereunder) has been made available to Hippo.

(c) All RhinoRx Material Contracts are valid and in full force and effect. To the knowledge of Rhino, none of the terms or conditions in the RhinoRx Material Contracts may serve as the ground for any penalties of any kind under the Social Security Act, the federal False Claims Act (31 U.S.C. § 3729 et seq.), the False Statements Act (18 U.S.C. § 1001), the Program Fraud Civil Penalties Act (31 U.S.C. § 3801 et seq.), the Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) (all as amended or superseded), and the anti-fraud and abuse provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. § 1347, 18 U.S.C. § 669, 18 U.S.C. § 1035, 18 U.S.C. § 1518), or comparable laws enacted by each state or jurisdiction in which Rhino may conduct business. Neither Rhino nor any of its Subsidiaries, and, to the knowledge of Rhino, no Third Party to any such Contract, has (i) violated any provision of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of any RhinoRx Material Contract, (ii) received notice of any of the events set forth in clause (i) or (iii) received notice of termination, cancellation or non-renewal of any such Contract. Substantially all of the Contracts pursuant to which a RhinoRx Entity provides pharmacy services are in writing.

(d) To the extent necessary to operate the Rhino Institutional Pharmacy Business as it is now being conducted, Rhino and its Subsidiaries (to the extent relating to the Rhino Institutional Pharmacy Business) have current provider agreements with Prescription Drug Plans, Medicare and Medicaid and private non-governmental programs, including with any private insurance program under which they, directly or indirectly, are presently receiving payments.

(e) With respect to any of the RhinoRx Material Contracts applicable to the provision of pharmacy services by the Rhino Institutional Pharmacy Business to facilities owned, operated, managed or leased by or otherwise affiliated with Rhino or any of its Subsidiaries (other than a RhinoRx Entity), the pharmacy services provided by the Rhino Institutional Pharmacy Business, in terms of price, terms and conditions, quality, timeliness and scope, are in accordance with the “prudent buyer principle” set forth in 42 C.F.R. §413.9 and in Provider Reimbursement Manual §2103 and otherwise with Applicable Law, and the Rhino Institutional Pharmacy Business’ charges for pharmacy services do not exceed those that a prudent buyer would pay for such services.

Section 8.21. Insurance. Rhino has furnished to Hippo a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the Rhino Institutional Pharmacy Business and its officers and employees. There is no claim by Rhino or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and Rhino and its Subsidiaries have otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds are in full force and effect. Rhino does not know of any threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies or bonds. After the Effective Time, Rhino shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Effective Time.

Section 8.22. Intercompany Transactions. Except as otherwise provided in this Agreement, since the RhinoRx Balance Sheet Date there has not been any transaction between Rhino and its Subsidiaries (other than the Rhino Institutional Pharmacy Business), on the one hand, and the Rhino Institutional Pharmacy Business, on the other hand, other than in the ordinary course of business consistent with past practice.

Section 8.23. Sufficiency of Transferred Assets. Subject to Section 3.03, as of the Effective Time, no RhinoRx Assets will be owned or held by Rhino or any of its Subsidiaries (other than the RhinoRx Entities). As of the Effective Time, assuming the consummation of the transactions contemplated by Article 2 and Article 3 and the availability of any assets and services contemplated to be made available to Newco and its Subsidiaries (including the RhinoRx Entities) pursuant to the terms of the Transaction Agreements, the RhinoRx Assets will be sufficient to conduct the Rhino Institutional Pharmacy Business as currently conducted.

Section 8.24. Tax Treatment. Neither Rhino nor any of its Affiliates has taken or agreed to take any action, or has knowledge of any fact or circumstance, that would (i) prevent the RhinoRx Distribution from qualifying as a transaction described in Section 355(a) of the Code, (ii) cause Section 355(e) of the Code to apply to the HippoRx Distribution or the RhinoRx Distribution as a result of the HippoRx Merger or the RhinoRx Merger, (iii) otherwise cause the RhinoRx Common Stock to fail to be treated as “qualified property” for purposes of Section 355(c)(2) or Section 361(c)(2) of the Code, or (iv) prevent the HippoRx Merger or the RhinoRx Merger from qualifying as exchanges described in Section 351 of the Code.

Section 8.25. Opinion of Financial Advisor. The board of directors of each of Rhino and RhinoRx has received a written opinion of Lehman Brothers Inc. to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations set forth therein, the RhinoRx Exchange Ratio is fair, from a financial point of view, to the holders of Rhino Common Stock that receive shares of RhinoRx Common Stock in the RhinoRx Distribution pursuant to this Agreement.

ARTICLE 9

COVENANTS OF HIPPO

Section 9.01. Conduct of Hippo and HippoRx. Except as set forth in Section 9.01 of the Hippo Disclosure Schedule or as expressly contemplated by the Transaction Agreements, from the date hereof until the Effective Time, Hippo shall (to the extent relating to the HippoRx Group) and shall cause each of the HippoRx Entities (to the extent relating to the HippoRx Group) to, conduct its business in the ordinary course consistent with past practice and in all material respects for the benefit of the HippoRx Group and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees, subject to limitations on Hippo’s ability to increase their benefits and compensation under this Agreement, (iv) maintain existing relationships with its customers, lenders, suppliers and others having material business relationships with it and (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, prior to the Effective Time, except as set forth in Section 9.01 of the Hippo Disclosure Schedule or as expressly contemplated by the Transaction Agreements, without the prior written consent of Rhino (such consent not to be unreasonably withheld or delayed), Hippo shall not, nor shall it permit the HippoRx Group or any HippoRx Entity to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) ; provided, however, that Hippo shall be permitted to, and shall permit the Non-HippoRx Group to, make any such amendment insofar as such amendment would not materially impair, impede or delay the transactions contemplated by this Agreement;

(b) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire, or offer to redeem, repurchase, or otherwise acquire, any HippoRx Securities, except for (i) regular quarterly cash dividends with customary record and payment dates on the shares of Hippo Common Stock, (ii) repurchases or other acquisitions of any shares of capital stock of Hippo in the ordinary course of business consistent with past practice or (iii) cash dividends paid to Hippo or its Subsidiaries; provided, however, that Hippo and the Non-HippoRx Group shall be permitted to effect any such split, combination, reclassification, declaration, set aside, payment, redemption, repurchase or other acquisition or offer so long as it would not materially impair, impede or delay the transactions contemplated by this Agreement;

(c)(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, or amend any term of (whether by merger, consolidation or otherwise), any shares of any Hippo Securities or HippoRx Securities in a manner that would delay or impair any of the transactions contemplated by this Agreement, (ii) issue any Hippo Restricted Stock other than in the ordinary course of business consistent with past practice or (iii) grant any Hippo Stock Options to any Transferring Hippo Employee;

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, in each case with respect to the HippoRx Group, except for any such incurrence in the ordinary course of business consistent with past practice;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, in each case with respect to the HippoRx Group, other than supplies or leases of property in the ordinary course of business of the HippoRx Group and the HippoRx Entities in a manner that is consistent with past practice;

(f) sell, lease or otherwise transfer, or create or incur any Lien on, any assets, securities, properties, interests or businesses of the HippoRx Group, other than sales of inventory or leases of property in the ordinary course of business consistent with past practice;

(g) solely with respect to the HippoRx Group, other than in connection with actions permitted by Section 9.01(d) or Section 9.01(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(h) create, incur, assume, or otherwise be liable with respect to any HippoRx Group indebtedness for borrowed money or guarantees thereof having an aggregate principal amount (together with all other indebtedness for borrowed money of the HippoRx Group) outstanding at any time greater than $1,000,000, except for (i) the guarantees of the HippoRx Group that would be eliminated upon satisfaction of the condition set forth in Section 13.02(d) or (ii) intercompany indebtedness which will be settled in accordance with Section 9.03;

(i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect Hippo (to the extent relating to the HippoRx Group), the HippoRx Group or the HippoRx Entities or any successor thereto or that could, after the Effective Time, limit or restrict in any material respect Newco or any of its Subsidiaries from engaging or competing in any line of business, in any location or with any Person;

(j) other than in the ordinary course of business, enter into, amend or modify in any adverse respect or terminate or permit non-renewal of any HippoRx Material Contract (or any Contract entered into after the date hereof that would have been a HippoRx Material Contract if such Contract had been entered into prior to the date hereof) or otherwise waive, release or assign any material rights, claims or benefits of Hippo (to the extent relating to the HippoRx Group), the HippoRx Group or the HippoRx Entities;

(k)(i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any Transferring Hippo Employee, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements of or applicable to any Transferring Hippo Employee, (iii) enter into any employment, deferred compensation, retention, change in control, tax gross-up, special bonus, stay bonus or other similar agreement (or amend any such existing agreement) with any Transferring Hippo Employee, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any Transferring Hippo Employee or (v) increase compensation, bonus or other benefits payable to any Transferring Hippo Employee, other than, in the case of this clause (v), increases in the ordinary course of business consistent with past practice; provided that in no event shall the aggregate amount of any such increases be more than 10% of the aggregate total of such compensation, bonus or other benefits paid to all Transferring Hippo Employees immediately prior to the date hereof;

(l) solely with respect to the HippoRx Group, change in any material respect its methods of accounting, except as required by concurrent changes in GAAP or Applicable Law, as agreed to by its independent public accountants;

(m) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the HippoRx Group or (ii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by the Transaction Agreements;

(n) make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(o) take any action (except as permitted under clauses (a) through (n) of this Section 9.01) that would make any representation or warranty of Hippo hereunder inaccurate in any material respect at, or as of any time before, the Effective Time; or

(p) agree, resolve or commit to do any of the foregoing.

Section 9.02. No Solicitation; Other Offers.

(a) Unless and until this Agreement is terminated in accordance with Article 14, Hippo shall not, and shall cause its Subsidiaries not to, authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any HippoRx Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with or otherwise cooperate with, or knowingly assist, participate in, facilitate or encourage any effort by, or furnish any information relating to Hippo (to the extent relating to the HippoRx Group), the HippoRx Group or the HippoRx Entities to, or afford access to the business, properties, assets, books or records of Hippo (to the extent relating to the HippoRx Group), the HippoRx Group or the HippoRx Entities to, any Third Party that is seeking to make, or has made, a HippoRx Acquisition Proposal or (iii) enter into any agreement, agreement in principle, letter of intent, term sheet or other similar instrument relating to a HippoRx Acquisition Proposal.

(b) Hippo shall, and shall cause its Subsidiaries and its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any HippoRx Acquisition Proposal and shall use all commercially reasonable efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the HippoRx Group that was furnished by or on behalf of Hippo in connection with such activities, discussions or negotiations to return or destroy all such information.

Section 9.03. Intercompany Accounts. Except as set forth in Section 9.03 of the Hippo Disclosure Schedule, all intercompany accounts between Hippo or its Subsidiaries (other than the Hippo Institutional Pharmacy Business), on the one hand, and the Hippo Institutional Pharmacy Business, on the other hand, as of the Effective Time shall be settled (irrespective of the terms of payment of such intercompany accounts) subject to the provisions of this Section 9.03 and in the manner provided in this Section 9.03. At least three (3) Business Days prior to the Closing Date, Hippo shall prepare and deliver to Rhino a statement setting out in reasonable detail the calculation of all such intercompany account balances based upon the latest available financial information as of such date and, to the extent requested by Rhino, provide Rhino with supporting documentation to verify the underlying intercompany charges and transactions. Subject to the next sentence, all such intercompany account balances shall be paid in full in cash at the Effective Time. If the HippoRx Final Financing Amount together with cash on hand of the Hippo Institutional Pharmacy Business is not sufficient to pay all such intercompany account balances, the remaining balances shall be cancelled at the Effective Time.

Section 9.04. HippoRx Financing. Hippo shall use commercially reasonable efforts to cause HippoRx to obtain the HippoRx Final Financing Amount, including using commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto and (ii) satisfy all conditions to borrowing (to the extent in the control of Hippo or its Subsidiaries) included in such definitive agreements.

Section 9.05. Hippo Financial Statements. As soon as practicable, but in no event later than January 31, 2007, Hippo shall deliver to Rhino the audited balance sheets as of September 30, 2006 and 2005 and the related audited statements of income and cash flows for each of the years ended September 30, 2006, 2005 and 2004 for the Hippo Institutional Pharmacy Business. Hippo shall also prepare and deliver to Rhino all interim unaudited financial statements that the parties and their advisors deem necessary or advisable to include or that the applicable securities laws and regulations require to be included in the Registration Statement. All financial statements referenced in this Section 9.05 shall comply with the applicable rules and standards of Regulation S-X required for the inclusion of such financial statements in the Registration Statement.

ARTICLE 10

COVENANTS OF RHINO

Section 10.01. Conduct of Rhino and RhinoRx. Except as set forth in Section 10.01 of the Rhino Disclosure Schedule or as expressly contemplated by the Transaction Agreements, from the date hereof until the Effective Time, Rhino shall (to the extent relating to the RhinoRx Group) and shall cause each of the RhinoRx Entities (to the extent relating to the RhinoRx Group) to, conduct its business in the ordinary course consistent with past practice and in all material respects for the benefit of the RhinoRx Group and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees, subject to limitations on Rhino’s ability to increase their benefits and compensation under this Agreement, (iv) maintain existing relationships with its customers, lenders, suppliers and others having material business relationships with it and (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, prior to the Effective Time, except as set forth in Section 10.01 of the Rhino Disclosure Schedule or as expressly contemplated by the Transaction Agreements, without the prior written consent of Hippo (such consent not to be unreasonably withheld or delayed), Rhino shall not, nor shall it permit the RhinoRx Group or any RhinoRx Entity to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) ; provided, however, that Rhino shall be permitted to, and shall permit the Non-RhinoRx Group to, make any such amendment insofar as such amendment would not materially impair, impede or delay the transactions contemplated by this Agreement;

(b) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire, or offer to redeem, repurchase, or otherwise acquire, any RhinoRx Securities, except for (i) repurchases or other acquisitions of any shares of capital stock of Rhino in the ordinary course of business consistent with past practice or (ii) cash dividends paid to Rhino or its Subsidiaries; provided, however, that Rhino and the Non-RhinoRx Group shall be permitted to effect any such split, combination, reclassification, declaration, set aside, payment, redemption, repurchase or other acquisition or offer so long as it would not materially impair, impede or delay the transactions contemplated by this Agreement;

(c)(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, or amend any term of (whether by merger, consolidation or otherwise), any shares of any Rhino Securities or RhinoRx Securities, in a manner that would delay or impair any of the transactions contemplated by this Agreement, (ii) issue any Rhino Restricted Stock other than in the ordinary course of business consistent with past practice or (iii) grant any Rhino Stock Option to any Transferring Rhino Employee;

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, in each case with respect to the RhinoRx Group, except for any such incurrence in the ordinary course of business consistent with past practice;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, in each case with respect to the RhinoRx Group, other than supplies or leases of properties in the ordinary course of business of the RhinoRx Group and the RhinoRx Entities in a manner that is consistent with past practice;

(f) sell, lease or otherwise transfer, or create or incur any Lien on, any assets, securities, properties, interests or businesses of the RhinoRx Group, other than sales of inventory or leases of properties in the ordinary course of business consistent with past practice;

(g) solely with respect to the RhinoRx Group, other than in connection with actions permitted by Section 10.01(d) or Section 10.01(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(h) create, incur, assume, or otherwise be liable with respect to any RhinoRx Group indebtedness for borrowed money or guarantees thereof having an aggregate principal amount (together with all other indebtedness for borrowed money of the RhinoRx Group) outstanding at any time greater than $1,000,000, except for (i) the guarantees of the RhinoRx Group that would be eliminated upon satisfaction of the condition in Section 13.03(d) or (ii) intercompany indebtedness which will be settled in accordance with Section 10.03;

(i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect Rhino (to the extent relating to the RhinoRx Group), the RhinoRx Group or the RhinoRx Entities or any successor thereto or that could, after the Effective Time, limit or restrict in any material respect Newco or any of its Subsidiaries from engaging or competing in any line of business, in any location or with any Person;

(j) other than in the ordinary course of business, enter into, amend or modify in any adverse respect or terminate or permit non-renewal of any RhinoRx Material Contract (or any Contract entered into after the date hereof that would have been a RhinoRx Material Contract if such Contract had been entered into prior to the date hereof) or otherwise waive, release or assign any material rights, claims or benefits of Rhino (to the extent relating to the RhinoRx Group), the RhinoRx Group or the RhinoRx Entities;

(k)(i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any Transferring Rhino Employee, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements of or applicable to any Transferring Rhino Employee, (iii) enter into any employment, deferred compensation, retention, change in control, tax gross-up, special bonus, stay bonus or other similar agreement (or amend any such existing agreement) with any Transferring Rhino Employee, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any Transferring Rhino Employee or (v) increase compensation, bonus or other benefits payable to any Transferring Rhino Employee, other than, in the case of this clause (v), increases in the ordinary course of business consistent with past practice; provided that in no event shall the aggregate amount of any such increases be more than 10% of the aggregate total of such compensation, bonus or other benefits paid to all Transferring Rhino Employees immediately prior to the date hereof;

(l) solely with respect to the RhinoRx Group, change in any material respect its methods of accounting, except as required by concurrent changes in GAAP or Applicable Law, as agreed to by its independent public accountants;

(m) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the RhinoRx Group or (ii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by the Transaction Agreements;

(n) make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(o) take any action (except as permitted under clauses (a) through (n) of this Section 10.01) that would make any representation or warranty of Rhino hereunder inaccurate in any material respect at, or as of any time before, the Effective Time; or

(p) agree, resolve or commit to do any of the foregoing.

Section 10.02. No Solicitation; Other Offers.

(a) Unless and until this Agreement is terminated in accordance with Article 14, Rhino shall not, and shall cause its Subsidiaries not to, authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any RhinoRx Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with or otherwise cooperate with, or knowingly assist, participate in, facilitate or encourage any effort by, or furnish any information relating to Rhino (to the extent relating to the RhinoRx Group), the RhinoRx Group or the RhinoRx Entities to, or afford access to the business, properties, assets, books or records of Rhino (to the extent relating to the RhinoRx Group), the RhinoRx Group or the RhinoRx Entities to, any Third Party that is seeking to make, or has made, a RhinoRx Acquisition Proposal or (iii) enter into any agreement, agreement in principle, letter of intent, term sheet or other similar instrument relating to a RhinoRx Acquisition Proposal.

(b) Rhino shall, and shall cause its Subsidiaries and its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any RhinoRx Acquisition Proposal and shall use all commercially reasonable efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the RhinoRx Group that was furnished by or on behalf of Rhino in connection with such activities, discussions or negotiations to return or destroy all such information.

Section 10.03. Intercompany Accounts. Except as set forth in Section 10.03 of the Rhino Disclosure Schedule, all intercompany accounts between Rhino or its Subsidiaries (other than the Rhino Institutional Pharmacy Business), on the one hand, and the Rhino Institutional Pharmacy Business, on the other hand, as of the Effective Time shall be settled (irrespective of the terms of payment of such intercompany accounts) subject to the provisions of this Section 10.03 and in the manner provided in this Section 10.03. At least three (3) Business Days prior to the Closing Date, Rhino shall prepare and deliver to Hippo a statement setting out in reasonable detail the calculation of all such intercompany account balances based upon the latest available financial information as of such date and, to the extent requested by Hippo, provide Hippo with supporting documentation to verify the underlying intercompany charges and transactions. Subject to the next sentence, all such intercompany account balances shall be paid in full in cash at the Effective Time. If the RhinoRx Final Financing Amount together with cash on hand of the Rhino Institutional Pharmacy Business is not sufficient to pay all such intercompany balances, the remaining balances shall be cancelled at the Effective Time.

Section 10.04. RhinoRx Financing. Rhino shall use commercially reasonably efforts to cause RhinoRx to obtain the RhinoRx Final Financing

Amount, including using commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto and (ii) satisfy all conditions to borrowing (to the extent in the control of Rhino or its Subsidiaries) included in such definitive agreements.

Section 10.05. Rhino Financial Statements. As soon as practicable, but in no event later than March 31, 2007, Rhino shall deliver to Hippo, the audited balance sheet as of December 31, 2006 and the related audited statements of income and cash flows for the year ended December 31, 2006 for the Rhino Institutional Pharmacy Business. In addition, to permit the process of preparing and filing the initial Registration Statement to proceed prior to the completion of the balance sheet as of and statements of income and cash flows end for the year ended December 31, 2006, Rhino shall deliver to Hippo, no later than January 31, 2007, audited balance sheets as of December 31, 2005 and 2004 and the related audited statements of income and cash flows for each of the years ended December 31, 2005, 2004 and 2003 for the Rhino Institutional Pharmacy Business. Rhino shall also prepare and deliver to Hippo all interim unaudited financial statements that the parties and their advisors deem necessary or advisable to include or that the applicable securities laws and regulations require to be included in the Registration Statement. All such financial statements referenced in this Section 10.05 shall comply with the applicable rules and standards of Regulation S-X required for the inclusion of such financial statements in the Registration Statement.

ARTICLE 11

COVENANTS OF HIPPO, RHINO AND NEWCO

Section 11.01. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, Hippo and Rhino shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by the Transaction Agreements, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, waivers and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby,

(ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or Newco’s Subsidiaries (as of immediately following the Effective Time) or any of their respective Affiliates’ businesses, assets or properties or (iii) making any monetary or other payment in order to obtain any Third Party’s contractual consent. Notwithstanding anything to the contrary contained herein, in connection with consummation of the transactions contemplated by the Transaction Agreements, no party to this Agreement shall take any action described in clause (i) or (ii) of the immediately preceding sentence prior to the Effective Time without the prior written consent of Hippo and Rhino.

(b) In furtherance and not in limitation of the foregoing, subject to the last sentence of Section 11.01(c), if and when any information and documentary material is requested by a Governmental Authority in connection with obtaining Governmental Approvals, the parties shall confer and cooperate in good faith regarding the response to any such request.

(c) Each of Hippo and Rhino shall promptly inform the other party and its counsel of any communications or correspondence, whether written or oral, that such party or its counsel may receive from time to time from the Department of Justice (the “DOJ”) or the Federal Trade Commission (the “FTC”) or their staff with respect to the Mergers. Each of Hippo and Rhino and its counsel shall jointly participate in any responses to such communications or correspondence, including by providing copies of any written correspondence to the other party’s counsel and by providing the other party advance notice and an opportunity to participate in any discussions or meetings with the DOJ or FTC. Until the Closing, each of Hippo and Rhino shall (i) promptly inform the other party and its counsel of any communications or correspondence, whether written or oral, that such party or its counsel may receive from time to time from any Governmental Authority (other than the DOJ and FTC) in connection with the transactions contemplated by the Transaction Agreements or in connection with obtaining any Governmental Approvals relating to such transactions and (ii) consult with the other party and its counsel before responding to such communications or correspondence or participating in any discussions or meetings with any Governmental Authority in connection with the foregoing. Nothing herein shall require Hippo or any of its Subsidiaries, on the one hand, or Rhino or any of its Subsidiaries, on the other hand, to disclose to the other any confidential information about its businesses other than those of the HippoRx Group and the RhinoRx Group.

Section 11.02. Certain Filings. (a) As promptly as practicable after the date hereof, Hippo and Rhino shall prepare and file the Registration Statement with the SEC. Hippo and Rhino shall cooperate with one another (i) in connection with the preparation of the Registration Statement and any amendments or supplements thereto and (ii) in timely taking such actions or making such filings, including any filings with a national securities exchange and furnishing information required in connection therewith or with the Registration Statement.

(b) Each of Hippo and Rhino shall provide the other party and its counsel with any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement, including the information statement, promptly after receipt of those comments or other communications. Each of Hippo and Rhino and its counsel shall jointly participate in the response to such comments, including by participating in any discussions or meetings with the SEC. Hippo and Rhino shall use their reasonable best efforts to cause the Registration Statement to become effective under the 1934 Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. The Registration Statement, including the information statement, shall comply as to form in all material respects with the rules and regulations promulgated by the SEC under the 1934 Act, including compliance with the disclosure and mailing requirements of Schedules 14A and 14C to the extent necessary for the Transactions to be exempt from registration under the 1933 Act pursuant to SEC Staff Legal Bulletin No. 4. As promptly as practicable after the Registration Statement has become effective, (i) Hippo shall mail the Registration Statement, including the information statement, to the holders of Hippo Common Stock as of the Record Date and (ii) Rhino shall mail the Registration Statement, including the information statement, to the holders of Rhino Common Stock as of the Record Date.

Section 11.03. Public Announcements. Hippo and Rhino shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to the Transaction Agreements or the transactions contemplated thereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association and except to the extent the disclosure is either consistent with prior disclosure permitted by this Section 11.03 or relates primarily to the Non-HippoRx Group or Non-RhinoRx Group, as the case may be, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 11.04. Further Assurances. At and after the Effective Time, the respective officers and directors of HippoRx Surviving Corporation and RhinoRx Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of HippoRx or RhinoRx, as applicable, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of HippoRx or RhinoRx, any other actions and things to vest, perfect or confirm of record or otherwise in HippoRx Surviving Corporation or RhinoRx Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of HippoRx or RhinoRx acquired or to be acquired by

HippoRx Surviving Corporation or RhinoRx Surviving Corporation as a result of, or in connection with, the applicable Merger.

Section 11.05. Access to Information.

(a) From the date hereof until the Effective Time or earlier termination of this Agreement, and subject to Applicable Law and the Clean Team Confidentiality Agreement, each of Hippo and Rhino shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the business of the HippoRx Group or the business of the RhinoRx Group, as the case may be, (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation. Any investigation pursuant to this Section 11.05 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section 11.05 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

(b) From the date hereof until the Effective Time or earlier termination of this Agreement, and subject to Applicable Law and the Clean Team Confidentiality Agreement, Hippo shall, no later than the 25th day of each calendar month, provide Rhino with such unaudited financial statements (which will be derived from and be consistent with the books and records of HippoRx and its Subsidiaries) of the Hippo Institutional Pharmacy Business as are provided to and used by Hippo’s and HippoRx’s management as of and for the month ending on the last day of the immediately preceding calendar month.

(c) From the date hereof until the Effective Time or earlier termination of this Agreement, and subject to Applicable Law and the Clean Team Confidentiality Agreement, Rhino shall, no later than the 25th day of each calendar month, provide Hippo with such unaudited financial statements (which will be derived from and be consistent with the books and records of RhinoRx and its Subsidiaries) of the Rhino Institutional Pharmacy Business as are provided to and used by Rhino’s and RhinoRx’s management as of and for the month ending on the last day of the immediately preceding calendar month.

Section 11.06. Notices of Certain Events. Each of Hippo and Rhino shall promptly notify, and provide copies of related notices, correspondence and documentation to, the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Agreements;

(b) any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by the Transaction Agreements;

(c) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 13.02(a) or Section 13.03(a) not to be satisfied;

(d) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and

(e) any notice of termination, cancellation or non-renewal of any HippoRx Material Contract or RhinoRx Material Contract (or any Contract entered into after the date hereof that would have been a HippoRx Material Contract or RhinoRx Material Contract if such Contract had been entered into prior to the date hereof);

provided, however, that the delivery of any notice pursuant to this Section 11.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 11.07. Confidentiality.

(a) Hippo and Rhino agree that the Base Confidentiality Agreement shall terminate as of the date hereof.

(b) Prior to the Closing Date and after any termination of this Agreement, any party hereto and its Affiliates (the “Receiving Party”) receiving or already in possession of confidential documents and information concerning any other party hereto (the “Disclosing Party”) furnished in connection with the transactions contemplated by this Agreement will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, and not use other than for purposes of evaluating and facilitating the transactions contemplated by this Agreement, unless compelled to disclose by Applicable Law, all such confidential documents and other information, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by the Receiving Party, (ii) in the public domain through no fault of the Receiving Party or (iii) later lawfully acquired by the Receiving Party from sources other than the Disclosing Party; provided that the Receiving Party may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders or other Persons in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by the Receiving Party of the confidential nature of such information and are directed by the Receiving Party to treat such information confidentially. The obligation of the Receiving Party and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, the Receiving Party and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Disclosing Party, upon request, all documents and other materials, and all copies thereof, obtained by the Receiving Party or its Affiliates or on their behalf in connection with this Agreement that are subject to such confidence.

Section 11.08. Governance of Newco. Hippo and Rhino shall cause Newco to, and Newco shall, take all actions necessary so that at the Effective Time, the Newco Board of Directors shall consist of nine (9) directors, four (4) of whom shall be designated by Hippo, four (4) of whom shall be designated by Rhino and one of whom shall be the Chief Executive Officer of Newco. Subject to the next sentence, Hippo shall be entitled to designate the Chairman of the Newco Board of Directors and the Chairman of the Audit Committee of the Newco Board of Directors at the Effective Time, subject to the consent of Rhino, which shall not be unreasonably withheld. Each of the Hippo and Rhino director designees shall be independent persons with respect to Hippo, Rhino and Newco as defined under applicable New York Stock Exchange rules and the initial Governance Guidelines for Newco; provided that, notwithstanding the foregoing, R. David Yost, Edward L. Kuntz and Paul J. Diaz may be Hippo or Rhino director designees (but may not serve as Chairman of the Newco Board of Directors). Hippo and Rhino shall designate by mutual agreement the individuals who will serve as Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Administrative Officer and General Counsel of Newco from and after the Effective Time until their successors are duly appointed.

Section 11.09. Non-Competition; Non-Solicitation.

(a) For a period of five (5) years from the Closing Date, Hippo shall not, and shall cause its Affiliates not to, directly or indirectly, alone or in association with any Person, acquire, manage, operate, engage in, finance, or own any interest in, the Hippo Institutional Pharmacy Business (excluding the HippoRx Retail Pharmacies) in the United States; provided that nothing herein shall limit in any manner Hippo or any of its Affiliates from (i) merging with, acquiring the assets of or having an investment in any Person that draws 10% or less of its annual revenue or operating income from the Hippo Institutional Pharmacy Business; or (ii) merging with, acquiring the assets of or having an investment in any Person that draws more than 10% of its annual revenue or operating income from the Hippo Institutional Pharmacy Business; provided that, in the case of this clause (ii), the business that consists of the Hippo Institutional Pharmacy Business is divested within 12 months of such acquisition or merger.

(b) For a period of five (5) years from the Closing Date, Rhino shall not, and shall cause its Affiliates not to, directly or indirectly, alone or in association with any Person, acquire, manage, operate, engage in, finance, or own any interest in, the Rhino Institutional Pharmacy Business in the United States; provided that nothing herein shall limit in any manner Rhino or any of its Affiliates from (i) merging with, acquiring the assets of or having an investment in any Person that draws 10% or less of its annual revenue or operating income from the Rhino Institutional Pharmacy Business; or (ii) merging with, acquiring the assets of or having an investment in any Person that draws more than 10% of its annual revenue or operating income from the Rhino Institutional Pharmacy Business; provided that, in the case of this clause (ii), the business that consists of the Rhino Institutional Pharmacy Business is divested within 12 months of such acquisition or merger.

(c) Subject to the next sentence, each of Hippo and Rhino shall not, and each shall cause its respective Affiliates not to, solicit, induce or attempt to induce any employees of Newco or its Affiliates to leave the employ of Newco or such Affiliate; provided that Hippo, Rhino and their respective Affiliates shall not be precluded from hiring any employee of Newco or its Affiliates (i) who initiates discussions regarding employment with Hippo, Rhino, or the applicable Affiliate of Hippo or Rhino, without any direct or indirect solicitation or inducement by Hippo, Rhino or their respective Affiliates, (ii) who responds to a general solicitation to the public or a general advertising not directly aimed at employees of Newco or its Affiliates or (iii) (A) who has been terminated from his or her employment by Newco or its Affiliate or (B) who has terminated his or her employment with Newco or its Affiliate and in the case of this clause (iii)(B) at least six months have elapsed since such termination. The covenant set forth in the preceding sentence shall be effective (i) for a period of two (2) years from the Closing Date with respect to employees of Newco or its Affiliates who are vice-presidents or senior to vice president and (ii) for a period of one (1) year from the Closing Date for all other employees of Newco or its Affiliates.

(d) Subject to the next sentence, Newco shall not, and shall cause its Affiliates not to, solicit, induce or attempt to induce any employees of Hippo, Rhino or their respective Affiliates to leave the employ of Hippo, Rhino or the applicable Affiliate of Hippo or Rhino, as the case may be; provided that Newco and its respective Affiliates shall not be precluded from hiring any employee of Hippo, Rhino or the applicable Affiliate of Hippo or Rhino (i) who initiates discussions regarding employment with Newco or its Affiliates without any direct or indirect solicitation or inducement by Newco or its Affiliates, (ii) who responds to a general solicitation to the public or a general advertising not directly aimed at employees of Hippo, Rhino or the applicable Affiliate of Hippo or Rhino or (iii) (A) who has been terminated from his or her employment by Hippo, Rhino or the applicable Affiliate of Hippo or Rhino or (B) who has terminated his or her employment with Hippo, Rhino or the applicable Affiliate of Hippo or Rhino and in the case of this clause (iii)(B) at least six months have elapsed since such termination. The covenant set forth in the preceding sentence shall be effective (i) for a period of two (2) years from the Closing Date with respect to employees of Hippo, Rhino or their respective Affiliates who are vice-presidents or senior to vice president and (ii) for a period of one (1) year from the Closing Date for all other employees of Hippo, Rhino or their respective Affiliates.

(e) If any provision contained in this Section 11.09 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 11.09, but this Section 11.09 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 11.09 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. The parties acknowledge that Newco, Hippo or Rhino, as the case may be, would be irreparably harmed by any breach of this Section 11.09 and that there would be no adequate remedy at law or in damages to compensate Newco, Hippo or Rhino for any such breach. The parties agree that Newco, Hippo and Rhino shall be entitled to injunctive relief requiring specific performance by the applicable other party, as the case may be, of this Section 11.09.

Section 11.10. Transition Planning Committee.

(a) Hippo and Rhino have formed a Transition Planning Committee comprised of three (3) representatives of Hippo (collectively, the “Hippo Representatives”) and three (3) representatives of Rhino (collectively, the “Rhino Representatives”). Hippo and Rhino may replace any of their respective Representatives at any time or from time to time. The Transition Planning Committee shall be responsible for all aspects of transition planning for Newco from the date hereof until the Effective Time. All decisions of the Transition Planning Committee shall require the approval of a majority of its members. The Transition Planning Committee shall be entitled to incur reasonable expenses on behalf of Newco, including expenses in connection with the engagement of legal, financial, accounting and other advisors for Newco. The activities of the Transition Planning Committee will be conducted in accordance with Applicable Law and the advice of the parties’ respective antitrust counsel.

(b) The Transition Planning Committee shall seek to arrange financing (the “Newco Financing”) in an amount sufficient to (i) refinance the Cash Distribution Amount at the Effective Time and (ii) provide appropriate cash reserves to fund the operations of Newco after the Effective Time and pay the fees and expenses incurred by or on behalf of Newco prior to the Effective Time.

Section 11.11. Tax-Free Transaction.

(a) Prior to the Effective Time, each party hereto shall use its reasonable best efforts to (i) cause the Distributions to qualify as transactions described in Section 355(a) of the Code, and will not take any action reasonably likely to cause the Distributions not to so qualify, (ii) ensure that the Mergers will not cause the HippoRx Common Stock or the RhinoRx Common Stock to fail to be treated as “qualified property” for purposes of Section 355(c)(2) or Section 361(c)(2) of the Code and (iii) cause the Mergers to qualify as exchanges described in Section 351 of the Code, and shall not take any action reasonably likely to cause the Mergers not so to qualify.

(b) Each of Hippo and Rhino shall use its reasonable best efforts to obtain the opinions referred to in Sections 13.02(b) and 13.03(b), respectively.

Section 11.12. Director and Officer Liability.

(a) Newco shall indemnify and hold harmless and advance expenses to the present and former officers and directors of Hippo, the Subsidiaries of Hippo, the HippoRx Entities, and each individual who prior to the Effective Time becomes an officer or director of any such entity (each, a “Hippo D&O Indemnified Person”), and the present and former officers and directors of Rhino, the Subsidiaries of Rhino and the RhinoRx Entities, and each individual who prior to the Effective Time becomes an officer or director of any such entity (each, a “Rhino D&O Indemnified Person” and together with each Hippo D&O Indemnified Person, the “D&O Indemnified Persons”), in respect of acts or omissions by them in their capacities as such occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the Transaction Agreements and the consummation of the transactions contemplated thereby) to the maximum extent permitted by law (“D&O Indemnified Losses”); provided that notwithstanding the foregoing Newco shall have no obligation to indemnify and hold harmless and advance expenses to any D&O Indemnified Person in respect of acts or omissions of such D&O Indemnified Person that occurred while such D&O Indemnified Person was acting in a capacity (i) for Hippo or its Subsidiaries other than in connection with either the HippoRx Group, the HippoRx Entities or the Transaction Agreements and the transactions contemplated thereby or (ii) for Rhino or its Subsidiaries other than in connection with either the RhinoRx Group, the RhinoRx Entities or the Transaction Agreements and the transactions contemplated thereby. Without limiting the generality of the foregoing, the D&O Indemnified Losses shall include reasonable costs of prosecuting a claim under this Section 11.12. Newco shall periodically advance or reimburse each D&O Indemnified Person for all reasonable fees and expenses constituting D&O Indemnified Losses as such fees and expenses are incurred; provided that such D&O Indemnified Person shall agree to promptly repay to Newco the amount of any such reimbursement if it shall be judicially determined by judgment or order not subject to further appeal or discretionary review that such D&O Indemnified Person is not entitled to be indemnified by Newco in connection with such matter. In the event that Newco sells, transfers or leases all or substantially all of its assets or is not a surviving corporation in any merger, consolidation or other business combination in which it may enter with any Person, Newco shall, as a condition of any such transaction, cause such purchaser or such surviving corporation, as the case may be, to assume Newco’s obligations under this Section 11.12 upon the consummation of any such transaction.

(b) For six years after the Effective Time, Newco shall provide, or shall cause the HippoRx Surviving Corporation to provide, officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time (including for acts or omissions occurring in connection with the Transaction Agreements and the consummation of the transactions contemplated thereby) covering each Hippo D&O Indemnified Person (but only in respect of acts or omissions of such Person acting in connection with the HippoRx Group, the HippoRx Entities or the Transaction Agreements and the transactions contemplated thereby) currently covered by the officers’ and directors’ liability insurance policy of Hippo on terms with respect to coverage and amount (including with respect to the payment of attorneys’ fees) no less favorable than those of such policy in effect on the date hereof; provided that, if the aggregate annual premiums for such insurance during such period shall exceed 300% of the per annum rate of premium paid by Hippo as of the date hereof for such insurance, then Newco shall provide or cause to be provided a policy for Hippo D&O Indemnified Persons with the best coverage as shall then be available at 300% of the rate applicable to Hippo.

(c) For six years after the Effective Time, Newco shall provide, or shall cause the RhinoRx Surviving Corporation to provide, officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time (including for acts or omissions occurring in connection with the Transaction Agreements and the consummation of the transactions contemplated thereby) covering each Rhino D&O Indemnified Person (but only in respect of acts or omissions of such Person acting in connection with the RhinoRx Group, the RhinoRx Entities or the Transaction Agreements and the transactions contemplated thereby) currently covered by the officers’ and directors’ liability insurance policy of Rhino on terms with respect to coverage and amount (including with respect to the payment of attorneys’ fees) no less favorable than those of such policy in effect on the date hereof; provided that, if the aggregate annual premiums for such insurance during such period shall exceed 300% of the per annum rate of premium paid by Rhino as of the date hereof for such insurance, then Newco shall provide or cause to be provided a policy for Rhino D&O Indemnified Persons with the best coverage as shall then be available at 300% of the rate applicable to Rhino.

(d) In the event that Newco or its Affiliate shall pay premiums in excess of the applicable rate in order to cover Hippo D&O Indemnified Persons pursuant to Section 11.12(b) or Rhino D&O Indemnified Persons pursuant to Section 11.12(c), it shall pay premiums at such higher rate to cover the other D&O Indemnified Persons.

(e) The rights of each D&O Indemnified Person and his or her heirs and legal representatives under this Section 11.12 shall be in addition to any rights such D&O Indemnified Person may have under the certificate of incorporation or bylaws of Newco, Hippo, any Subsidiary of Hippo, any HippoRx Entity, the HippoRx Surviving Corporation, any Subsidiary of the HippoRx Surviving Corporation, Rhino, any Subsidiary of Rhino, any RhinoRx Entity, the RhinoRx Surviving Corporation or any Subsidiary of the RhinoRx Surviving Corporation, under any agreement of any D&O Indemnified Person with any such entity, under Delaware Law or under any other Applicable Law.

(f) The obligations of Newco, the HippoRx Surviving Corporation and the RhinoRx Surviving Corporation shall not be terminated or modified in such a manner as to adversely affect the rights of any D&O Indemnified Person to whom this Section 11.12 applies unless (x) such termination or modification is required by Applicable Law or (y) the affected D&O Indemnified Person shall have consented in writing to such termination or modification (it being expressly agreed that the D&O Indemnified Persons to whom this Section 11.12 applies shall be third party beneficiaries of this Section 11.12).

Section 11.13. Stock Exchange Listing. Newco, Hippo and Rhino shall use their respective reasonable best efforts to cause the shares of Newco Common Stock to be issued in connection with the Mergers to be listed on the NYSE (or, if listing on the NYSE is not approved or appears impracticable, the NASDAQ Stock Market), subject to official notice of issuance.

Section 11.14. Certain Agreements. (a) Prior to Closing, Hippo and Rhino shall negotiate in good faith to prepare an Information Services Agreement substantially on the terms set forth in the term sheet attached as Exhibit C for the provision by Rhino to Newco of certain information services and support following the Closing.

(b) Hippo and Rhino shall work in good faith with any integration consultant retained by or on behalf of Newco by the Transition Planning Committee to determine the services to be provided to Newco pursuant to the Information Services Agreement, the Rhino Newco Transition Services Agreement and the Hippo Newco Transition Services Agreement. Any services listed in the schedules or exhibits to the Rhino Newco Transition Services Agreement and the Hippo Newco Transition Services Agreement are for illustrative purposes only.

(c) Hippo and Rhino shall work in good faith with any integration consultant retained by or on behalf of Hippo to determine the services to be provided to the Hippo Workers’ Compensation Business pursuant to the Rhino Hippo Transition Services Agreement and the Newco Hippo Transition Services Agreement. The parties agree that such services shall be substantially similar in scope to the services provided by the Hippo Institutional Pharmacy Business to the Hippo Workers’ Compensation Business immediately prior to the Distribution Time. Any services listed in the schedules or exhibits to the Rhino Hippo Transition Services Agreement and the Newco Hippo Transition Services Agreement are for illustrative purposes only.

(d) Prior to Closing, Rhino shall execute a letter containing the statements set forth in Exhibit S.

ARTICLE 12

EMPLOYEE MATTERS

Section 12.01. Hippo Employee Matters.

(a) Effective not later than immediately before the Distribution Time, Hippo shall cause all Active Transferring Hippo Employees to become, or to continue to be, employees of a HippoRx Entity. Hippo and its Subsidiaries shall not take any action that is not otherwise permitted under this Agreement that would interfere with such employees so becoming employed, or so remaining employed, as the case may be, by a HippoRx Entity. As of the HippoRx Distribution, the HippoRx Entities shall have no employees other than the Active Transferring Hippo Employees.

(b) As of the Distribution Time, except as expressly provided in this Agreement, Hippo and its Subsidiaries (other than the HippoRx Entities) shall assign to the HippoRx Entities, to the extent applicable, and the HippoRx Entities shall assume or retain, as applicable, and HippoRx hereby agrees to pay, perform, fulfill and discharge, (i) all Liabilities under all HippoRx Benefit Plans, (ii) all Liabilities with respect to Transferring Hippo Employees under all Hippo Benefit Plans (excluding any such Liability that is a Non-HippoRx Liability, including as set forth on Section 1.01 of the Hippo Disclosure Schedule under the heading “Non-HippoRx Liabilities”), (iii) all Liabilities with respect to the employment or termination of employment of all Transferring Hippo Employees and their dependents and beneficiaries, including without limitation those Liabilities arising out of or resulting from employment by Hippo or its Subsidiaries on or before the Closing Date and (iv) all Liabilities with respect to other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of Hippo or its Subsidiaries or in any other employment, non-employment, or retainer arrangement, or relationship with Hippo or its Subsidiaries), to the extent arising in connection with or as a result of employment with or the performance of services for Hippo and its Subsidiaries in connection with the Hippo Institutional Pharmacy Business. All Assets held in trust to fund, and all insurance policies funding, any Liabilities expressly assumed or retained by HippoRx Entities pursuant to the operation of this Section 12.01(b) shall be HippoRx Assets, except to the extent specifically provided otherwise in this Agreement.

(c) As of the Distribution Time, except as expressly provided in this Agreement, Hippo and its Subsidiaries (other than the HippoRx Entities) shall assume or retain, as applicable, and Hippo hereby agrees to pay, perform, fulfill and discharge, (i) all Liabilities under or with respect to the Hippo Benefit Plans not expressly assumed by the HippoRx Entities pursuant to Section 12.01(b)(ii) above, (ii) all Liabilities with respect to all current and former employees of Hippo and its Subsidiaries (other than the Transferring Hippo Employees) (the “Non-HippoRx Employees”) under all Hippo Benefit Plans, (iii) all Liabilities with respect to the employment or termination of employment of all Non-HippoRx Employees and their dependents and beneficiaries, (iv) all Liabilities with respect to other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of Hippo or its Subsidiaries or in any other employment, non-employment, or retainer arrangement, or relationship with Hippo or its Subsidiaries), to the extent arising in connection with or as a result of employment with or the performance of services for Hippo or its Subsidiaries in connection with any business other than the Hippo Institutional Pharmacy Business and (v) any other Liabilities expressly assigned to Hippo or its Subsidiaries (other than the HippoRx Entities) under this Agreement, including, without limitation, the Non-HippoRx Liabilities. All Assets held in trust to fund, and all insurance policies funding, any Liabilities expressly assumed or retained by Hippo and its Subsidiaries (other than the HippoRx Entities) pursuant to the operation of this Section 12.01(c) shall be Non-HippoRx Assets, except to the extent specifically provided otherwise in this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, Hippo and its Subsidiaries (other than the HippoRx Entities) shall retain all Liabilities and Assets relating to health insurance claims incurred by Transferring Hippo Employees prior to the Closing Date under any health insurance policy sponsored or maintained by Hippo or its Subsidiaries (other than the HippoRx Entities). For purposes of this Section 12.01(d), a health insurance claim relating to a period of continuous hospitalization is deemed to be incurred on the first date of such period of hospitalization.

(e) Each Active Transferring Hippo Employee will receive service credit for all periods of employment with Hippo or any of its Subsidiaries or any predecessor thereof prior to the Effective Time for purposes of vesting, eligibility and benefit levels under any employee benefit plan in which such employee participates after the Effective Time, to the extent that such service was recognized under any analogous plan of Hippo or any of its Subsidiaries in effect immediately prior to the Effective Time; provided that no such service credit shall be given for purposes of benefit accruals under any defined benefit pension plan or where such credit would result in a duplication of benefits.

(f) If on or after the Effective Time any Active Transferring Hippo Employee becomes covered under any benefit plan providing medical, dental, health, pharmaceutical or vision benefits (a “Successor Plan”), other than the plan in which he or she participated immediately prior to the Effective Time (a “Prior Plan”), any such Successor Plan shall not include any restrictions or limitations with respect to any pre-existing condition exclusions and actively-at-work requirements (except to the extent such exclusions or requirements were applicable under the corresponding Prior Plan), and any eligible expenses incurred by such Active Transferring Hippo Employee and his or her covered dependents during the calendar year in which the Active Transferring Hippo Employee becomes covered under any Successor Plan shall be taken into account under any such Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and/or his or her covered dependents for that year, to the extent that such expenses were incurred during a period in which the Active Transferring Hippo Employee or covered dependent was covered under a corresponding Prior Plan.

Section 12.02. Rhino Employee Matters.

(a) Effective not later than immediately before the Distribution Time, Rhino shall cause all Active Transferring Rhino Employees to become, or to continue to be, employees of a RhinoRx Entity. Rhino and its Subsidiaries shall not take any action that is not otherwise permitted under this Agreement that would interfere with such employees so becoming employed, or so remaining employed, as the case may be, by a RhinoRx Entity. As of the RhinoRx Distribution, the RhinoRx Entities shall have no employees other than the Active Transferring Rhino Employees.

(b) As of the Distribution Time, except as expressly provided in this Agreement, Rhino and its Subsidiaries (other than the RhinoRx Entities) shall assign to the RhinoRx Entities, to the extent applicable, and the RhinoRx Entities shall assume or retain, as applicable, and RhinoRx hereby agrees to pay, perform, fulfill and discharge, (i) all Liabilities under all RhinoRx Benefit Plans, (ii) all Liabilities with respect to Transferring Rhino Employees under all Rhino Benefit Plans (excluding any such Liability that is a Non-RhinoRx Liability, including as set forth on Section 1.01 of the Rhino Disclosure Schedule under the heading “Non-RhinoRx Liabilities”), (iii) all Liabilities with respect to the employment or termination of employment of all Transferring Rhino Employees and their dependents and beneficiaries, including without limitation those Liabilities arising out of or resulting from employment by Rhino or its Subsidiaries on or before the

Closing Date and (iv) all Liabilities with respect to other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of the Rhino or its Subsidiaries or in any other employment, non-employment, or retainer arrangement, or relationship with the Rhino or its Subsidiaries), to the extent arising in connection with or as a result of employment with or the performance of services for Rhino and its Subsidiaries in connection with the Rhino Institutional Pharmacy Business. All Assets held in trust to fund, and all insurance policies funding, any Liabilities expressly assumed or retained by RhinoRx Entities pursuant to the operation of this Section 12.02(b) shall be RhinoRx Assets, except to the extent specifically provided otherwise in this Agreement.

(c) As of the Distribution Time, except as expressly provided in this Agreement, Rhino and its Subsidiaries (other than the RhinoRx Entities) shall assume or retain, as applicable, and Rhino hereby agrees to pay, perform, fulfill and discharge, (i) all Liabilities under or with respect to the Rhino Benefit Plans not expressly assumed by the RhinoRx Entities pursuant to Section 12.02(b)(ii) above, (ii) all Liabilities with respect to all current and former employees of Rhino and its Subsidiaries (other than the Transferring Rhino Employees) (the “Non-RhinoRx Employees”) under all Rhino Benefit Plans, (iii) all Liabilities with respect to the employment or termination of employment of all Non-RhinoRx Employees and their dependents and beneficiaries, (iv) all Liabilities with respect to other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of Rhino or its Subsidiaries or in any other employment, non-employment, or retainer arrangement, or relationship with Rhino or its Subsidiaries), to the extent arising in connection with or as a result of employment with or the performance of services to Rhino or its Subsidiaries in connection with any business other than the Rhino Institutional Pharmacy Business and (v) any other Liabilities expressly assigned to Rhino or its Subsidiaries (other than the RhinoRx Entities) under this Agreement, including, without limitation, the Non-RhinoRx Liabilities. All Assets held in trust to fund, and all insurance policies funding, any Liabilities expressly assumed or retained by Rhino and its Subsidiaries (other than the RhinoRx Entities) pursuant to the operation of this Section 12.02(c) shall be Non-RhinoRx Assets, except to the extent specifically provided otherwise in this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, Rhino and its Subsidiaries (other than the RhinoRx Entities) shall retain all Liabilities and Assets relating to health insurance claims incurred by Transferring Rhino Employees prior to the Closing Date under any health insurance policy sponsored or maintained by Rhino or its Subsidiaries (other than the RhinoRx Entities). For purposes of this Section 12.02(d), a health insurance claim relating to a period of continuous hospitalization is deemed to be incurred on the first date of such period of hospitalization.

(e) Each Active Transferring Rhino Employee will receive service credit for all periods of employment with Rhino or any of its Subsidiaries or any predecessor thereof prior to the Effective Time for purposes of vesting, eligibility and benefit levels under any employee benefit plan in which such employee participates after the Effective Time, to the extent that such service was recognized under any analogous plan of Rhino or any of its Subsidiaries in effect immediately prior to the Effective Time; provided that no such service credit shall be given for purposes of benefit accruals under any defined benefit pension plan or where such credit would result in a duplication of benefits.

(f) If on or after the Effective Time any Active Transferring Rhino Employee becomes covered under any Successor Plan, other than a Prior Plan, any such Successor Plan shall not include any restrictions or limitations with respect to any pre-existing condition exclusions and actively-at-work requirements (except to the extent such exclusions or requirements were applicable under the corresponding Prior Plan), and any eligible expenses incurred by such Active Transferring Rhino Employee and his or her covered dependents during the calendar year in which the Active Transferring Rhino Employee becomes covered under any Successor Plan shall be taken into account under any such Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and/or his or her covered dependents for that year, to the extent that such expenses were incurred during a period in which the Active Transferring Rhino Employee or covered dependent was covered under a corresponding Prior Plan.

Section 12.03. No Third Party Beneficiaries. No Transferring Hippo Employee or beneficiary or dependent thereof, Transferring Rhino Employee or beneficiary or dependent thereof, or any other future, present or former employee of Hippo, Rhino, Newco or any of their respective Subsidiaries or Affiliates shall have any third party beneficiary rights or rights to any specific levels of compensation or benefits or rights to continued employment as a result of the application of this Article 12 or any other provision of this Agreement.

Section 12.04. Severance. Notwithstanding anything in this Agreement to the contrary, Newco shall not be responsible for any severance pay or termination pay to any Transferring Hippo Employee or Transferring Rhino Employee whose employment is terminated (for any reason) prior to or at the Distribution Time.

Section 12.05. Intention and Scope. This Article 12 provides for the treatment of certain specific employee-related liabilities and, except to the extent explicitly set forth herein, nothing in this Article 12 is intended to limit the scope and generality of Section 2.02 or Section 3.02.

Section 12.06. Cooperation. Hippo and Rhino shall work in good faith with the Transition Planning Committee during the period between the date hereof and the Closing to determine the treatment of, or the effect of the transactions contemplated by this Agreement on, any compensation or benefits earned or received by Transferring Hippo Employees or Transferring Rhino Employees (if any) that are not specifically addressed in this Article 12.

ARTICLE 13

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 13.01. Conditions to the Obligations of Each Party. The obligations of each party hereto to consummate the Transactions are subject to the satisfaction of the following conditions:

(a) no material provision of any Applicable Law and no judgment, injunction, order or decree shall prohibit the consummation of the Transactions or the other transactions contemplated hereby;

(b) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(c) the shares of Newco Common Stock to be issued in the Mergers shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

(d) the Governmental Approvals set forth in Section 13.01(d) of the Hippo Disclosure Schedule shall have been, in the case of consents, registrations, approvals, permits, licenses, authorizations and waivers, obtained and in the case of notices, reports or other filings, made (or confirmation reasonably acceptable to the parties shall have been obtained from the applicable Governmental Authorities that such Governmental Approvals are not required to be obtained or made), other than those Governmental Approvals the failure of which to be made or obtained would not, individually or in the aggregate, have an effect that would reasonably be expected to be adverse and material to the business and operations of Newco and its Subsidiaries, taken as a whole, after giving effect to the Transactions;

(e) the Newco Financing shall be in place with funds available for borrowing thereunder, subject only to the condition that the Effective Time shall have occurred;

(f) there shall not have been instituted any action or proceeding by any Governmental Authority that remains pending before any Governmental Authority (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the

Transactions, seeking to obtain material damages in connection with the Transactions or otherwise directly or indirectly relating to the transactions contemplated by the Transaction Agreements, (ii) seeking to restrain or prohibit Newco’s or its Subsidiaries’ (A) ability effectively to exercise full rights of ownership of the HippoRx Common Stock or the RhinoRx Common Stock, including the right to vote any shares of the HippoRx Common Stock or the RhinoRx Common Stock owned by Newco following the Effective Time, or (B) ownership or operation of all or any material portion of the business or assets of the HippoRx Group and the RhinoRx Group, taken as a whole, or (iii) seeking to compel Newco or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the HippoRx Group and the RhinoRx Group, taken as a whole;

(g) each of the Transaction Agreements shall have been executed and delivered by each of the other parties thereto;

(h) the Boards of Directors of each of Rhino and Hippo shall be satisfied that at the Effective Time, after giving effect to the transactions contemplated to be effected on or prior to the Effective Time, Newco will be Solvent, including having obtained any appraisals and solvency opinions deemed appropriate by such Boards of Directors;

(i)(i) the Board of Directors of Hippo Operating Sub shall be satisfied that after giving effect to the transfer by Hippo Operating Sub described in clause (i) of Section 2.05(d) (and taking into account the other transactions contemplated by the Transaction Agreements), Hippo Operating Sub will be Solvent; (ii) the Board of Directors of HippoRx shall be satisfied that the distribution by HippoRx to Hippo of the HippoRx Final Financing Amount will be made out of surplus within the meaning of Section 170 of Delaware Law and that, after giving effect to such distribution (and taking into account the other transactions contemplated by the Transaction Agreements), HippoRx will be Solvent; and (iii) the Board of Directors of Hippo shall be satisfied that the HippoRx Distribution will be made out of surplus within the meaning of Section 170 of Delaware Law and that, after giving effect to such distribution (and taking into account the other transactions contemplated by the Transaction Agreements), Hippo will be Solvent (it being understood that the satisfaction of this condition may be subject to the obtaining of any appraisals, surplus and solvency opinions as the applicable board of directors deems appropriate); and

(j)(i) the Board of Directors of RhinoRx shall be satisfied that the distribution by RhinoRx to Rhino Parent Sub of the RhinoRx Final Financing Amount will be made out of surplus within the meaning of Section 170 of Delaware Law and that, after giving effect to such distribution (and taking into account the other transactions contemplated by the Transaction Agreements), RhinoRx will be Solvent; (ii) the Board of Directors of Rhino Parent Sub shall be satisfied that the distribution by Rhino Parent Sub to Rhino of the outstanding stock of RhinoRx will be made out of surplus within the meaning of Section 170 of Delaware Law and that, after giving effect to such distribution (and taking into account the other transactions contemplated by the Transaction Agreements), Rhino Parent Sub will be Solvent; and (iii) the Board of Directors of Rhino shall be satisfied that the RhinoRx Distribution will be made out of surplus within the meaning of Section 170 of Delaware Law and that, after giving effect to such distribution (and taking into account the other transactions contemplated by the Transaction Agreements), Rhino will be Solvent (it being understood that the satisfaction of this condition may be subject to the obtaining of any appraisals, surplus and solvency opinions as the applicable board of directors deems appropriate).

Section 13.02. Conditions to the Obligations of Hippo. The obligations of each of Hippo, HippoRx and Hippo Merger Sub to consummate the Transactions to which it is party are subject to the satisfaction of the following further conditions:

(a)(i) Rhino shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) subject to the standards set forth in Section 16.01(b), the representations and warranties of Rhino contained in this Agreement, shall be true and correct at and as of the Effective Time, as if made at and as of such time (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), and (iii) Hippo shall have received a certificate signed by an executive officer of Rhino to the foregoing effect;

(b) Hippo shall have received an opinion of Pepper Hamilton LLP reasonably acceptable to Hippo dated the Closing Date, to the effect that (i) the HippoRx Distribution will qualify as a transaction described in Section 355(a) of the Code, (ii) the HippoRx Common Stock will be treated as “qualified property” for purposes of Section 355(c)(2) or Section 361(c)(2) of the Code, and (iii) the exchange of HippoRx Common Stock for Newco Common Stock pursuant to the HippoRx Merger will be treated for federal income tax purposes as an exchange described in Section 351 of the Code. In rendering such opinion, such counsel shall be entitled to rely upon appropriate representations of officers of Hippo and Newco, reasonably acceptable to such counsel, which representations shall be substantially finalized by the parties hereto and such counsel by November 17, 2006;

(c) Hippo shall have received a private letter ruling from the Internal Revenue Service, reasonably acceptable to Hippo, that contains, in all material respects, the rulings included in Exhibit T hereto;

(d) the Hippo Lender Approval shall have been obtained and shall be in effect; and

(e) the HippoRx Final Financing Amount shall have been obtained and shall have been paid to Hippo whether in repayment of intercompany account balances pursuant to Section 9.03 or as a dividend.

Section 13.03. Conditions to the Obligations of Rhino. The obligations of each of Rhino, RhinoRx, Rhino Parent Sub and Rhino Merger Sub to consummate the Transactions to which it is party are subject to the satisfaction of the following further conditions:

(a)(i) Hippo shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) subject to the standards set forth in Section 16.01(a), the representations and warranties of Hippo contained in this Agreement shall be true and correct at and as of the Effective Time, as if made at and as of such time (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such date) and (iii) Rhino shall have received a certificate signed by an executive officer of Hippo to the foregoing effect;

(b) Rhino shall have received an opinion of Caplin & Drysdale reasonably acceptable to Rhino dated the Closing Date, to the effect that (i) the RhinoRx Distribution will qualify as a transaction described in Section 355(a) of the Code, (ii) the RhinoRx Common Stock will be treated as “qualified property” for purposes of Section 355(c)(2) or Section 361(c)(2) of the Code, and (iii) the exchange of RhinoRx Common Stock for Newco Common Stock pursuant to the RhinoRx Merger will be treated for federal income tax purposes as an exchange described in Section 351 of the Code. In rendering such opinion, such counsel shall be entitled to rely upon appropriate representations of officers of Rhino and Newco, reasonably acceptable to such counsel, which representations shall be substantially finalized by the parties hereto and such counsel by November 17, 2006;

(c) Rhino shall have received a private letter ruling from the Internal Revenue Service, reasonably acceptable to Rhino, that contains, in all material respects, the rulings included in Exhibit U hereto;

(d) the Rhino Lender Approval shall have been obtained and shall be in effect; and

(e) the RhinoRx Final Financing Amount shall have been obtained and shall have been paid to Rhino Parent Sub whether in repayment of intercompany account balances pursuant to Section 10.03 or as a dividend.

ARTICLE 14

TERMINATION

Section 14.01. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Distribution Time:

(a) by mutual written agreement of Hippo and Rhino;

(b) by either Hippo or Rhino, if:

(i) the Transactions have not been consummated on or before June 30, 2007 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 14.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Transactions to be consummated by such time; provided, further, that if the Transactions have not been consummated on or before June 30, 2007 solely by reason of the failure of the condition set forth in Section 13.01(d) to be satisfied, the “End Date” shall be extended to September 30, 2007 in the event either Hippo or Rhino delivers a notice to the other indicating that it believes in good faith that such condition would reasonably be expected to be satisfied by September 30, 2007;

(ii) there shall be any Applicable Law that (A) makes consummation of the Transactions illegal or otherwise prohibited or (B) enjoins Hippo or Rhino from consummating the Transactions and such enjoinment shall have become final and nonappealable;

(iii) the HippoRx Audited EBITDA is less than 75% of the HippoRx Estimated EBITDA; or

(iv) the RhinoRx Audited EBITDA is less than 75% of the RhinoRx Estimated EBITDA;

(c) by Hippo, if any of the conditions set forth in Section 13.01 or 13.02 shall have become incapable of being satisfied by the End Date; provided that the right to terminate this Agreement pursuant to this Section 14.01(c) shall not be available if Hippo’s breach of any provision of this Agreement has resulted in such condition becoming incapable of being satisfied;

(d) by Hippo, if (i) the audited financial statements described in the second sentence of Section 10.05 have not been delivered by Rhino to Hippo on or before January 31, 2007 or (ii) the audited financial statements described in the first sentence of Section 10.05 have not been delivered by Rhino to Hippo on or before March 31, 2007;

(e) by Rhino, if the audited financial statements described in the first sentence of Section 9.05 have not been delivered by Hippo to Rhino on or before January 31, 2007; or

(f) by Rhino, if any of the conditions set forth in Section 13.01 or 13.03 shall have become incapable of being satisfied by the End Date; provided that the right to terminate this Agreement pursuant to this Section 14.01(d) shall not be available if Rhino’s breach of any provision of this Agreement has resulted in such condition becoming incapable of being satisfied.

The party desiring to terminate this Agreement pursuant to this Section 14.01 (other than pursuant to Section 14.01(a)) shall give notice of such termination to the other party.

Section 14.02. Effect of Termination. If this Agreement is terminated pursuant to Section 14.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the knowing and willful (i) failure of either party to use reasonable best efforts to fulfill a condition to the performance of the obligations of the other party or (ii) breach of any representation or warranty herein or in the Tax Matters Agreement or the failure of either party to perform a covenant herein or in the Tax Matters Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party (but not to any third party not a party to this Agreement including any stockholder, director, officer, employee, agent consultant or representative of such party) as a result of such failure. The provisions of this Section 14.02, Section 11.07(b) and Article 16 shall survive any termination hereof pursuant to Section 14.01.

ARTICLE 15

SURVIVAL AND INDEMNIFICATION; RELEASES

Section 15.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith (and covenants (the “Excluded Covenants”) herein that have the effect of obligating a party to maintain the accuracy of representations and warranties or to provide notice of an inaccuracy in its representations or warranties) shall survive the Closing Date until the 15-month anniversary of the Closing Date. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Effective Time indefinitely or for the shorter period explicitly specified therein, except as specified in the preceding sentence and except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentence, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity, and referencing the right to indemnification hereunder, shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 15.02. Indemnification.

(a) Subject to Section 15.02(c), effective at and after the Effective Time, Hippo hereby indemnifies Newco and its Affiliates and their respective successors and assigns (the “Newco Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a Third Party claim or a claim solely between the parties hereto) (“Damages”) actually incurred or suffered by such Newco Indemnified Party arising out of, relating to or resulting from (i) subject to the next sentence, any misrepresentation or breach of warranty in this Agreement as of the date made or at and as of the Effective Time, as if made at and as of such time (or, in the case of representations and warranties that address matters only as of a certain date, as of such date) (each such misrepresentation or breach of warranty, a “Warranty Breach”) by Hippo; (ii) any breach of a covenant or agreement in this Agreement (each such breach of covenant or agreement, a “Covenant Breach”) by Hippo (it being understood that the breach of the Excluded Covenants shall be considered Warranty Breaches rather than Covenants Breaches); or (iii) the Non-HippoRx Group, the Non-HippoRx Assets or the Non-HippoRx Liabilities. Section 15.02(a) shall not apply to any breach of the representation contained in Section 7.08(b).

(b) Subject to Section 15.02(c), effective at and after the Effective Time, Rhino hereby indemnifies the Newco Indemnified Parties against, and agrees to hold each of them harmless from, any and all Damages actually incurred or suffered by such Newco Indemnified Party arising out of, relating to or resulting from (i) subject to the next sentence, any Warranty Breach by Rhino; (ii) any Covenant Breach by Rhino; or (iii) the Non-RhinoRx Group, the Non-RhinoRx Assets or the Non-RhinoRx Liabilities. Section 15.02(b) shall not apply to any breach of the representation contained in Section 8.08(b).

(c) With respect to indemnification by Hippo or Rhino pursuant to Section 15.02(a) or Section 15.02(b), the obligations of Hippo and Rhino, as the case may be, to the Newco Indemnified Parties shall be limited as follows:

(i)(A) Hippo shall not be liable to any Newco Indemnified Party unless the aggregate amount of Damages actually incurred or suffered by the Newco Indemnified Parties with respect to Warranty

Breaches (determined without regard to any materiality or Material Adverse Effect qualification contained in any representation or warranty other than any such qualifications that set disclosure thresholds) by Hippo exceeds $30,000,000 and then only to the extent of such excess and (B) Hippo’s maximum liability for all such Warranty Breaches shall not exceed $155,000,000; provided that the limitations set forth in this Section 15.02(c)(i) shall not apply to Warranty Breaches of Section 7.02 or Section 7.14;

(ii)(A) Rhino shall not be liable to any Newco Indemnified Party unless the aggregate amount of Damages actually incurred or suffered by the Newco Indemnified Parties with respect to Warranty Breaches (determined without regard to any materiality or Material Adverse Effect qualification contained in any representation or warranty other than any such qualifications that set disclosure thresholds) by Rhino exceeds $30,000,000 and then only to the extent of such excess and (B) Rhino’s maximum liability for all such Warranty Breaches shall not exceed $155,000,000; provided that the limitations set forth in this Section 15.02(c)(ii) shall not apply to Warranty Breaches of Section 8.02 or Section 8.14; and

(iii) For the avoidance of doubt, (A) Hippo shall not indemnify the Newco Indemnified Parties for any Warranty Breaches or Covenant Breaches by Rhino and (B) Rhino shall not indemnify the Newco Indemnified Parties for any Warranty Breaches or Covenant Breaches by Hippo;

(d) Effective at and after the Effective Time, Hippo hereby indemnifies the Newco Indemnified Parties against, and agrees to hold each of them harmless from, any and all Damages actually incurred or suffered by such Newco Indemnified Party arising out of, relating to or resulting from, any misrepresentation or breach of warranty by Hippo of the representation in Section 7.08(b). For the avoidance of doubt, to the extent Damages are recoverable because of a breach of the representation in Section 7.08(b), Damages shall not be recoverable pursuant to a claim of indemnification for a breach of any other representation or warranty of Hippo in this Agreement. For the avoidance of doubt, Damages recoverable for breach of the representation in Section 7.08(b) include diminution in value, if any, of the Hippo Institutional Pharmacy Business as a result of such breach.

(e) Effective at and after the Effective Time, Rhino hereby indemnifies the Newco Indemnified Parties against, and agrees to hold each of them harmless from, any and all Damages actually incurred or suffered by such Newco Indemnified Party arising out of, relating to or resulting from, any misrepresentation or breach of warranty by Rhino of the representation in Section 8.08(b). For the avoidance of doubt, to the extent Damages are recoverable because of a breach of the representation in Section 8.08(b), Damages shall not be recoverable pursuant to a claim of indemnification for a breach of any other representation or warranty of Rhino in this Agreement. For the avoidance of doubt, Damages recoverable for breach of the representation in Section 8.08(b) include diminution in value, if any, of the Rhino Institutional Pharmacy Business as a result of such breach.

(f) Effective at and after the Effective Time, Newco hereby indemnifies Hippo, its Subsidiaries and their respective Affiliates and successors and assigns (the “Hippo Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all Damages incurred or suffered by such Hippo Indemnified Parties arising out of, relating to or resulting from (i) any Covenant Breach by Newco or (ii) the HippoRx Group, the HippoRx Assets, the HippoRx Liabilities, the RhinoRx Group, the RhinoRx Assets or the RhinoRx Liabilities.

(g) Effective at and after the Effective Time, Newco hereby indemnifies Rhino, its Subsidiaries and their respective Affiliates and successors and assigns (the “Rhino Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all Damages incurred or suffered by such Rhino Indemnified Parties arising out, relating to or resulting from (i) any Covenant Breach by Newco or (ii) the RhinoRx Group, the RhinoRx Assets, the RhinoRx Liabilities, the HippoRx Group, the HippoRx Assets or the HippoRx Liabilities.

(h) From and after the Effective Time Hippo shall not be liable to the Rhino Indemnified Parties for any Warranty Breaches or Covenant Breaches by Hippo. From and after the Effective Time Rhino shall not be liable to the Hippo Indemnified Parties for any Warranty Breaches or Covenant Breaches by Rhino.

(i) None of Hippo, Rhino or Newco shall be liable to any Newco Indemnified Party, Hippo Indemnified Party or Rhino Indemnified Party, as the case may be, for any punitive, incidental, consequential, special or indirect damages, including business interruption or loss of future revenue, relating to the breach or alleged breach of this Agreement, except if such damages were paid by the applicable Indemnified Party to a Third Party and arose from circumstances that constituted a breach of a representation or warranty contained herein.

(j) The indemnification provisions contained in this Section 15.02 shall not apply to any misrepresentation or breach of warranty contained in Section 7.10(a)(xv), 7.15, 7.24, 8.10(a)(xv), 8.15 or 8.24, to any breach of the covenants contained in Section 9.01(n), 10.01(n), or 11.11, or to any Damages with respect to any Tax liability or Tax asset allocated to any Person pursuant to the Tax Matters Agreement.

Section 15.03. Indemnification Procedures.

(a) The party seeking indemnification under Section 15.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, Action or proceeding (each, a “Claim”) in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually materially prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall have the right, at its option, exercisable within 30 days after receipt of such notice to assume the defense of, at its own expense and by its own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), any matter involving the asserted liability of the Indemnified Party (“Asserted Liabilities”), subject to the limitations set forth herein. If the Indemnifying Party shall undertake to compromise, settle or defend any such Asserted Liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or settlement of, or defense against, any such Asserted Liability; provided, however, that the Indemnifying Party shall not settle any such Asserted Liability without the written consent of the Indemnified Party unless such settlement releases the Indemnified Party from all liabilities and obligations with respect to the Asserted Liability and the settlement does not impose injunctive or other equitable relief against the Indemnified Party. Notwithstanding an election by the Indemnifying Party to assume the defense of such action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding at its own expense. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume control of such defense but shall pay for the reasonable fees, costs and expenses of the Indemnified Party’s legal counsel, which counsel shall be reasonably satisfactory to the Indemnifying Party, if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, or (iii) the Indemnifying Party failed or is failing to prosecute or defend such claim. If the Indemnified Party shall undertake to compromise, settle or defend any Asserted Liability in accordance with the immediately preceding sentence or after the Indemnifying Party has declined to exercise its option to assume the defense of an Asserted Liability, the Indemnified Party shall promptly notify the Indemnifying Party of its intention to do so, and the Indemnifying Party agrees to cooperate fully with the Indemnified Party and its counsel in the compromise or settlement of, or defense against, any such Asserted Liability; provided, however, that the Indemnified Party shall not settle any such Asserted Liability without the written consent of the Indemnifying Party, which such consent shall not be unreasonably withheld.

(c) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Claim by a Third Party and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 15.04. Calculation of Damages. Any Damages payable by an Indemnifying Party pursuant to Section 15.02 shall be (i) reduced by any proceeds recovered under applicable insurance policies, net of any costs incurred by the Indemnified Party in obtaining such proceeds, (ii) reduced by any indemnity, contribution or other similar payment paid to the Indemnified Party by any Third Party with respect to such Damages, net of any costs incurred by the Indemnified Party in obtaining such payment and (iii) reduced by an amount equal to any net tax benefit actually realized as a consequence of such Damages. If an Indemnified Party receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives insurance proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the payment received over the amount of the payment that would have been due if the insurance proceeds had been received, realized or recovered before the payment was made by the Indemnifying Party.

Section 15.05. Release of Pre-Closing Claims.

(a) Except as provided in Section 15.05(c), effective as of the Effective Time, Newco, for itself, its Subsidiaries and each HippoRx Entity and RhinoRx Entity and their respective successors and assigns, and all shareholders, directors, officers, members, agents or employees of a HippoRx Entity or RhinoRx Entity (in each case, in their respective capacities as such), hereby remises, releases and forever discharges each of Hippo and Rhino and their respective Subsidiaries (other than the HippoRx Entities and the RhinoRx Entities, respectively), their respective successors and assigns, and all shareholders, directors, officers, members, agents or employees of any wholly owned member of Hippo or Rhino (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, whether or not known as of the Effective Time, including in connection with the Transactions.

(b) Except as provided in Section 15.05(c), effective as of the Effective Time, each of Hippo and Rhino, for itself and each of its Subsidiaries (other than any HippoRx Entity or RhinoRx Entity) and their respective successors and assigns, and all shareholders, directors, officers, members, agents or employees of Hippo or Rhino or such Subsidiaries (in each case, in their respective capacities as such), hereby remises, releases and forever discharges each of Newco and its

Subsidiaries (including the HippoRx Entities and RhinoRx Entities), their respective successors and assigns, and all shareholders, directors, officers, members, agents or employees of Newco and such Subsidiaries (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, whether or not known as of the Effective Time, including in connection with the Transactions.

(c) Nothing contained in Section 15.05(a) or Section 15.05(b) shall impair any right of any Person to enforce the Transaction Agreements or any agreements, arrangements, commitments or understandings that are specified in Section 2.04(b) or Section 3.04(b) as surviving the Closing Date, in each case in accordance with its terms. Nothing contained in Section 15.05(a) or Section 15.05(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among Hippo or its Subsidiaries or Rhino or its Subsidiaries, on the one hand, and Newco, any HippoRx Entity or any RhinoRx Entity, on the other hand, that is specified in Section 2.04(b) or Section 3.04(b) as surviving the Closing Date, or any other Liability specified in such Sections as surviving the Closing Date; or

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to Hippo, Rhino, Newco, the HippoRx Entities, the RhinoRx Entities or any of their respective Subsidiaries in accordance with, or any other Liability of any such Person under, the Transaction Agreements.

(d) If an Indemnified Party receives any payment from an Indemnifying Party in respect of Damages and the Indemnified Party could have recovered all or a part of such Damages from a Third Party based on the underlying claim or demand asserted against such Indemnifying Party, then such Indemnified Party shall transfer such of its rights to proceed against such Third Party as are necessary to permit such Indemnifying Party to recover from such Third Party the amount of such payment.

Section 15.06. Exclusivity. After the Effective Time, Article 15 will provide the exclusive remedy for any claims by or against Newco or its Subsidiaries, on the one hand, or by or against Hippo, Rhino or any of their respective Subsidiaries or Affiliates, on the other hand, arising as a result of or in connection with this Agreement and the transactions contemplated hereby (other than any remedy provided in any of the other Transaction Agreements) except that the indemnity provisions contained herein shall not limit any party’s liability for fraud or intentional misrepresentation.

ARTICLE 16

MISCELLANEOUS

Section 16.01. Representations and Warranties. (a) For purposes of determining whether any representation or warranty of Hippo contained in Article 7 is untrue or incorrect for any purpose under this Agreement other than Article 15, or whether Hippo shall have breached any such representation or warranty as a result of any such untruth or incorrectness for any purpose under this Agreement (for the avoidance of doubt, in each case, including for the purpose of determining whether such representation or warranty is true and correct when made and for purposes of determining whether such representation or warranty can be made on and as of the Effective Time or as of the date specified therein) other than Article 15, the following standards shall apply:

(i) the representation and warranty contained in Section 7.10(b) shall be deemed to be untrue and incorrect if such representation and warranty is untrue or incorrect in any respect;

(ii) any representation and warranty contained in Sections 7.01, 7.02, 7.03, 7.04 (other than clauses (iii) and (iv) thereof), 7.05, 7.06, 7.14, 7.24 or 7.25 shall be deemed to be untrue and incorrect only if such representation and warranty is untrue or incorrect in any material respect (disregarding for this purpose any reference to materiality or Material Adverse Effect contained in any such representation or warranty); and

(iii) any such representation and warranty (other than those referred to in clause (i) or (ii) above) shall be deemed to be untrue or incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events that result in any and all other untruth or incorrectness in the representations and warranties contained in Article 7 (other than those referred to in clause (i) or (ii) above), either (x) has had or would reasonably be expected to have, a Material Adverse Effect on HippoRx (disregarding for this purpose any reference to materiality or Material Adverse Effect contained in any such representation or warranty) or (y) would materially delay or materially impede or preclude the ability of Hippo or HippoRx to perform its obligations hereunder or their ability to consummate the Closing.

(b) For purposes of determining whether any representation or warranty of Rhino contained in Article 8 is untrue or incorrect for any purpose under this Agreement other than Article 15, or whether Rhino shall have breached any such representation or warranty as a result of any such untruth or incorrectness for any purpose under this Agreement (for the avoidance of doubt, in each case, including for the purpose of determining whether such representation or warranty is true and correct when made and for purposes of determining whether such representation or warranty can be made on and as of the Effective Time or as of the date specified therein) other than Article 15, the following standards shall apply:

(i) the representation and warranty contained in Section 8.10(b) shall be deemed to be untrue and incorrect if such representation and warranty is untrue or incorrect in any respect;

(ii) any representation and warranty contained in Sections 8.01, 8.02, 8.03, 8.04 (other than clauses (iii) and (iv) thereof), 8.05, 8.06, 8.14, 8.24 or 8.25 shall be deemed to be untrue and incorrect only if such representation and warranty is untrue or incorrect in any material respect (disregarding for this purpose any reference to materiality or Material Adverse Effect contained in any such representation or warranty); and

(iii) any such representation and warranty (other than those referred to in clause (i) or (ii) above) shall be deemed to be untrue or incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events that result in any and all other untruth or incorrectness in the representations and warranties contained in Article 8 (other than those referred to in clause (i) or (ii) above), either (x) has had or would reasonably be expected to have, a Material Adverse Effect on RhinoRx (disregarding for this purpose any reference to materiality or Material Adverse Effect contained in any such representation or warranty) or (y) would materially delay or materially impede or preclude the ability of Rhino or RhinoRx to perform its obligations hereunder or their ability to consummate the Closing.

Section 16.02. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Hippo, to:

AmerisourceBergen Corporation

1300 Morris Drive

Chesterbrook, PA 19087

Attention: General Counsel

Facsimile No.: (610) 727-3612

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: William H. Aaronson

Facsimile No.: (212) 450-3800

if to Rhino, to:

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, Kentucky 40202-2412

Attention: Joseph L. Landenwich, Senior Vice President of

                  Corporate Legal Affairs and Corporate Secretary

Facsimile No.: (502) 596-4075

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Ethan A. Klingsberg

Facsimile No.: (212) 225-3999

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 16.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 16.04. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such fee or expense; provided that, notwithstanding the foregoing, Newco shall be responsible for the fees and expenses set forth in Section 16.04 of the Hippo Disclosure Schedule regardless of which party incurs such fees and expenses. Any fees and expenses for which Newco is responsible but that are incurred and must be paid prior to the Effective Time shall be paid by Hippo and Rhino, with each of Hippo and Rhino paying one-half of such fees and expenses, and Newco shall reimburse Hippo and Rhino for their payment of such fees and expenses at or promptly after the Effective Time.

Section 16.05. Disclosure Schedule References. Any information disclosed in any Section of the Hippo Disclosure Schedule or the Rhino Disclosure Schedule shall be deemed to be disclosed in any other Section(s) of such Disclosure Schedule where it is reasonably apparent that the disclosure contained in such Section of such Disclosure Schedule is relevant to such other Section(s). The fact that any item of information is disclosed in a Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement, except as otherwise expressly set forth in the applicable Disclosure Schedules. Matters set forth in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected therein. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

Section 16.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns except that (i) each D&O Indemnified Person is a third party beneficiary of the provisions set forth in Section 11.12 and (ii) each Newco Indemnified Party, Hippo Indemnified Party and Rhino Indemnified Party is a third party beneficiary of the provisions set forth in Article 15.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 16.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

Section 16.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Transaction Agreements or the transactions contemplated thereby shall be brought in any federal or state court located in the

Borough of Manhattan in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 16.02 shall be deemed effective service of process on such party.

Section 16.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 16.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 16.11. Entire Agreement. This Agreement, the other Transaction Agreements and the Clean Team Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 16.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 16.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the Borough of Manhattan in the State of New York, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMERISOURCEBERGEN CORPORATION

By:
Name:
Title:

PHARMERICA, INC.

By:
Name:
Title:

KINDRED HEALTHCARE, INC.

By:
Name:
Title:

KINDRED PHARMACY SERVICES, INC.

By:
Name:
Title:

KINDRED HEALTHCARE OPERATING, INC.

By:
Name:
Title:

SAFARI HOLDING CORPORATION
By:
Name:
Title:

By:
Name:
Title:

HIPPO MERGER CORPORATION

By:
Name:
Title:

By:
Name:
Title:

RHINO MERGER CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Annex A – Adjustments

Section 1. Adjustment Procedures.

(a) Not later than 10 Business Days prior to the Closing Date, (i) Hippo shall submit to Rhino a certificate (the “HippoRx Estimate Certificate”) of an authorized officer of Hippo setting forth its good faith estimate of the HippoRx Working Capital (the “Estimated HippoRx Working Capital”) and (ii) Rhino shall submit to Hippo a certificate (the “RhinoRx Estimate Certificate”) of an authorized officer of Rhino setting forth its good faith estimate of the RhinoRx Working Capital (the “Estimated RhinoRx Working Capital”). The amounts set forth on the HippoRx Estimate Certificate and the RhinoRx Estimate Certificate, as the case may be, shall be calculated in accordance with GAAP on a basis consistent with the applicable audited financial statements in the Registration Statement and shall be accompanied by appropriate information and documentation in reasonable detail supporting the calculations of the Estimated HippoRx Working Capital and the Estimated RhinoRx Working Capital, as the case may be.

(b) Following receipt of the HippoRx Estimate Certificate by Rhino and the RhinoRx Estimate Certificate by Hippo, Hippo and Rhino shall work in good faith to mutually agree on the amounts of the HippoRx Working Capital and the RhinoRx Working Capital. If Hippo and Rhino are unable to agree on the amounts of the HippoRx Working Capital or the RhinoRx Working Capital, as the case may be, within 3 Business Days following delivery of both certificates, each of Hippo and Rhino shall submit a notice (each such notice, a “Disagreement Notice”) to a mutually satisfactory nationally recognized accounting firm (the “Accounting Referee”) specifying those items or amounts as to which they each disagree. The Disagreement Notices shall set forth the nature and basis for each disagreement with respect to the HippoRx Working Capital or the RhinoRx Working Capital, as the case may be. Rhino shall be deemed to have agreed with all items and amounts on the HippoRx Estimate Certificate (as such items and amounts may have been modified by mutual agreement of Hippo and Rhino) that Rhino does not contest in its Disagreement Notice. Hippo shall be deemed to have agreed with all items and amounts on the RhinoRx Estimate Certificate (as such items and amounts may have been modified by mutual agreement of Hippo and Rhino) that Hippo does not contest in its Disagreement Notice.

(c) Hippo and Rhino shall use their reasonable best efforts to cause the Accounting Referee to promptly review this Agreement and the disputed items or amounts for the purpose of determining the HippoRx Working Capital and the RhinoRx Working Capital. The Accounting Referee shall deliver to Hippo and Rhino, as promptly as practicable (but in no event more than 5 Business Days after its receipt of the Disagreement Notices), a report setting forth its determination of the HippoRx Working Capital and the RhinoRx Working

Capital. In making such determination, the Accounting Referee shall consider only those items or amounts as to which Hippo and Rhino disagree, as set forth on their respective Disagreement Notices, and the Accounting Referee’s determination as to each disputed item or amount shall be neither more nor less than the amounts set forth by Hippo and Rhino on their respective Disagreement Notices. The report of the Accounting Referee and the determinations of the Accounting Referee as to the HippoRx Working Capital and the RhinoRx Working Capital shall be final and binding upon Hippo and Rhino. All fees and expenses of the Accounting Referee shall be borne equally by Hippo and Rhino.

(d) Hippo and Rhino shall, and shall cause their respective independent accountants to, cooperate and assist in the Accounting Referee’s calculation of the HippoRx Working Capital and the RhinoRx Working Capital, including the making available during normal business hours to the extent necessary of books, records, work papers and personnel.

Section 2. Certain Definitions. As used in this Annex A, the following terms have the following meanings:

“Current Assets” means current assets of the Hippo Institutional Pharmacy Business or the Rhino Institutional Pharmacy Business, as applicable, as determined in accordance with GAAP on a basis consistent with the applicable financial statements included in the Registration Statement, but excluding (i) cash and cash equivalents and (ii) Tax Assets (as defined in the Tax Matters Agreement).

“Current Liabilities” means current liabilities of the Hippo Institutional Pharmacy Business or the Rhino Institutional Pharmacy Business, as applicable, as determined in accordance with GAAP on a basis consistent with the applicable financial statements included in the Registration Statement, but excluding Liabilities relating to Taxes.

“Excess HippoRx Working Capital” means the amount of the excess, if any, of the HippoRx Working Capital over the HippoRx Maximum Working Capital.

“Excess RhinoRx Working Capital” means the amount of the excess, if any, of the RhinoRx Working Capital over the RhinoRx Maximum Working Capital.

“HippoRx Final Financing Amount” means the HippoRx Initial Financing Amount, plus the Excess HippoRx Working Capital, if any, less the HippoRx Working Capital Shortfall, if any.

“HippoRx Initial Financing Amount” means (a) an amount equal to 50% of the lesser of (i) $300 million and (ii) 3 times LTM EBITDA of Newco (giving effect to the consummation of the Transactions) or (b) an amount equal to 50% of such other amount as is mutually agreed by Hippo and Rhino prior to Closing.

“HippoRx Maximum Working Capital” means 1.25 multiplied by the HippoRx Target Working Capital.

“HippoRx Minimum Working Capital” means 0.75 multiplied by HippoRx Target Working Capital.

“HippoRx Target Working Capital” means the excess of (i) Current Assets of the Hippo Institutional Pharmacy Business as of June 30, 2006, as adjusted to reflect audit adjustments arising from the audit of the financial statements of the Hippo Institutional Pharmacy Business included in the Registration Statement as of and for the fiscal year ended September 30, 2006, over (ii) Current Liabilities of the Hippo Institutional Pharmacy Business as of June 30, 2006, as adjusted to reflect audit adjustments arising from the audit of the financial statements of the Hippo Institutional Pharmacy Business included in the Registration Statement as of and for the fiscal year ended September 30, 2006.

“HippoRx Working Capital” means the excess of the Current Assets of the Hippo Institutional Pharmacy Business over the Current Liabilities of the Hippo Institutional Pharmacy Business, determined as of the last day of the calendar month preceding the month in which the Closing Date occurs.

“HippoRx Working Capital Shortfall” means the amount of the excess, if any, of the HippoRx Minimum Working Capital over the HippoRx Working Capital.

“RhinoRx Final Financing Amount” means the RhinoRx Initial Financing Amount, plus the Excess RhinoRx Working Capital, if any, less the RhinoRx Working Capital Shortfall, if any.

“RhinoRx Initial Financing Amount” means (a) an amount equal to 50% of the lesser of (i) $300 million and (ii) 3 times LTM EBITDA of Newco (giving effect to the consummation of the Transactions) or (b) an amount equal to 50% of such other amount as is mutually agreed by Hippo and Rhino prior to Closing.

“RhinoRx Maximum Working Capital” means 1.25 multiplied by the RhinoRx Target Working Capital.

“RhinoRx Minimum Working Capital” means 0.75 multiplied by the RhinoRx Target Working Capital.

“RhinoRx Target Working Capital” means the excess of (i) Current Assets of the Rhino Institutional Pharmacy Business as of September 30, 2006, as adjusted to reflect audit adjustments arising from the audit of the financial statements of the Rhino Institutional Pharmacy Business included in the Registration Statement as of and for the fiscal year ended December 31, 2006, over (ii) Current Liabilities of the Rhino Institutional Pharmacy Business as of September 30, 2006, as adjusted to reflect audit adjustments arising from the audit of the financial statements of the Rhino Institutional Pharmacy Business included in the Registration Statement as of and for the fiscal year ended December 31, 2006.

“RhinoRx Working Capital” means the excess of the Current Assets of the Rhino Institutional Pharmacy Business over the Current Liabilities of the Rhino Institutional Pharmacy Business, determined as of the last day of the calendar month preceding the month in which the Closing Date occurs.

“RhinoRx Working Capital Shortfall” means the amount of the excess, if any, of the RhinoRx Minimum Working Capital over the RhinoRx Working Capital.

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